     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           EDUCATIONAL MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         8222                        65-0038445
(State or other jurisdiction of  (Primary Standard Industrial (I.R.S. Employer Identification
incorporation or organization)   Classification Code Number)               No.)

                      1327 NORTHMEADOW PARKWAY, SUITE 132
                             ROSWELL, GEORGIA 30076
                                 (770) 475-9930
   (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 GARY D. KERBER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      1327 NORTHMEADOW PARKWAY, SUITE 132
                             ROSWELL, GEORGIA 30076
                                 (770) 475-9930
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

              MORRIS C. BROWN                                FREDERICK W. KANNER
     HONIGMAN MILLER SCHWARTZ AND COHN                         DEWEY BALLANTINE
       222 LAKEVIEW AVENUE, SUITE 800                    1301 AVENUE OF THE AMERICAS
    WEST PALM BEACH, FLORIDA 33401-6112                    NEW YORK, NEW YORK 10019
               (407) 838-4500                                   (212) 259-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                                   PROPOSED MAXIMUM PROPOSED MAXIMUM
     TITLE OF EACH CLASS                               OFFERING       AGGREGATE
     OF SECURITIES TO BE           AMOUNT TO BE       PRICE PER        OFFERING       AMOUNT OF
          REGISTERED               REGISTERED(1)       SHARE(2)        PRICE(2)    REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value......................    3,105,000 Shares       $13.00       $40,365,000      $13,919.06
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

(1) Includes 405,000 shares subject to over-allotment options granted to the Underwriters.
(2) Estimated solely for the purposes of calculating the registration fee.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           EDUCATIONAL MEDICAL, INC.

     Cross-reference sheet furnished pursuant to Item 501(b) of Registration S-K showing location in the Prospectus of information required by Part I of Form S-1.

                     FORM S-1 ITEM                           LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Outside Front Cover Page; Inside Front
                                                     Cover Page; Outside Back Cover Page
  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Outside Front Cover Page; Prospectus
                                                     Summary; Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page; Underwriting
  6.  Dilution...................................  Dilution
  7.  Selling Security Holders...................  Principal and Selling Stockholders
  8.  Plan of Distribution.......................  Outside Front Cover Page; Inside Front
                                                     Cover Page; Underwriting
  9.  Description of Securities to be
        Registered...............................  Dividend Policy; Description of Capital
                                                     Stock; Shares Eligible for Future Sale
 10.  Interests of Named Experts and Counsel.....  Not Applicable
 11.  Information with Respect to the
        Registrant...............................  Prospectus Summary; Risk Factors; Dividend
                                                     Policy; Selected Consolidated Financial
                                                     and Other Operating Data; Management's
                                                     Discussion and Analysis of Financial
                                                     Condition and Results of Operations;
                                                     Business; Financial Aid and Regulation;
                                                     Management; Principal and Selling
                                                     Stockholders; Description of Capital
                                                     Stock; Shares Eligible for Future Sale;
                                                     Underwriting; Index to Consolidated
                                                     Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 8, 1996

PROSPECTUS

                                2,700,000 SHARES

                           EDUCATIONAL MEDICAL, INC.

[EDUCATIONAL MEDICAL, INC. LOGO]

                                  COMMON STOCK
                               ------------------

     Of the 2,700,000 shares of common stock offered hereby (the "Shares"), 2,200,000 Shares are being sold by Educational Medical, Inc. (the "Company") and 500,000 Shares are being sold by certain stockholders of the Company (the "Primary Selling Stockholders"). The Company will not receive any proceeds from the sale of the Shares by the Primary Selling Stockholders. See "Principal and Selling Stockholders."

     Prior to this offering (the "Offering"), there has been no public market for the common stock of the Company (the "Common Stock"). It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Company intends to apply to have the Common Stock of the Company approved for listing on the
Nasdaq National Market System ("NNM") under the symbol "     ."

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH IN "RISK FACTORS," BEGINNING ON PAGE 8.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                                     UNDERWRITING                    PROCEEDS TO
                                     PRICE TO       DISCOUNTS AND    PROCEEDS TO       SELLING
                                      PUBLIC        COMMISSIONS(1)    COMPANY(2)   STOCKHOLDERS(3)
- ---------------------------------------------------------------------------------------------------
Per Share                                $                $               $               $
- ---------------------------------------------------------------------------------------------------
Total                                    $                $               $               $
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

  (1) For information regarding indemnification of the Underwriters, see "Underwriting."

  (2) Before deducting expenses estimated at $600,000, which are payable by the Company.

  (3) Certain stockholders of the Company (the "Over-allotment Selling Stockholders") have granted the Underwriters a 30-day option (the "Over-allotment Option") to purchase up to 405,000 additional shares of Common Stock (the "Over-allotment Shares") solely to cover over-allotments, if any. See "Underwriting." The Company will not receive any proceeds from the sale of the Over-allotment Shares by the Over-allotment Selling Stockholders. The Primary Selling Stockholders and the Over-allotment Selling Stockholders are collectively referred to in this Prospectus as the "Selling Stockholders." If the Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds
     to Company and Proceeds to Selling Stockholders will be $        ,
     $        , $        and $        , respectively.
                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1996 at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                               ------------------
SMITH BARNEY INC.                                          MONTGOMERY SECURITIES

          , 1996

     [A MAP OF THE UNITED STATES SHOWING LOCATIONS OF THE COMPANY'S SCHOOLS
                              TO BE INSERTED HERE]

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NNM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                               ------------------

     The Company intends to furnish its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information set forth under the heading "Risk Factors." Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Over-allotment Option, (ii) gives effect to the automatic conversion of all of the outstanding shares of convertible preferred stock into 1,705,082 shares of Common Stock, (iii) assumes the issuance of 141,667 shares of Common Stock upon exercise of certain outstanding warrants, (iv) assumes the issuance of 1,025,641 shares of Common Stock upon the cashless exercise of outstanding warrants to purchase 1,333,333 shares of Common Stock and (v) gives effect to a 5-for-3 Common Stock split effected June 20, 1996 (the transactions referred to in (ii), (iii) and (iv) above are to occur upon the consummation of the Offering and, along with the stock split referred to in (v) are called the "Offering Transactions").

                                  THE COMPANY

     The Company provides diversified career oriented postsecondary education to more than 4,300 students in 14 schools located in six states. The Company's 14 schools offer diploma and/or associate degree programs designed to provide students with the knowledge and skills necessary to qualify them for entry level employment in the fields of healthcare (offered in twelve schools), business (offered in five schools), fashion and design (offered in two schools), and photography (offered in one school). The Company's curricula include programs leading to employment in nine of the 15 fastest growing occupations (measured by percentage growth from 1994 through 2005) as reported by the U.S. Department of Labor. At March 31, 1996, approximately 70% of the Company's students were enrolled in programs in the healthcare field. As of the same date, approximately 27% of the Company's students were enrolled in associate degree programs and the remainder were enrolled in diploma programs. Due to the diversity of the programs offered by the Company's schools, graduates of the Company's programs are employed by a wide variety of employers, including hospitals, physicians, insurance companies, retailers, corporate graphics departments, photographic studios and other businesses.

     The Company believes the demand for postsecondary career oriented education will increase over the next several years as a result of recognized demographic trends. These trends include (i) a projected 21% growth in the number of new high school graduates from approximately 2.5 million in 1993-94 to approximately
3.0 million in 2005-06, (ii) the increasing enrollment of students over the age of 24 in postsecondary education institutions as they seek to enhance their skills or retrain for new technologies, and (iii) a decline in military service opportunities.

     According to the Department of Education, there were approximately 2,355 accredited, proprietary postsecondary schools that participate in Title IV programs as of June 1996. The ownership of these schools is highly fragmented. Management believes that no organization either holds a significant national market share or owns or operates more than 80 schools.

     The Company's goal is to increase its market share in the expanding market for postsecondary education and improve profitability by (i) acquiring additional schools, (ii) promoting internal growth at the Company's existing and any newly acquired schools, and (iii) enhancing operating efficiencies. The Company has implemented the following strategies to achieve these goals:

  Acquisition Strategy

     The Company has acquired all of its schools. The Company intends to acquire additional schools and integrate them into its existing school system. The Company believes that the fragmentation of the postsecondary education market provides significant opportunities to consolidate existing independently owned schools and reduce individual school overhead through centralizing certain home office functions. In general, the Company's acquisition criteria are: historical profitability; acceptable default rates with respect to federally guaranteed or funded student loans; established and marketable curricula; and locations in high population areas. The Company intends to concentrate its acquisition efforts on schools which satisfy its general acquisition criteria and which offer curricula in the fields of study currently offered at the Company's schools and selected other fields of study. The Company expects to utilize a majority of the proceeds of this Offering in connection with such acquisitions. See "Use of Proceeds."

  Internal Growth Strategy

     The Company intends to increase student enrollment at its existing and any newly acquired schools by continuing to enhance local marketing efforts and increasing the number and variety of program offerings at its schools. The Company also intends to continue to (i) develop new degree and diploma programs,
(ii) replicate existing programs at schools where such programs were not previously offered, and (iii) introduce associate degree granting programs at all of its schools.

  Operating Strategy

     The Company provides each of its schools with certain services which the Company believes can be performed most efficiently and cost effectively by a centralized office. Such services include marketing analysis, accounting, information systems, financial aid and regulatory compliance. The Company intends to continue its strategy of operating with a decentralized management structure in which local school management is empowered to make most of the day-to-day operating decisions at each school and is primarily responsible for the profitability and growth of that school.

                                COMPANY HISTORY

     The Company began business by acquiring seven schools in fiscal 1989 and 1990, all of which offered programs in the healthcare field. In fiscal 1992, the Company continued to grow by acquisition and also implemented a new strategy to diversify outside of the healthcare field by acquiring a fashion and design school. In fiscal 1993 and 1994, the Company acquired seven additional schools which included schools offering programs in the fields of healthcare, business, fashion and design, and photography. As a result of its fiscal 1992, 1993 and 1994 acquisitions (1,646 students were attending such schools at the dates of their respective acquisitions) and increasing enrollment at its existing and newly acquired schools, the number of students attending the Company's schools rose 288% from 1,112 at March 31, 1991 to 4,318 at March 31, 1996. During the same period, the Company's revenue increased 345% from $8.7 million for the year ended March 31, 1991 to $38.7 million for the year ended March 31, 1996.

     The Company is a Delaware corporation incorporated in 1988. The Company operates the majority of its business through eleven subsidiaries. The Company's principal executive offices are located at 1327 Northmeadow Parkway, Suite 132, Roswell, Georgia 30076. Its telephone number is (770) 475-9930.

                                  THE OFFERING

Common Stock offered by the
Company.............................     2,200,000 shares

Common Stock offered by the Primary
Selling Stockholders................       500,000 shares

Common Stock to be outstanding after
the Offering(1).....................     6,720,052 shares

Use of proceeds by the Company......     To repay certain outstanding
                                         indebtedness of the Company, to acquire
                                         additional schools and for working
                                         capital and other general corporate
                                         purposes. See "Use of Proceeds."

Nasdaq National Market symbol.......     "          "
- ---------------

(1) Assumes completion of the Offering Transactions. Excludes at August 1, 1996 up to (i) 961,666 shares reserved for issuance under the Company's 1996 Stock Incentive Plan, of which 361,666 shares are reserved for issuance pursuant to outstanding stock options previously granted to certain executive officers of the Company and others, and 275,000 shares are reserved for issuance pursuant to stock options granted to certain executive officers and other key employees of the Company contingent upon completion of the Offering, (ii) 200,000 shares reserved for issuance under the Company's Non-employee Director Stock Option Plan, of which 100,000 shares are reserved for issuance pursuant to outstanding stock options granted contingent upon completion of the Offering and (iii) 43,334 shares which may be purchased upon the exercise of outstanding warrants to purchase Common Stock. See "Underwriting," "Management -- Stock Option Plan" and "Description of Capital Stock -- Warrants to Purchase Common Stock."

            SUMMARY CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

     The following table sets forth certain consolidated financial and other operating data for the Company. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                      THREE MONTHS ENDED JUNE
                                                              YEAR ENDED MARCH 31,                              30,
                                               ---------------------------------------------------   -------------------------
                                                1992      1993      1994       1995        1996         1995           1996
                                               -------   -------   -------   ---------   ---------   ----------     ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues.................................  $13,256   $19,113   $26,475   $  32,065   $  38,652   $    8,762     $    9,203
Cost of education and facilities.............    4,624     7,596    12,308      15,081      17,639        4,236          4,644
Selling and promotional expenses.............    1,764     2,593     4,059       5,400       5,569        1,352          1,419
Administrative expenses......................    4,489     5,501     8,680      10,030      11,110        2,720          2,658
Amortization of goodwill and intangibles.....      821     1,072     1,235       1,255         883          269            176
                                               -------   -------   -------   ---------   ---------   ----------     ----------
Income from operations before other
  expenses...................................    1,558     2,351       193         299       3,451          185            306
Other expenses(1)............................       --        --     1,126         776       1,929           --             --
                                               -------   -------   -------   ---------   ---------   ----------     ----------
Income (loss) from operations................    1,558     2,351      (933)       (477)      1,522          185            306
Interest expense, net........................      389       574       798         923         811          236            196
                                               -------   -------   -------   ---------   ---------   ----------     ----------
Income (loss) before income taxes and
  extraordinary credit.......................    1,169     1,777    (1,731)     (1,400)        711          (51)           110
Provision (benefit) for income taxes(2)......      519       749      (170)         28         632           11             44
                                               -------   -------   -------   ---------   ---------   ----------     ----------
Income (loss) before extraordinary credit....      650     1,028    (1,561)     (1,428)         79          (62)            66
Extraordinary credit -- utilization of net
  operating loss carryforward(2).............      435        --        --          --          --           --             --
                                               -------   -------   -------   ---------   ---------   ----------     ----------
Net income (loss)............................  $ 1,085   $ 1,028   ($1,561)  ($  1,428)  $      79   $      (62)    $       66
                                               =======   =======   =======   =========   =========   ==========     ==========
Pro forma net income (loss) per share
  (unaudited)(3)(4)..........................                                $    (.31)  $     .02   $     (.01)    $      .01
                                                                             =========   =========   ==========     ==========
Pro forma shares outstanding
  (unaudited)(3).............................                                4,646,524   4,813,904    4,646,524      4,813,904
                                                                             =========   =========   ==========     ==========
OTHER OPERATING DATA(5):
Number of schools at end of period...........        8         9        14          14          14           14             14
Number of students at end of period..........    2,181     2,374     3,480       4,095       4,318        3,673          3,796
Number of new student starts during period...    2,589     3,667     4,668       5,536       5,893        1,171          1,129

                                                                                                      JUNE 30, 1996
                                                                                               ---------------------------
                                                                                                              PRO FORMA
                                                                                               HISTORICAL   AS ADJUSTED(6)
                                                                                               ----------   --------------
                                                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....................................................................   $  2,028       $ 23,127
Total current assets.........................................................................      6,606         27,705
Total assets.................................................................................     17,118         38,140
Long-term debt, including current portion....................................................      6,738          2,318
Total liabilities............................................................................     11,523          7,103
Total stockholders' equity...................................................................      5,595         31,037

See accompanying notes on following page.

- ---------------
(1) Other expenses consist of (i) a charge in fiscal 1994 of $1,126 in connection with the closing of a school purchased in 1989, (ii) charges in fiscal 1995 of $600 for legal costs associated with the defense of the class action lawsuit, and $176 for the impairment of other intangible assets, and (iii) charges in fiscal 1996 of $1,115 for the settlement of the class action lawsuit, $50 for the cost of relocating a school, and $764 for the impairment of goodwill and other intangible assets.
(2) Effective April 1, 1992, the Company adopted the liability method of accounting for income taxes. Previously, the deferred method was used. The effect of this change in accounting principle on the 1993 financial statements was not material.
(3) Computed on the basis described in Note 2 to the Consolidated Financial Statements of the Company. Historical losses per share are not presented here as they are not meaningful due to the conversion of all outstanding shares of convertible preferred stock to Common Stock and the exercise of certain Common Stock purchase warrants, to occur upon consummation of the Offering.
(4) Of the net proceeds from the sale of Common Stock offered by the Company hereby, approximately $4,900 will be used to repay indebtedness. Assuming the issuance and sale of 2.2 million shares of Common Stock by the Company at an initial public offering price of $13.00 per share and assuming that such indebtedness had been repaid rather than outstanding during fiscal year 1996, pro forma supplemental net income per share of Common Stock would have been $0.11 for the year ended March 31, 1996.
(5) 1994 Other Operating Data excludes the Company's school located in Albany, Georgia, which the Company decided to close in fiscal 1994. See Note 1 above.
(6) Pro forma as adjusted to give effect to the Offering Transactions and the sale of 2.2 million shares of Common Stock by the Company pursuant to the Offering and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. In addition to the other information contained in this Prospectus, the following should be considered carefully in evaluating an investment in shares of the Common Stock.

POTENTIAL ADVERSE EFFECTS OF REGULATION

     The Company derives a substantial majority of its revenues from federal financial aid received by the students of its schools under Title IV programs ("Title IV Programs") administered by the United States Department of Education ("Department of Education") under the Higher Education Act of 1965, as amended (the "HEA"). Each of the Company's schools participates in Title IV Programs. For the fiscal year ended March 31, 1996, the Company derived approximately 76% of its cash receipts from Title IV Programs. In order to participate in Title IV Programs, an institution, such as each of the schools owned and operated by the Company, must obtain certification by the Department of Education as an "eligible institution." To obtain such certification, the institution must satisfy certain eligibility, program, and general requirements imposed by the HEA and by regulations thereunder (the "Regulations") promulgated and enforced by the Department of Education. Generally, a school (a main campus and any additional locations for purposes of the Regulations) is considered separately for compliance with the Regulations. Thirteen of the Company's schools are main campuses. One school, located in Vista, California, is an additional location of the San Marcos, California main campus. An institution also must be authorized to offer its programs by the relevant state agency where it is located and it must be accredited by a nationally recognized accrediting agency to obtain and maintain such certification. Each of the Company's schools is licensed and approved in the state where it operates and is accredited by at least one nationally recognized accrediting agency.

     The provisions of the HEA and the Regulations govern many aspects of the operation of the Company and its schools, including, but not limited to (i) the maximum acceptable rate of default by a school's students with respect to federally guaranteed or funded student loans, (ii) the maximum acceptable proportion of school revenues derived from Title IV Programs, (iii) the school's satisfaction of certain financial responsibility standards, (iv) the school's satisfaction of certain administrative capability standards, (v) the ability of a school to add locations and educational programs, and (vi) the ability of the Company to engage in transactions involving a change in ownership resulting in a change in control of the schools or the Company. Generally, each school is considered separately for purposes of determining compliance with the regulatory requirements, although certain financial reporting is done on a consolidated basis. See "Financial Aid and Regulation."

     The failure of any of the Company's schools to comply with the requirements of the HEA or the Regulations, or the requirements of applicable state law or accrediting agencies, could result in the restriction or loss by such school of its ability to participate in Title IV Programs, which could have a material adverse effect on the financial condition and operations of the Company. A more detailed description of the regulatory environment in which the Company operates and the Company's experience with applicable regulations is included below under the caption "Financial Aid and Regulation;" however, the following matters should be particularly noted:

     Financial Responsibility. The HEA and the Regulations prescribe specific standards of financial responsibility which the Department of Education must consider with respect to qualification for participation in the Title IV Programs ("Financial Responsibility Standards"). These standards are generally applied on an individual school basis. However, there can be no assurance that the Department of Education will not attempt to apply such standards on a consolidated basis. If the Department of Education determines that any of the Company's schools fails to satisfy the Financial Responsibility Standards, it may require that such school post an irrevocable letter of credit (a "Financial Responsibility Bond") in favor of the Secretary of Education in an amount equal to not less than one-half of Title IV Program funds received by the school during the last complete award year or, in the Department of Education's discretion, require some other less onerous demonstration of financial responsibility (a "Demonstration of Financial Responsibility"). One-half of Title IV funds received by the Company's individual schools in the most recent award year ranged from

$0.2 million to $3.9 million, and one-half of the total Title IV funds received by all the Company's schools in the most recent award year was $14.1 million. Pursuant to the Regulations, the Company submits annual audited consolidated financial statements and unaudited consolidating financial statements to the Department of Education.

     Among the principal Financial Responsibility Standards which a school must satisfy are: (i) an "acid test" ratio (defined as the ratio of the total of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1-to-1 at the end of the most recent fiscal year, (ii) a positive tangible net worth, as defined by the applicable Regulations, at the end of the most recent fiscal year (the "Tangible Net Worth Standard") and (iii) net operating results for the two most recent fiscal years, excluding extraordinary losses or losses from discontinued operations, which do not show an aggregate net loss in excess of 10% of tangible net worth at the beginning of the two year period. Primarily because a large portion of the Company's assets consists of goodwill and other intangibles related to school acquisitions, the Company has had a negative tangible net worth on a consolidated basis for each of the Company's three most recent fiscal years, although none of the Company's schools had a negative tangible net worth on an individual school basis during that period. For the Company's fiscal year ended March 31, 1996, the Company's consolidated negative tangible net worth was approximately $581,000. The Company has filed audited consolidated financial statements with the Department of Education for each of the last three fiscal years, along with unaudited consolidating statements. Although the Department of Education has not cited any of the Company's schools for violation of the Tangible Net Worth Standard, there can be no assurance that the Department of Education will not attempt to apply the Tangible Net Worth Standard on a consolidated basis. Upon receipt of the proceeds of this Offering, the Company will have a positive tangible net worth on a consolidated basis of approximately $25.1 million. However, no assurance can be given that the Department of Education may not make a request for the Company to post a Financial Responsibility Bond or otherwise make a request for a Demonstration of Financial Responsibility based on the consolidated negative tangible net worth at March 31, 1996, the end of its most recent fiscal year. If such a request were to be made, there is no assurance that the Company could secure the funds to post the Financial Responsibility Bond which the Department of Education may request, or that the Company would be successful in negotiating a more favorable Demonstration of Financial Responsibility. If the Company were unable to post a Financial Responsibility Bond or make a satisfactory Demonstration of Financial Responsibility, it could become ineligible to receive Title IV funding in some or all of its schools. Ineligibility for Title IV funding would have an immediate material adverse effect on the Company's operations.

     The Company's school located in Roanoke, Virginia (which accounted for 2.7% of the Company's total net revenue in fiscal 1996) experienced operating losses in each of the last two fiscal years, which may result in the Department of Education requiring the posting of a Financial Responsibility Bond in the approximate amount of $355,000 or otherwise request a Demonstration of Financial Responsibility with respect to such school.

     Student Loan Defaults. The HEA provides that a school may lose its eligibility to participate in some or all Title IV Programs if defaults on the repayment of federally guaranteed student loans or direct loans exceed certain rates ("Cohort Default Rates"). Cohort Default Rates are calculated for each school for each federal fiscal year by determining the rate at which the school's students entering repayment in that federal fiscal year default on repayment of their loan by the end of the following federal fiscal year. A school that is determined to have had Cohort Default Rates of 25% or greater for the three most recent federal fiscal years for which data is available is subject to immediate loss of eligibility to participate in substantially all Title IV Programs, subject to a limited appeal of the determination. The loss of eligibility lasts for the duration of the federal fiscal year in which the determination of ineligibility is made, plus the two succeeding federal fiscal years. However, an institution remains eligible for Title IV funding while an appeal of such determination is pending.

     The federal fiscal 1991, 1992 and 1993 Cohort Default Rates for all of the students at the Company's schools averaged 19.3%, 21.4%, and 20.0%, respectively, and ranged from highs of 31.2%, 30.9% and 24.0% to lows of 7.8%, 7.3%, and 2.3% for the respective periods. The federal fiscal 1994 Cohort Default Rates for all of the students at the Company's schools, which have been preliminarily announced, averaged 19.7% and ranged from a high of 27.5% to a low of 3.0%. The average Cohort Default Rate for students at all postsecondary proprietary institutions in the United States for federal fiscal 1992 and 1993 were 30.2% and 23.9%, respectively. The average rate for federal fiscal 1994 is not available.

     None of the Company's schools had Cohort Default Rates of 25% or more for each of the three consecutive federal fiscal years ending 1993 (the three most recent years for which final data is available) or those ending with federal fiscal 1994 (based on 1994 preliminary data). Accordingly, the Company believes that none of its schools is currently vulnerable to termination of Title IV eligibility based on three consecutive years of excess Cohort Default Rates. Furthermore, only the Company's school located in Stockton, California had a Cohort Default Rate of 25% or more for federal fiscal 1994 (based on the preliminary data). Although that school had a Cohort Default Rate of 27.5% in federal fiscal 1994, it had a Cohort Default Rate of 19.9% for federal fiscal 1993, and therefore is not vulnerable to termination of Title IV eligibility unless its rates for the next two federal fiscal years are 25% or more. The Company's other schools must have Cohort Default Rates of 25% or greater for a consecutive three year period beginning with federal fiscal 1995 or thereafter in order to become vulnerable to termination of Title IV eligibility.

     The Regulations require that any school which experiences a Cohort Default Rate in excess of 20% must establish a default reduction program meeting the standards set forth in the Regulations. The Company has instituted default reduction programs in each of its schools; however, economic and other factors outside of the Company's control could adversely effect default rates. The loss of Title IV eligibility at one or more of the Company schools could have a material adverse effect on the Company.

     Change in Ownership Resulting in Change in Control. Upon a change in ownership resulting in a change in control of the Company, as defined in the HEA and the Regulations, each of the Company's schools would lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies to regain eligibility. A change of control also could have significant regulatory consequences for the Company at the state level and could affect the accreditation of the Company's schools. If a corporation, such as the Company, is neither publicly traded or closely held, the Regulations provide that a change in ownership resulting in a change of control occurs when a person's legal or beneficial ownership either rises above or falls below 25% of the voting stock of the corporation and that person gains or loses control of the corporation. Based on the advice of counsel, the Company does not believe that any person legally or beneficially owns more than 25% of the voting stock of the Company and controls the Company within the meaning of the applicable Regulations and that as a result, the consummation of this Offering will not constitute a change in ownership resulting in a change in control. The Company is currently seeking confirmation of this understanding from the Department of Education. However, there can be no assurance that the Department of Education will agree with the Company's interpretation of the applicable Regulations. If the Company were to lose its eligibility to participate in Title IV Programs for a significant period of time pending an application to regain eligibility, or if it were determined not to be eligible, its operations would be materially adversely effected.

     The Department of Education's regulations provide that after a Company becomes publicly-traded, a change in control occurs when a report on Form 8-K is required to be filed with the Securities and Exchange Commission disclosing a change in control. Most states and accrediting agencies have similar requirements, but they do not provide a uniform definition of change in control. The possible loss of Title IV eligibility resulting from a change in control may also discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company. See "Risk Factors -- Antitakeover Provisions and Title IV Change in Control Regulations."

PARTICIPATION IN FEDERAL DIRECT LENDING PROGRAM

     All of the Company's schools derive their Title IV funding pursuant to the Federal Direct Student Loan Program ("FDSLP"). Funding for the FDSLP must be appropriated by Congress annually. In fiscal 1996 FDSLP and FFEL loans amounted to approximately $17.7 million and represented approximately 45.7% of the Company's revenues. Most recently the continuation of the FDSLP and the amount of funds appropriated for the award year ending June 30, 1997 were the subject of legislative controversy. Although funding for the program was approved for the award year commencing July 1, 1996, there can be no assurance that funding will continue at current levels, or that the program itself will be continued. If the program were discontinued, or funding reduced so as to reduce the amount of direct lending funds available to the Company's schools, the Company would have to rely on loans provided for pursuant to FFEL. Loans pursuant to FFEL are administered through outside lenders, such as banking institutions and are federally guaranteed. Although the Company believes that it would have no difficulty finding lenders for federally guaranteed student loans to its student under FFEL, there can be no assurance that such loans would be available in amounts sufficient to provide for the Company's schools to operate at current and anticipated levels, or at all.

RELIANCE ON ACQUISITIONS

     The Company has acquired all of its schools. Several of the schools acquired by the Company have experienced losses following their acquisition in connection with their integration into the Company's operations or because of their failure to perform as anticipated by the Company. Additionally, in fiscal 1994, the Company decided to close a school located in Albany, Georgia (which was originally purchased in fiscal 1990) because of continuing operating losses and management's assessment of the future prospects of the relevant market. Such school ceased operations in fiscal 1995. The Company expects that a significant part of its future growth will be based on its ability to identify, acquire and profitably operate additional schools. While the Company is continually searching for acquisition opportunities, there are presently no definitive agreements, arrangements or understandings with respect to any material acquisition and there can be no assurance that the Company will be successful in identifying, acquiring and operating additional schools. When the Company does acquire an existing school, a significant portion of the purchase price for such school is often allocated to goodwill and intangibles because most of these acquisitions do not involve the purchase of significant amounts of tangible property. All of such goodwill and intangibles must be amortized over a relatively short period of time, which amortization reduces the Company's reported earnings. If any potential acquisition opportunities are identified, there can be no assurance that the Company will be able to consummate the acquisition on terms favorable to the Company and successfully integrate any such acquisition into its existing operations and there can be no assurance as to the timing or effect on the business of the Company of any such acquisitions.

     The Company's acquisition of a school constitutes a change in control with respect to such school for purposes of Title IV eligibility, which means that schools must either be acquired subject to recertification by the Department of Education or that the school will lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies to regain eligibility. Prior to recertification by the Department of Education, the Company must also obtain approval of the change in control from applicable states and accrediting agencies. Although the Company has had no difficulty in obtaining such recertification and approval in the past, there can be no assurance that such approvals may not be subject to unexpected delays or difficulties which may materially and adversely effect the Company's operations.

NEED FOR ADDITIONAL FINANCING

     The Company anticipates that it will need additional debt or equity financing, in addition to the proceeds of this Offering, in order to carry out its strategy of growth through acquisitions. As of June 30, 1996, the Company had no commitment for additional debt financing. To the extent that the Company requires additional financing in the future and is unable to obtain such additional financing, it may not be able to implement fully its growth strategy. Although the Company is currently negotiating a line of credit with a financial institution, there can be no assurance that any necessary additional financing, whether debt or equity, will be obtainable on terms favorable to, or affordable by, the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VARIABILITY IN QUARTERLY OPERATING RESULTS

     The Company's quarterly revenues have varied in the past and may vary significantly in the future as a result of a number of factors, including fluctuations in the number of new students enrolling in the Company's programs. New enrollments in the Company's schools tend to be higher in the third and fourth fiscal quarters because the third and fourth quarters cover periods associated with the beginning of school semesters. The

Company expects these seasonal trends will continue. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Variations in Quarterly Results of Operations."

HISTORY OF OPERATING LOSSES

     The Company has experienced net losses in two of the last three fiscal years. In addition, the Company's strategy of growth through acquisition exposes it to potential losses incurred in connection with the integration of newly acquired schools into its systems, the potential need for additional capital or operating expenditures to enhance the operations of such schools or their failure to perform as anticipated. There can be no assurance that the Company will operate profitably or have positive cash flow from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The postsecondary education market is highly fragmented and competitive with no private or public institution having a significant market share. The Company's schools compete for students with not-for-profit public and private colleges and proprietary institutions which offer degree and/or non-degree granting programs. Such proprietary institutions include vocational and technical training schools, continuing education programs and commercial training programs. Public and private colleges may offer programs similar to those offered by the Company's schools at lower tuition costs due in part to government subsidies, foundation grants, tax deductible contributions, or other financial resources not available to proprietary institutions. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends upon the availability and performance of its senior management, particularly Gary D. Kerber, the Company's Chairman and President. Although the Company maintains key man life insurance on Mr. Kerber in the amount of $1,000,000, the loss of Mr. Kerber's services could have a material adverse effect on the Company. See "Management."

CONTROL BY INSIDERS

     Upon completion of the Offering, Sprout Capital V, Sprout Technology Fund, L.P. and DLJ Venture Capital Fund II, L.P. (collectively, the "Sprout Group"), Lawrence, Tyrrell, Ortale & Smith ("LTOS"), and Delaware State Employees' Retirement Fund (the "Delaware Fund"), Declaration of Trust for Defined Benefit Plans of ICI American Holding Inc. (the "ICI Trust") and Declaration of Trust for Defined Benefit Plans of Zeneca Holding Inc. (the "Zeneca Trust") will own, approximately 15.7%, 15.7%, 11.1%, 2.3% and 1.9%, respectively, of the outstanding Common Stock of the Company, assuming the Over-allotment Option is not exercised. Mr. Robert T. Cresci, a director of the Company, is a principal of Pecks Management Partners Ltd. ("Pecks"), an investment management firm which exercises voting and investment control over the shares of Common Stock owned by the Delaware Plan, the ICI Trust and the Zeneca Trust. Mr. W. Patrick Ortale and Mr. Richard E. Kroon, both of whom are directors of the Company, are principals of LTOS and the Sprout Group, respectively. As a practical matter, Messrs. Cresci, Kroon and Ortale, or the respective entities they represent, acting together would be able to elect all of the Company's directors and to control other actions requiring shareholder approval. In addition, pursuant to a Coinvestors Agreement (the "Coinvestors Agreement"), dated July 23, 1991, each of such shareholders and Mr. Gary Kerber, the Chairman of the Company and the holder of approximately 5.2% of the Company's outstanding Common Stock after the Offering (assuming the Over-allotment Option is not exercised), have agreed to vote their shares of Common Stock for the election of one director nominated jointly by the Delaware Plan, the ICI Trust and the Zeneca Trust (collectively, the "Pecks Managed Entities"). See "Certain Transactions" and "Principal and Selling Stockholders."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. The Company intends to apply for quotation and trading of its Common Stock on the NNM. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting." There can be no assurance that the market price of the Common Stock prevailing at any time after the Offering will equal or exceed the initial public offering price. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations, which could adversely affect the market price of the Common Stock without regard to the financial performance of the Company. The market price of the Common Stock may fluctuate substantially in response to variations in the Company's results of operations, announcements by the Company or other developments affecting the Company, as well as by general economic and other external factors.

DILUTION

     Based upon an assumed initial public offering price of $13.00 per Share, purchasers of Shares in the Offering will experience an immediate dilution of $9.26 in pro forma net tangible book value per Share. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     After the Offering 6,720,052 shares of Common Stock will be outstanding. The Company has reserved an additional (i) 961,666 shares of Common Stock for issuance pursuant to the 1996 Stock Incentive Plan, which shares will be registered under the Securities Act of 1933, as amended (the "Securities Act"),
(ii) 200,000 shares of Common Stock for issuance pursuant to the Company's Non-employee Director Stock Option Plan, which shares will be registered under the Securities Act, and (iii) 43,334 shares of Common Stock which may be purchased upon exercise of outstanding warrants to purchase Common Stock. Any shares issued pursuant to the 1996 Stock Incentive Plan or the Non-employee Director Stock Option Plan will be freely transferable upon issuance without registration under the Securities Act, subject to volume limitations contained in Rule 144 ("Rule 144") under the Securities Act applicable to affiliates, as that term is defined in the Securities Act. Of the 6,720,052 outstanding shares, the 2,700,000 shares sold in the Offering (3,105,000 shares if the Over-allotment Option is exercised in full) will be freely transferable by persons other than affiliates of the Company without registration under the Securities Act. The remaining 4,020,052 shares of Common Stock which will be beneficially owned by the existing stockholders of the Company upon the completion of the Offering will be "restricted securities," as defined in Rule 144, and may be resold thereafter in compliance with Rule 144. No prediction can be made as to the effect that resale of shares of Common Stock, or the availability of shares of Common Stock for resale, will have on the market price of the Common Stock prevailing from time to time. The resale of substantial amounts of Common Stock, or the perception that such resales may occur, could adversely affect prevailing market prices of the Common Stock. The Company has agreed not to issue, and certain current shareholders of the Company holding substantially all of the existing shares of Common Stock have agreed not to sell, any shares of Common Stock or other equity securities of the Company for 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. See "Underwriting."

ANTITAKEOVER PROVISIONS AND TITLE IV CHANGE IN CONTROL REGULATIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "Blank Check" preferred stock and establishing advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, which transactions might be viewed favorably by minority stockholders. See "Description of Capital Stock -- Delaware Law and Certain Charter and Bylaw Provisions." Provisions in the applicable Regulations pursuant to which the Company would lose its Title IV eligibility in the event of a change in control could have a similar discouraging effect. See "Risk Factors -- Potential Adverse Effects of Regulation."

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering (after deduction of estimated underwriting discounts and commissions and Offering expenses) are estimated to be approximately $26.0 million, assuming an initial public offering price of $13.00 per Share. The Company will not receive any proceeds from the sale of Common Stock by the Primary Selling Stockholders or the Over-allotment Selling Stockholders. The Company expects to use (i) approximately $2.2 million of the net proceeds of the Offering to repay senior subordinated indebtedness with a carrying value of approximately $1.9 million, bearing interest at 14% per annum and maturing in March 2000, and (ii) approximately $2.7 million of the net proceeds of the Offering to repay senior subordinated indebtedness with a carrying value of approximately $2.5 million, bearing interest at 13% per annum and maturing in July 2000 or earlier if the 14% senior subordinated indebtedness is repaid prior to March 2000. The Company intends to use the remainder of the net proceeds of the Offering for general corporate purposes, including the expansion of its operations through the acquisition of additional schools and adding academic programs at existing Company schools. The Company continually investigates opportunities to acquire new schools and related businesses and the Company has entered into a non-binding letter of intent with a possible acquisition candidate. No assurance can be given that the Company will enter into a definitive agreement for such acquisition or that such acquisition will be completed. Pending use for the purposes described above, the Company will invest net proceeds from the Offering in short-term, interest bearing investment-grade securities.

                                DIVIDEND POLICY

     Following the Offering, the Company anticipates that it will not pay dividends on the Common Stock for the foreseeable future and that it will retain its earnings to finance future growth. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors and compliance with applicable law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on the Company's financial condition and other factors the Company's Board of Directors may in the future consider to be relevant. Prior to 1991, the Company's convertible preferred stock had a cumulative dividend feature of 8% per annum. This feature was eliminated in 1991 and the dividends due of $1,232,498 were paid by the issuance of 410,833 shares of Common Stock. Since then, no dividends have been declared or paid on the convertible preferred stock, which shares are being converted into 1,705,082 shares of Common Stock in connection with the consummation of the Offering. No dividends have been declared or paid on the Common Stock since the Company's inception.

                                    DILUTION

     At June 30, 1996, the pro forma net tangible book value (deficit) of the Company (assuming the consummation of the Offering Transactions and before the Offering) was approximately ($339,000), or ($.08) per share of Common Stock. The pro forma net tangible book (deficit) per share of Common Stock is defined as the Company's total assets excluding goodwill and other intangibles, less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the issuance by the Company of the 2,200,000 Shares offered hereby (at an assumed initial public offering price of $13.00 per Share, and after deducting estimated underwriting discounts and commissions and offering expenses), the pro forma as adjusted net tangible book value of the Company as of June 30, 1996 would have been approximately $25.1 million or $3.74 per share of Common Stock. This represents an immediate dilution of $9.26 per share of Common Stock to new investors purchasing Shares in the Offering at the assumed initial public offering price. The following table illustrates this per share dilution:

    Assumed initial public offering price per share..............................   $13.00
      Pro forma net tangible book value (deficit) per share after consummation
         of the Offering Transactions and before the Offering............  $ (.08)
      Increase attributable to the Offering..............................    3.82
                                                                           ------
    Pro forma as adjusted net tangible book value per share after consummation
      of the Offering Transactions and the Offering..............................     3.74
                                                                                    ------
    Dilution per share to new investors..........................................   $ 9.26
                                                                                    ======

     The following table sets forth with respect to existing stockholders and new investors in this Offering, a comparison of the number of shares of Common Stock acquired from the Company, the percentage of ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per share. It assumes that the Offering Transactions have been completed and the Over-allotment Option has not been exercised.

                                                              TOTAL CASH CONSIDERATION
                                      SHARES PURCHASED                  PAID
                                    ---------------------     -------------------------     AVERAGE PRICE
                                     NUMBER       PERCENT       AMOUNT          PERCENT       PER SHARE
                                    ---------     -------     -----------       -------     -------------
Existing stockholders(1)........    4,520,052       67.3%     $ 8,143,193         22.2%        $  1.80
New investors purchasing shares
  from the Company..............    2,200,000       32.7       28,600,000         77.8         $ 13.00
                                    ---------      -----      -----------        -----
          Total.................    6,720,052      100.0%     $36,743,193        100.0%
                                    =========      =====      ===========        =====

- ---------------

(1) Shares are net of 29,165 shares of Common Stock held by the Company as treasury stock and consideration is net of $35,000 related cost.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1996 (i) the historical capitalization of the Company, (ii) pro forma capitalization of the Company, giving effect to the Offering Transactions and (iii) such pro forma capitalization, as adjusted to give effect to the sale of the Common Stock offered hereby and the application of net proceeds therefrom as described under "Use of Proceeds."

                                                                            JUNE 30, 1996
                                                                 ------------------------------------
                                                                                           PRO FORMA
                                                                 HISTORICAL   PRO FORMA   AS ADJUSTED
                                                                 ----------   ---------   -----------
                                                                        (DOLLARS IN THOUSANDS)
Cash and cash equivalents......................................   $  2,028     $ 2,029      $23,127
                                                                   =======     =======      =======
Long-term debt.................................................   $  6,738     $ 6,738      $ 2,318
Stockholders' equity
  Preferred stock, $.01 par value -- authorized 5,000,000
     shares (pro forma and pro forma as adjusted); none issued
     and outstanding...........................................         --          --           --
  Convertible preferred stock, $.01 par value -- authorized
     1,100,000 shares (historical); none (pro forma and pro
     forma as adjusted), 1,023,049 shares issued and
     outstanding (historical), none pro forma and pro forma as
     adjusted..................................................         10          --           --
  Additional paid-in capital on convertible preferred stock....      6,732          --           --
  Common stock, $.01 par value -- authorized 5,833,333
     (historical), 15,000,000 shares (pro forma and pro forma
     as adjusted); 1,676,827 shares issued and outstanding
     (historical); 4,549,217 shares pro forma and 6,749,217
     shares pro forma as adjusted..............................         17          45           67
  Additional paid-in capital on common stock...................         --       9,655       35,631
  Common stock purchase warrants...............................      2,940          --           --
  Accumulated deficit..........................................     (4,069)     (4,069)      (4,626)
  Less treasury stock, at cost (29,165 shares of Common
     Stock)....................................................        (35)        (35)         (35)
                                                                   -------     -------      -------
Total stockholders' equity.....................................      5,595       5,596       31,037
                                                                   -------     -------      -------
     Total capitalization......................................   $ 12,333     $12,334      $33,355
                                                                   =======     =======      =======

            SELECTED CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

     The following selected consolidated and other operating data of the Company are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial data included elsewhere in this Prospectus. The financial data set forth below for each of the three years in the period ended March 31, 1996 and as of March 31, 1996 and 1995, have been derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus. The financial data for each of the two years in the period ended March 31, 1993 and as of March 31, 1994, 1993, and 1992 have been derived from audited consolidated financial statements of the Company not included in this Prospectus. The information at June 30, 1996 and June 30, 1995 and for the three month periods then ended is unaudited, but in the opinion of the Company reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. These historical results are not necessarily indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                   THREE MONTHS ENDED
                                           YEAR ENDED MARCH 31,                         JUNE 30,
                            ---------------------------------------------------   ---------------------
                             1992      1993      1994       1995        1996        1995        1996
                            -------   -------   -------   ---------   ---------   ---------   ---------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Net revenues..............  $13,256   $19,113   $26,475   $  32,065   $  38,652   $   8,762   $   9,203
Cost of education and
  facilities..............    4,624     7,596    12,308      15,081      17,639       4,236       4,644
Selling and promotional
  expenses................    1,764     2,593     4,059       5,400       5,569       1,352       1,419
Administrative expenses...    4,489     5,501     8,680      10,030      11,110       2,720       2,658
Amortization of goodwill
  and intangibles.........      821     1,072     1,235       1,255         883         269         176
                            -------   -------   -------   ---------   ---------   ---------   ---------
Income from operations
  before other expenses...    1,558     2,351       193         299       3,451         185         306
Other expenses(1):
  Legal defense and
     settlement costs.....       --        --        --         600       1,115          --          --
  Loss on closure or
     relocation of
     school...............       --        --     1,126          --          50          --          --
  Impairment of goodwill
     and intangibles......       --        --        --         176         764          --          --
                            -------   -------   -------   ---------   ---------   ---------   ---------
          Total other
            expenses......       --        --     1,126         776       1,929          --          --
                            -------   -------   -------   ---------   ---------   ---------   ---------
Income (loss) from
  operations..............    1,558     2,351      (933)       (477)      1,522         185         306
Interest expense, net.....      389       574       798         923         811         236         196
                            -------   -------   -------   ---------   ---------   ---------   ---------
Income (loss) before
  income taxes and
  extraordinary credit....    1,169     1,777    (1,731)     (1,400)        711         (51)        110
Provision (benefit) for
  income taxes (2)........      519       749      (170)         28         632          11          44
                            -------   -------   -------   ---------   ---------   ---------   ---------
Income (loss) before
  extraordinary credit....      650     1,028    (1,561)     (1,428)         79         (62)         66
Extraordinary credit --
  utilization of net
  operating loss
  carryforward(2).........      435        --        --          --          --          --          --
                            -------   -------   -------   ---------   ---------   ---------   ---------
Net income (loss).........  $ 1,085   $ 1,028   $(1,561)  $  (1,428)  $      79   $     (62)  $      66
                            =======   =======   =======   =========   =========   =========   =========

                                                                                   THREE MONTHS ENDED
                                           YEAR ENDED MARCH 31,                         JUNE 30,
                            ---------------------------------------------------   ---------------------
                             1992      1993      1994       1995        1996        1995        1996
                            -------   -------   -------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS
  DATA (CONTINUED):
Pro forma net income
  (loss) per share
  (unaudited)(3)(4).......                                $    (.31)  $     .02   $    (.01)  $     .01
                                                          =========   =========   =========   =========
Pro forma shares
  outstanding
  (unaudited)(3)..........                                4,646,524   4,813,904   4,646,524   4,813,904
                                                          =========   =========   =========   =========
OTHER OPERATING DATA(5):
Number of schools at end
  of period...............        8         9        14          14          14          14          14
Number of students at end
  of period...............    2,181     2,374     3,480       4,095       4,318       3,673       3,796
Number of new student
  starts during period....    2,589     3,667     4,668       5,536       5,893       1,171       1,129

                                                 MARCH 31,                              JUNE 30,
                            ---------------------------------------------------   ---------------------
                             1992      1993      1994       1995        1996        1995        1996
                            -------   -------   -------   ---------   ---------   ---------   ---------
                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
  equivalents.............  $ 4,850   $ 6,533   $ 2,745   $   2,480   $   3,033   $   1,603   $   2,028
Total current assets......    6,521     8,784     6,394       7,151       7,636       5,448       6,606
Total assets..............   13,151    16,300    18,441      19,253      18,360      17,219      17,118
Long-term debt, including
  current portion.........    3,447     4,609     7,302       8,525       7,140       7,550       6,738
Total liabilities.........    6,128     8,228    11,931      13,803      12,831      11,831      11,523
Total stockholders'
  equity..................    7,023     8,072     6,510       5,450       5,529       5,388       5,595

- ---------------

(1) Other expenses consist of (i) a charge in fiscal 1994 of $1,126 in connection with the closing of a school purchased in 1989, (ii) charges in fiscal 1995 of $600 for legal costs associated with the defense of the class action lawsuit, and $176 for the impairment of other intangible assets, and (iii) charges in fiscal 1996 of $1,115 for the settlement of the class action lawsuit, $50 for the cost of relocating a school, and $764 for the impairment of goodwill and other intangible assets.
(2) Effective April 1, 1992, the Company adopted the liability method of accounting for income taxes. Previously, the deferred method was used. The effect of this change in accounting principle on the 1993 financial statements was not material.
(3) Computed on the basis described in Note 2 to the Consolidated Financial Statements of the Company. Historical losses per share are not presented here as they are not meaningful due to the conversion of all outstanding shares of convertible preferred stock to Common Stock and the exercise of certain Common Stock purchase warrants, to occur upon consummation of the Offering.
(4) Of the net proceeds from the sale of Common Stock offered by the Company hereby, approximately $4,900 will be used to repay indebtedness. Assuming the issuance and sale of 2.2 million shares of Common Stock by the Company at an initial public offering price of $13.00 per share and assuming that such indebtedness had been repaid rather than outstanding during fiscal year 1996, pro forma supplemental net income per share of Common Stock would have been $0.11 for the year ended March 31, 1996.
(5) 1994 Other Operating Data excludes the Company's school located in Albany, Georgia, which the Company decided to close in fiscal 1994. See Note 1 above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     The following discussion of the Company's results of operations and financial condition should be read in conjunction with "Selected Consolidated Financial and Other Operating Data" and the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus.

GENERAL

     The Company owns and operates 14 schools in six states which together provide diversified career oriented postsecondary education to over 4,300 students. The Company derives its revenue almost entirely from tuition, fees and charges paid by, or on behalf of, its students. Most students at the Company's schools rely on funds received under various government-sponsored student financial aid programs, especially Title IV Programs, to pay a substantial portion of their tuition and other education-related expenses. During fiscal 1996, approximately 75.9% of the Company's cash receipts were indirectly derived from Title IV Programs. Cash receipts represented approximately 96.5% of the Company's net revenue in fiscal 1996. See "Financial Aid and Regulation."

     The Company's revenue varies based on the aggregate student population, which is influenced by the number of students attending the Company's schools at the beginning of a fiscal period, by the number of new students entering the Company's schools during such period, and by student retention rates. New students enter the Company's schools' degree granting programs four times a year and diploma courses every four-to-six weeks. The Company believes that the size of its student population is affected to some extent by general economic conditions, and that, in the absence of countervailing factors, student enrollments and retention rates would tend to increase as opportunities for immediate employment for high school graduates decline and decrease as such opportunities increase. The purchase of new Company schools and the introduction of additional program offerings at existing Company schools have been significant factors in increasing the aggregate student population in recent years.

     In fiscal 1996, the Company derived approximately 87.7% of its net revenue from tuition. The Company earns tuition revenue on a monthly basis, pro rata over the length of the relevant program. Under federal and state regulations and accrediting commission standards, the Company generally is required to refund a portion of the tuition payments received from a student who withdraws from a Company school. The amount of tuition, if any, that may be retained by the Company after payment of any potential refund is immediately recognized in the Company's statement of operations. Other educational revenue is comprised of fees and textbook sales.

     The Company incurs expenses throughout a fiscal period in connection with the operation of its schools. The cost of education and facilities includes faculty salaries and benefits, cost of books sold, occupancy costs, depreciation and amortization of equipment costs and leasehold improvements, and certain other educational and facility costs incurred by the Company's schools.

     Selling and promotional expenses include admission representatives' salaries and benefits, direct and indirect marketing expenses and advertising expenses.

     Administrative expenses include schools', regional offices' and home office's salaries and benefits, an allowance for doubtful accounts, and other direct and indirect costs of the schools, regional offices, and home office.

     Since its inception, the Company has pursued a strategy of growth through acquisition. All of the Company's schools have been acquired. The Company records as goodwill and intangibles the difference between the purchase price of a school and its tangible net assets. Since inception, the Company has allocated approximately $15.1 million of its purchase prices of acquired schools to goodwill and intangibles. Goodwill is amortized over 15 years. Other intangibles are amortized over two to 15 years. The Company also frequently enters into non-competition agreements with the owners or employees of the schools it acquires and generally records the cost of such non-competition agreements as intangible assets which are amortized over their respective lives which range from two to ten years. Effective July 1993, such amortization is tax deductible; however, amortization related to acquisitions consummated prior to that date is only partially tax deductible on a current basis.

VARIATIONS IN QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly financial data for each of the eight fiscal quarters in the two years ended March 31, 1996 and the first quarter of the fiscal year ending March 31, 1997 and such data expressed as a percentage of the Company's totals with respect to such information for the applicable fiscal year. The Company believes that this information includes all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such quarterly information when read in conjunction with the consolidated financial statements included elsewhere herein. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                                                         FISCAL YEAR
                                                                                                         ENDED MARCH
                          FISCAL YEAR ENDED MARCH 31, 1995        FISCAL YEAR ENDED MARCH 31, 1996         31, 1997
                        -------------------------------------   -------------------------------------   --------------
                        1ST QTR   2ND QTR   3RD QTR   4TH QTR   1ST QTR   2ND QTR   3RD QTR   4TH QTR      1ST QTR
                        -------   -------   -------   -------   -------   -------   -------   -------   --------------
                                                            (DOLLARS IN THOUSANDS)
Net revenue:
  Amount..............  $ 6,927   $ 7,434   $ 8,397   $ 9,307   $ 8,762   $ 9,167   $10,164   $10,559       $9,203
  Percentage of fiscal
    year total........    21.6%     23.2%     26.2%     29.0%     22.7%     23.7%     26.3%     27.3%           --
Income (loss) from
  operations before
  other expenses:
  Amount..............  $ (271)   $ (142)   $ (152)   $   864   $   198   $   704   $ 1,238   $ 1,311       $  306
  Percentage of fiscal
    year total........  (90.6)%   (47.5)%   (50.8)%    288.9%      5.7%     20.4%     35.9%     38.0%           --

     The Company's quarterly revenues have fluctuated in the past and may fluctuate significantly in the future as a result of a number of factors, principally due to the number and timing of new students enrolling in the Company's programs. New enrollments in the Company's schools tend to be higher in the third and fourth fiscal quarters because the third and fourth quarters cover periods traditionally associated with the beginning of school semesters. The Company believes it is less affected by this seasonal pattern than many other educational institutions because it permits students to enroll in and begin programs in any month of the year at most of its schools. In addition, the impact of seasonality in new enrollments on results of operations has been moderated to some extent by growth in the number of students attending programs and the varying lengths of those programs. In addition, other factors affecting quarterly revenue include student withdrawals, the termination of programs, the introduction of new programs, the upgrading or lengthening of programs, changes in tuition rates (including changes in response to pricing actions by competitors), changes in government-supported financial aid programs, modification of applicable government regulations or interpretations, regulatory audits or other actions by regulatory authorities. Because certain of the Company's expenses do not vary with student enrollment, quarterly variations in net revenue are amplified at the income (loss) from operations level.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain statement of operations data to net revenue for the periods indicated.

                                                                                        THREE MONTHS
                                                             YEAR ENDED MARCH 31,      ENDED JUNE 30,
                                                            -----------------------    --------------
                                                            1994     1995     1996     1995     1996
                                                            -----    -----    -----    -----    -----
Net revenue..............................................   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of education and facilities.........................    46.5     47.0     45.6     48.4     50.5
Selling and promotional expenses.........................    15.3     16.8     14.4     15.4     15.4
Administrative expenses..................................    32.8     31.3     28.8     31.0     28.9
Amortization of goodwill and intangibles.................     4.7      3.9      2.3      3.1      1.9
                                                            -----    -----    -----    -----    -----
  Income before other expenses...........................      .7      1.0      8.9      2.1      3.3
Other expenses...........................................     4.3      2.5      5.0       --       --
                                                            -----    -----    -----    -----    -----
  Income (loss) from operations..........................    (3.6)    (1.5)     3.9      2.1      3.3
Interest expense, net....................................     3.0      2.9      2.1      2.7      2.1
                                                            -----    -----    -----    -----    -----
  Income (loss) before income taxes......................    (6.6)    (4.4)     1.8      (.6)     1.2
Provision (benefit) for income taxes.....................     (.6)      .1      1.6       .1       .5
                                                            -----    -----    -----    -----    -----
  Net income (loss)......................................    (6.0)%   (4.5)%     .2%     (.7)%     .7%
                                                            =====    =====    =====    =====    =====

Three Months Ended June 30, 1996 Compared With Three Months Ended June 30, 1995

     Net Revenue. Net revenue increased by $441, or 5.0%, to $9,203 for the three months ended June 30, 1996 from $8,762 for the three months ended June 30, 1995. Factors contributing to revenue growth included an increase in the number of students attending the Company's schools and an approximate 4.0% increase in tuition rates. The number of students attending the Company's schools at the beginning of fiscal 1997 increased 5.4% from the beginning of fiscal 1996. The number of new student starts at the Company's schools during the three months ended June 30, 1996 decreased to 1,129 from 1,171 for the corresponding three months of the prior year, a 3.6% decrease. This decrease in new student starts is due to the reduction in starts in the Company's medical assistant and medical administration programs in the three San Diego area schools from 417 to 265 for the three months ended June 30, 1996. In addition, the Company recently determined to relocate its Staunton, Virginia school and has discontinued new student starts at this location. As a result, there were no new student starts at Staunton for the three month period ended June 30, 1996 compared to 32 in the corresponding prior period. These reductions were offset by an increasing number of new student starts in other schools and the introduction of two new programs, Patient Care Services and Occupational Therapy Assistant, which accounted for 52 new starts for the three months ended June 30, 1996. These new programs were developed during the 1996 fiscal year in response to a shift in employer requirements for medical assistants. Student retention rates did not change materially compared to retention rates experienced by the Company during the corresponding three months of the prior year.

     Cost of Education and Facilities. Cost of education and facilities increased by $408, or 9.6%, to $4,644 for the three months ended June 30, 1996 from $4,236 for the three months ended June 30, 1995 principally as a result of increased student count at the Company's schools, the introduction of new programs, and facility expansions. The cost of education and facilities as a percentage of net revenue was 50.5% in 1996 compared with 48.4% in 1995, principally as a result of costs associated with the addition of the new programs in 1996 at the Company's San Diego, California location.

     Selling and Promotional. Selling and promotional expenses increased by $67, or 5.0%, to $1,419 for the three months ended June 30, 1996 from $1,352 for the three months ended June 30, 1995. Selling and promotional expenses as a percentage of net revenue was 15.4% in 1996 compared with 15.4% in 1995.

     Administrative. Administrative expenses decreased by $62, or 2.3%, to $2,658 for the three months ended June 30, 1996 from $2,720 for the three months ended June 30, 1995 principally as a result of improved collections which reduced the Company's bad debt expense. Administrative expense as a percentage of net revenue declined to 28.9% in 1996 compared with 31.0% in 1995 as a result of the reduction in bad debt expense.

     Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles declined $93, or 34.6%, to $176 for the three months ended June 30, 1996 from $269 for the three months ended June 30, 1995. The decline was a result of fully amortizing certain intangible assets acquired in connection with the purchase of schools in fiscal 1992 and prior.

     Interest Expense, Net. Net interest expense decreased $40, or 16.9%, to $196 for the three months ended June 30, 1996 from $236 for the three months ended June 30, 1995 principally as a result of lower debt levels during the three months ended June 30, 1996.

     Income Taxes. Income taxes increased by $33 to $44 for the three months ended June 30, 1996 from $11 for the three months ended June 30, 1995 due to the increase in income before income taxes of $161. The effective tax rate for the three months ended June 30, 1996 was 40.0%.

     Net Income. Net income increased to $66 for the three months ended June 30, 1996 from a loss of $62 for the three months ended June 30, 1995 principally as a result of increased net revenues and reduced expenses as a percentage of revenue.

Year Ended March 31, 1996 Compared With Year Ended March 31, 1995

     Net Revenue. Net revenue increased by $6,587, or 20.5%, to $38,652 for the year ended March 31, 1996 from $32,065 for the year ended March 31, 1995. Factors contributing to revenue growth included an increase in the number of students attending the Company's schools and an approximate 5% increase in tuition rates during fiscal 1996. The number of students attending the Company's schools increased 17.7% from the beginning of fiscal 1995 to the beginning of fiscal 1996. The number of new student starts at the Company's schools during the year increased to 5,893 in fiscal 1996 from 5,536 in fiscal 1995, a 6.4% increase. The seven new schools acquired in fiscal 1994 accounted for 2,032 new student starts in fiscal 1996 compared with 1,798 in fiscal 1995 representing a 13.0% increase. Student retention rates did not change materially compared to retention rates experienced by the Company during fiscal 1995.

     Cost of Education and Facilities. Cost of education and facilities increased by $2,558, or 17.0%, to $17,639 in fiscal 1996 from $15,081 in fiscal 1995 principally as a result of increased student count at the Company's schools. The cost of education and facilities as a percentage of net revenue was 45.6% in fiscal 1996 compared with 47.0% in fiscal 1995, reflecting the Company's ability to serve a greater student population without a corresponding proportional increase in faculty and facilities costs.

     Selling and Promotional. Selling and promotional expenses increased by $169, or 3.1%, to $5,569 in fiscal 1996 from $5,400 in fiscal 1995. Selling and promotional expense as a percentage of net revenue was 14.4% in fiscal 1996 compared with 16.8% in fiscal 1995, due to an increased percentage of new student starts resulting from student referrals.

     Administrative. Administrative expenses increased by $1,080, or 10.8%, to $11,110 in fiscal 1996 from $10,030 in fiscal 1995 principally as a result of an increase in the number of administrative personnel at the schools. Such increase in personnel was necessary to service the increased student population. Administrative expense as a percentage of net revenue declined to 28.8% in fiscal 1996 compared with 31.3% in fiscal 1995 resulting from the Company's ability to leverage fixed costs at the home office, regional and school level.

     Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles declined $372, or 29.6%, to $883 in fiscal 1996 from $1,255 in fiscal 1995. The decline was a result of fully amortizing certain intangible assets acquired in connection with the purchase of schools in fiscal 1992 and prior.

     Other Expenses. Other expenses in fiscal 1996 consisted of a charge of $1,115 for the settlement of a class action lawsuit and a $50 charge related to the relocation of one of the Company's schools, and $764 for the impairment of goodwill and intangibles due to operating losses at the Company's Roanoke, Virginia school. See "Business -- Litigation."

     Interest Expense, Net. Net interest expense decreased $112, or 12.1%, to $811 in fiscal 1996 from $923 in fiscal 1995 principally as a result of lower debt levels during fiscal 1996.

     Income Taxes. Income taxes increased by $604 to $632 in fiscal 1996 from $28 in fiscal 1995 due principally to not recognizing a tax benefit for the impairment of goodwill and intangibles and a portion of the legal settlement. As a result, the effective tax rate in fiscal 1996 was substantially higher than in fiscal 1995.

     Net Income. Net income increased to $79 in fiscal 1996 from a loss of $1,428 in fiscal 1995 principally as a result of increased net revenues and reduced expenses as a percentage of revenue.

Year Ended March 31, 1995 Compared With Year Ended March 31, 1994

     During the period from March 1993 to August 1994, the Company acquired seven schools (the "Acquired Schools") whose results are included in the Company's financial statements from the dates of acquisition. As a result, net revenue and expenses for the fiscal year ended March 31, 1995 compared with the fiscal year ended March 31, 1994 are significantly impacted by the Acquired Schools' results which do not reflect a full year's results in fiscal 1994.

     Net Revenue. Net revenue increased by $5,590, or 21.1%, to $32,065 for the year ended March 31, 1995 from $26,475 for the year ended March 31, 1994. Factors contributing to revenue growth included the impact of the Acquired Schools, an increase in the number of students at existing Company schools and an approximate 5% increase in tuition rates. The Acquired Schools' revenue was $10,630 in fiscal 1995 compared to a partial year amount of $7,189 in fiscal 1994. The existing seven schools showed revenue growth of 11.1% to $21,435 in fiscal 1995 compared to $19,286 in fiscal 1994. Student population at the seven existing schools grew 15.7% to 2,649 at March 31, 1995 from 2,289 at March 31, 1994 as a result of an 8.6% increase in new student starts (which included the transfer of 127 students to the Company's San Diego school from a competing school that ceased operations) and a 19.2% improvement in student retention. Retention improved as a result of a company-wide initiative to improve student retention rates.

     Cost of Education and Facilities. Cost of education and facilities increased by $2,773, or 22.5%, to $15,081 in fiscal 1995 from $12,308 in fiscal 1994 principally as a result of the acquisition of the Acquired Schools whose education and facility costs totaled $5,920 compared to $4,134 for fiscal 1994, a 43.2% increase. The remainder of the cost increase occurred as a result of increased student count and facility expansions at the existing schools. These costs as a percentage of net revenue increased from 46.5% in fiscal 1994 to 47.0% in fiscal 1995.

     Selling and Promotional. Selling and promotional expenses increased by $1,341, or 33.0%, to $5,400 in fiscal 1995 from $4,059 in fiscal 1994 principally due to the Acquired Schools. The Acquired Schools' selling and promotional expenses increased by $1,000 to $2,364 in fiscal 1995 compared to $1,364 in fiscal 1994. Selling and promotional expenses increased as a percentage of net revenue from 15.3% in fiscal 1994 to 16.8% in fiscal 1995 due to the addition of directors of admissions to seven schools which previously did not have such a position and an increase in advertising expenditures at the Acquired Schools as a strategy to increase their enrollments.

     Administrative. Administrative expenses increased by $1,350, or $15.6%, to $10,030 in fiscal 1995 from $8,680 in fiscal 1994 principally as a result of the acquisition of the Acquired Schools whose school administration expenses increased by $641, or 34.0%, to $2,524 in fiscal 1995 compared to $1,883 in fiscal 1994. Home office and regional costs increased $390 to $3,298 in fiscal 1995 from $2,908 in fiscal 1994 as a result of establishing internal MIS and accreditation departments and expansion of the Company's regional management structure. Administrative expenses as a percentage of net revenue declined from 32.8% in fiscal 1994 to 31.3% in fiscal 1995 as the Company recognized certain economies of scale.

     Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles increased as a result of a full year's amortization of goodwill and intangible costs for the Acquired Schools compared to a partial year in fiscal 1994.

     Other Expenses. Other expenses in fiscal 1995 consisted of a $600 charge for legal costs associated with the defense of the class action lawsuit and $176 for the write down of intangibles due to changes in governmental regulations related to student refunds. Other expenses in fiscal 1994 consisted of a $1,126 charge for closing costs and writing off goodwill and intangibles of the Company's Albany, Georgia school which was closed due to operating losses and management's assessment of the future prospects in the Albany, Georgia market.

     Interest Expense, Net. Net interest expense increased by $125 to $923 in fiscal 1995 from $798 in fiscal 1994 as a result of the full year effect of the increase in debt incurred to purchase the Acquired Schools, and reduced interest income as a result of less cash on hand.

     Income Taxes. Income taxes increased by $198 to $28 in fiscal 1995 from a benefit of $170 in fiscal 1994 due to the carryback of net operating losses incurred in fiscal 1994; net operating losses in fiscal 1995 created carryforwards.

     Net Loss. Net loss decreased from $1,561 to $1,428, a $133 decrease, as a result of an improvement in existing schools' operations of $502, and a reduction in other expenses of $350, offset by an increase in home office and regional costs of $390, an increase in amortization of goodwill and intangibles of $20, and an increase in interest expense of $125.

LIQUIDITY AND CAPITAL RESOURCES

     During the last three fiscal years, the Company financed its operating activities and capital requirements, including debt repayments, principally from cash provided by operating activities and by a $2.2 million subordinated debt borrowing in March, 1995. Cash provided by (used in) operating activities for the quarters ended June 30, 1995 and 1996 was $287 and $(358), respectively, and for fiscal 1995 and fiscal 1996 was $511 and $3,281, respectively. In fiscal 1994 the Company's net cash used in operations was $94, principally as a result of the operating losses before other expenses at the Acquired Schools. The Company's principal sources of funds at June 30, 1996 were cash and cash equivalents of $2,028 and accounts receivable of $2,963.

     Historically, the Company's investment activity has primarily consisted of capital asset purchases and the purchase of schools. Capital expenditures, excluding capital leases, totaled $109 and $234 for the quarters ended June 30, 1995 and 1996, respectively, and $678, $2,090, $785 for fiscal 1994, 1995, and
1996, respectively, as a result of purchasing additional equipment and upgrading and replacing existing equipment such as computers and medical equipment, for school programs, and expanding facilities at five schools. Purchases of businesses, including goodwill and intangibles, totaled $1,047 in fiscal 1994.

     The Company's capital assets consist primarily of classroom and laboratory equipment (such as computers and medical devices), classroom and office furniture, and leasehold improvements. All building facilities are leased, with the exception of the land and building owned by the Company in Dayton, Ohio. The Company plans to continue to expand current facilities, upgrade and replace equipment, and open new schools. The Company expects fiscal 1997 capital expenditures for its existing schools to be approximately $1.7 million. The Company expects that its fiscal 1997 operations and planned capital expenditures can be funded through cash to be generated from existing operations.

     Cash flow from operations on a long-term basis is highly dependent on the receipt of funds from Title IV Programs, and presently a majority of the Company's net revenues are derived from Title IV programs. Disbursement of Title IV Program funds is dictated by federal regulations. For students enrolled in "non-term" programs, (i.e., not divided into quarters or semesters), payments are generally made in two equal installments, one in the first 30 days following the student's first day of class and the second when the student reaches the midpoint of the program. For students enrolled in term programs (i.e., quarters or semesters) payments are made at the beginning of each term, with the exception of the initial disbursement which is made 30 days following the student's first day of class. In addition, the Title IV regulations set forth other financial standards for the Company and its schools including restrictions for (i) positive tangible net worth, (ii) an "acid" test ratio of at least 1-to-1, (iii) a 10% limitation on losses as a percentage of tangible net worth and (iv) the maintenance of a minimum cash reserve equal to 25% of prior year school refunds. See "Financial Aid and Regulation."

     The Company anticipates that it will need additional debt or equity financing, in addition to the proceeds of this Offering, in order to carry out its strategy of growth through acquisitions. As of June 30, 1996, the Company had no commitment for additional debt financing. To the extent that the Company requires additional financing in the future and is unable to obtain such additional financing, it may not be able to implement fully its growth strategy. Although the Company is currently negotiating a line of credit with a financial institution, there can be no assurance that any necessary additional financing, whether debt or equity, will be obtainable on terms favorable to, or affordable by, the Company.

     Effect of Inflation. The Company does not believe its operations have been materially affected by inflation.

                                    BUSINESS

OVERVIEW

     The Company provides diversified career oriented postsecondary education to more than 4,300 students in 14 schools located in six states. The Company's 14 schools offer diploma and/or associate degree programs designed to provide students with the knowledge and skills necessary to qualify them for entry level employment in the fields of healthcare (offered in twelve schools), business (offered in five schools), fashion and design (offered in two schools), and photography (offered in one school). The Company's curricula include programs leading to employment in nine of the 15 fastest growing occupations (measured by percentage growth from 1994 through 2005) as reported by the U.S. Department of Labor. At March 31, 1996, approximately 70% of the Company's students were enrolled in programs in the healthcare field. As of the same date, approximately 27% of the Company's students were enrolled in associate degree programs and the remainder were enrolled in diploma programs. Nine of the Company's schools award only diplomas, three of the Company's schools award both diplomas and associate degrees and the Company's two fashion and design schools awards only associate degrees. In addition, three of the Company's schools currently awarding only diplomas have been approved to offer associate degree programs. Due to the diversity of the programs offered by the Company's schools, graduates of the Company's programs are employed by a wide variety of employers, including hospitals, physicians, insurance companies, retailers, corporate graphics departments, photographic studios and other businesses.

     The Company believes the demand for postsecondary career oriented educational will increase over the next several years as a result of recognized demographic and economic trends. These trends include (i) a projected 21% growth in the number of new high school graduates from approximately 2.5 million in 1993-94 to approximately 3.0 million in 2005-06, (ii) the increasing enrollment of students over the age of 24 in postsecondary education institutions as they seek to enhance their skills or retrain for new technologies, and (iii) a decline in military service opportunities.

     According to the Department of Education, there were approximately 2,355 accredited, proprietary postsecondary schools that participate in Title IV programs as of June 1996. The ownership of these schools is highly fragmented. Management believes that no organization either holds a significant national market share or owns or operates more than 80 schools.

     The Company's goal is to increase its market share in the expanding market for postsecondary education and improve profitability by (i) acquiring additional schools, (ii) promoting internal growth at the Company's existing and any newly acquired schools, and (iii) enhancing operating efficiencies. The Company has implemented the following strategies to achieve these goals:

  Acquisition Strategy

     The Company has acquired all of its schools. The Company intends to acquire additional schools and integrate them into its existing school system. The Company believes that the fragmentation of the postsecondary education market provides significant opportunities to consolidate existing independently owned schools. The Company expects to utilize a majority of the proceeds of this Offering in connection with such acquisitions. See "Use of Proceeds."

     In general, the Company's acquisition criteria are: historical profitability; acceptable default rates with respect to federally guaranteed or funded student loans; established and marketable curricula; and locations in high population areas. The Company intends to concentrate its acquisition efforts on schools which satisfy its general eligibility criteria regardless of whether they offer programs in the fields of study in which programs are currently being offered at the Company's schools. However, the Company will consider other school acquisitions which it believes will further its long-term goals. The Company believes that newly acquired schools can benefit from its marketing analysis, accounting, information systems, financial aid and regulatory compliance systems to increase enrollment and enhance operating efficiencies. The Company also believes that both new and existing schools will benefit from the ability to replicate successful programs among the schools.

     The Company believes its acquisition strategy and the increased liquidity provided by the proceeds of this Offering will encourage acquisition candidates to consider the Company as a leading potential acquirer. The Company's experience with acquiring and integrating schools offering diverse curricula provides it with the ability to consider a wide variety of potential school candidates. The Company believes that its decentralized management strategy, which in many cases will enable existing management to remain involved in the operations of acquired schools, also will enhance its ability to attract acquisition candidates.

  Internal Growth Strategy

     The Company intends to increase student enrollment at its existing and any newly acquired schools by continuing to enhance local marketing efforts and increasing the number and variety of program offerings at its schools.

     The Company's decentralized marketing strategy makes use of centralized marketing data which tracks among other things, lead sources, media expenditures and individual school enrollments on a weekly basis. Individual schools utilize these statistics to monitor their own marketing efforts. These statistics, combined with placement statistics, allow the individual schools to respond quickly to changing employment markets by developing new programs or changing the emphasis placed on existing programs, and to identify new populations of student candidates. The constant monitoring of enrollment activity also allows the Company to determine whether it is appropriate to increase its capital commitment to additional marketing efforts either to improve unsatisfactory performance or to take advantage of successfully marketed programs.

     The Company intends to continue to increase the number and variety of programs offered at its schools by (i) developing new diploma and degree programs, (ii) replicating existing programs at schools where such programs were not previously offered, and (iii) introducing associate degree granting programs at all of its schools. In the last two fiscal years, individual schools of the Company have developed four new diploma programs which have been modified and adopted by other Company schools to meet the needs of their local markets. In addition, five existing programs from the Company's curricula library have been modified and replicated by schools in which such programs were not previously offered. The Company intends to continue to create new programs at individual schools and to replicate its new and existing programs for introduction into additional schools on a market-selected basis to increase student enrollment and revenue at its existing schools.

     The Company intends to continue to increase the number of associate degree programs at those schools already approved to grant degrees and to introduce degree granting programs at all of its other schools. Associate degree programs generally generate greater revenue to the Company on a per student basis than diploma programs because generally they take longer to complete and are more expensive than diploma programs. In addition, the Company believes the ability of its individual schools to offer one or more associate degree programs enables the schools to attract additional students from market segments with different academic goals. The Company also believes such programs attract diploma students because of the increased prestige the associate degree programs bring to the diploma programs. Furthermore, the continued participation in the schools' associate degree program by students desiring to continue their studies beyond the diploma level has the same economic impact as a newly enrolled degree student. In order to introduce additional degree programs, the Company must secure approval from relevant state and accrediting agencies. After receiving such approval, in order to receive Title IV funding, the schools must apply to the Department of Education for certification of the new degree program for eligibility under Title IV.

  Operating Strategy

     The Company provides each of its schools with certain services which the Company believes can be performed most efficiently and cost effectively by a centralized office. Such services include marketing analysis, accounting, information systems, financial aid and regulatory compliance. The Company believes this will enable it to achieve significant economies of scale during its planned expansion by combining a number of general and administrative functions at the home office and regional levels. The Company believes that this leaves local management the flexibility to react to the needs of its students and changing job markets both promptly and effectively. The Company has implemented a program to enhance its existing management information systems, which includes the planned addition of an in-house program design staff and increased utilization of systems networking among the schools and the home office.

     Although the Company provides centralized services to its schools, it operates through a decentralized management structure to manage them. The Company manages its schools with experienced local managers that have a valuable understanding of their respective local markets and businesses. The Company intends to continue its strategy of operating with a decentralized management structure in which local school management is empowered to make most of the day-to-day operating decisions at each school and are primarily responsible for the profitability and growth of that school.

COMPANY HISTORY

     The Company began business by acquiring seven schools in fiscal 1989 and 1990, all of which offered programs solely in the healthcare field. In fiscal 1992 the Company continued to grow by acquisition and implemented a new strategy to diversify outside of the healthcare field by acquiring a fashion and design school. In fiscal 1993 and 1994, the Company acquired seven additional schools which included schools offering programs in the fields of healthcare, business, fashion and design, and photography. As a result of its fiscal 1992, 1993 and 1994 acquisitions (1,646 students were attending such schools at the date of their respective acquisitions) and increasing enrollment at its existing and newly acquired schools, the number of students attending the Company's schools rose 288% from 1,112 at March 31, 1991 to 4,318 at March 31, 1996. During the same period, the Company's revenue increased 345% from $8.7 million for the year ended March 31, 1991 to $38.7 million for the year ended March 31, 1996.

SCHOOLS

     The following table shows the location of each of the Company's schools, the name under which it operates, the date of its acquisition, the fields of study in which it offers its programs, its degree granting status, and the number of students attending the school at March 31, 1996, and at the time of its acquisition.

                                                                                             APPROXIMATE       STUDENT
                                                                                               STUDENT        POPULATION
                                                                             ASSOCIATE       POPULATION          AT
                                                                               DEGREE        AT DATE OF       MARCH 31,
            INSTITUTION               DATE ACQUIRED       CURRICULUM        GRANTING(1)      ACQUISITION        1996
 ---------------------------------    -------------     ---------------     ------------    -------------     ---------
 Maric College of Medical Careers         4/88            Healthcare           Yes(2)              14             311
 Vista, California
 Maric College of Medical Careers         4/88            Healthcare            Yes               135             909
 San Diego, California
 Maric College of Medical Careers         4/88            Healthcare           Yes(2)              91             245
 San Marcos, California
 Long Medical Institute                   4/88            Healthcare           Yes(2)             129             233
 Phoenix, Arizona
 Andon College                            11/89           Healthcare             No               150             332
 Stockton, California
 Andon College                            11/89           Healthcare        Preliminary           123             242
 Modesto, California                                                        Approval(3)
 Bauder College                           3/92            Fashion and           Yes               440             429
 Atlanta, Georgia                                       Design/Business
 Modern Technology School                 3/93            Healthcare        Preliminary           221             359
   of X-ray                                                                 Approval(3)
 Hollywood, California

                                                                                             APPROXIMATE       STUDENT
                                                                                               STUDENT        POPULATION
                                                                             ASSOCIATE       POPULATION          AT
                                                                               DEGREE        AT DATE OF       MARCH 31,
            INSTITUTION               DATE ACQUIRED       CURRICULUM        GRANTING(1)      ACQUISITION        1996
 ---------------------------------    -------------     ---------------     ------------    -------------     ---------
 Dominion Business School                 5/93             Business/        Preliminary           129             155
 Roanoke, Virginia                                        Healthcare        Approval(3)
 Dominion Business School                 5/93             Business/           Yes(2)             254             204
 Harrisonburg, Virginia                                   Healthcare
 Dominion Business School                 5/93             Business/           Yes(2)             154              95
 Staunton, Virginia(4)                                    Healthcare
 ICM School of Business                   7/93             Business/            Yes               376             422
 Pittsburgh, Pennsylvania                                 Healthcare
 Ohio Institute of Photography            7/93           Photography/           Yes                67             273
   & Technology                                           Healthcare
 Dayton, Ohio
 California Institute of                  8/93            Fashion and           Yes                 5             109
   Merchandising, Art, & Design                             Design
 Sacramento, California
                                                                                               ------         ---------
          Total                                                                                 2,288           4,318
                                                                                               ======         =========

- ---------------

(1) In order for a school to grant associate degrees, it must be accredited by the applicable accrediting agency and approved by the relevant state agency. After receiving accreditation and state authorization, the Department of Education must recertify the school when it becomes degree granting in order for Title IV funding to be available for the new degree programs.
(2) Degree granting status has been approved; however, programs have not yet been implemented.
(3) These schools have received approval from the relevant accrediting agency and state for authorization to grant associate degrees. Each school is in the process of preparing applications for recertification which will be sent to the Department of Education for final approval with respect to their associate degree status.
(4) The Company recently determined that there is a substantial overlap in the Harrisonburg and Staunton, Virginia markets, and decided to relocate its Staunton school. The Company has ceased enrolling new students at the Staunton school and is considering various rental facilities in which to relocate.

PROGRAMS OF STUDY

     The Company's programs are intended to provide students with the specific knowledge and job skills required to prepare them for existing entry-level positions in a chosen career field. The Company's programs, which generally provide for internships or include business simulation instruction, are designed after consultation with employers and advisory committees, which are composed of business and educational professionals that assist the Company in assessing and updating curricula and other aspects of relevant programs.

     The Company offers both associate degree and diploma programs in three areas: healthcare, business and photography and offers associate degree programs in fashion and design. The healthcare programs are designed to prepare students for occupations associated with the medical and healthcare industry, such as nursing, medical and dental assisting, home health aid, patient care services and medical and dental office management. Fashion and design programs prepare students for positions associated with fashion merchandising, fashion design and interior design, such as buyers, display directors, fashion coordinators, pattern makers, fashion designers and interior designers. The photography programs provide education in photography, video, desktop media and computer graphics and are designed to prepare students for such occupations as professional photographer, videographer, photographic laboratory technician, computer graphic technician and desktop publisher. The business programs provide education in areas such as accounting, business management, computer operations, secretarial skills, paralegal skills and travel and are designed to prepare students for entry level positions in such areas.

     The Company provides healthcare programs at twelve of its schools, business programs at five of its schools, fashion and design at two of its schools and photography at one of its schools. Tuition and fees vary depending on the program offered and the location of the school. As of March 31, 1996, tuition and fees for an entire program for a new student entering the Company's diploma programs ranged from a high of $17,656 for an 18 month photography program, to a low of $4,155 for a five month medical administration program. As of March 31, 1996, tuition and fees for an entire program for a student entering a degree granting program ranged from a high of $23,779 for a 24 month fashion merchandising program, to a low of $13,054 for a 15 month computer management program. As of March 31, 1996, the average student program cost (tuition and fees) for the Company's diploma and degree programs on an academic year basis (i.e., a nine month basis) were as follows: healthcare -- $6,310 for diploma programs, $8,690 for degree programs; business -- $5,197 for diploma programs, $9,006 for degree programs; fashion and design -- $7,707 for degree programs; photography -- $8,682 for diploma programs, $7,502 for degree programs.

     The following table provides information at March 31, 1996 with respect to the programs offered by the Company's schools in each of the four major fields described above:

                                          DIPLOMA                                DEGREE
                              --------------------------------     -----------------------------------
                                                    LENGTH OF                             LENGTH OF
                              NO. OF     NO. OF    PROGRAM (IN     NO. OF     NO. OF     PROGRAM (IN        TOTAL NO.
                              SCHOOLS   STUDENTS     MONTHS)       SCHOOLS   STUDENTS     MONTHS)(1)       OF STUDENTS
                              -------   --------   -----------     -------   --------   --------------     -----------
HEALTHCARE PROGRAMS
  Medical Assistant.........       10     1,145        8-14              1        42         18-20            1,187
  Medical Administration....        9       716        5-21              1        82            15              798
  Patient Care..............        2       144        8-10             --        --            --              144
  Nursing...................        2       260       12-18              1       107            12              367
  X-Ray Technician..........        1       249       10-15             --        --            --              249
  All Others(2).............        3       291        8-12             --        --            --              291
                                          -----                                -----                          -----
         Total..............              2,805                                  231                          3,036
BUSINESS PROGRAMS
  Accounting................        4        84        9-15              1        55            15              139
  Computer Management.......        1        35        9-12              1        81            15              116
  Computer Ops.
    Specialist..............        3        64       12-15             --        --            --               64
  Paralegal.................        1        52       18-24             --        --            --               52
  All Others(3).............        4        78        7-21              2       139         15-18              217
                                          -----                                -----                          -----
         Total..............                313                                  275                            588
FASHION AND DESIGN PROGRAMS
  Fashion Design............       --        --          --              1       135            18              135
  Fashion Merchandising.....       --        --          --              2       230         18-24              230
  Interior Design...........       --        --          --              2       127         18-24              127
  All Others(4).............       --        --          --              1        18         18-24               18
                                                                               -----                          -----
         Total..............                                                     510                            510
PHOTOGRAPHY PROGRAMS
  All(5)....................        1        42       12-18              1       142         24-27              184
                                          -----                                -----                          -----
         Company Total......              3,160                                1,158                          4,318
                                          =====                                =====                          =====

- ---------------

(1) In certain instances assumes completion of prerequisite programs.
(2) Includes the following programs: Dental Assistant, Pharmacy Technician, Physical Therapy Technician, Respiratory Therapy Technician, Sports Medicine, Veterinary Assistant and Ultrasound.
(3) Includes the following programs: Diploma Programs -- Automated Office Systems, Business Management, Computer Programming, Legal Secretary, Secretarial Sciences and Travel; Degree Programs -- Business Administration -- Marketing, Business Fashion, Business Management, Secretarial Sciences and Travel.

(4) Includes the following programs: Fine Arts, Management Merchandising and Visual Merchandising.
(5) Includes the following programs: Biomedical Photography, Commercial Photography, General Applied Photography, Portraiture and Professional Image Technology.

     As of March 31, 1996, approximately 70%, 14%, 12% and 4% of students were enrolled in programs in the fields of healthcare, business, fashion and design, and photography, respectively. All of the Company's programs are designed to prepare graduates to perform effectively in a variety of entry-level positions by providing the student with practical experience both in the classroom and, in the case of most programs in the healthcare and fashion and design fields, through the use of internships. The internships constitute a graded portion of the curricula and provide hands-on experience in the work place as well as a source of job opportunities. In addition, most of the Company's business programs provide for a significant amount of education in a simulated business environment with a view toward preparing the student for participation in actual business situations.

     The academic schedule of the Company's schools varies depending on the programs offered by the individual schools. Degree programs, which currently are offered at five of the Company's schools, begin four times a year. Diploma programs, which are offered at twelve of the Company's schools, begin every four to six weeks. Diploma courses are typically offered mornings, afternoons, and evenings, and degree programs are principally offered during day-time hours. The schools generally have classes operating year round and are generally open five days per week. The Company believes that its diversified curricula provide it with an extensive library of programs and experience in various fields enabling it to meet changing demands in the areas served by each of its schools and to expand offerings at each of the schools when justified by student and employer demand.

     Programs which lead to similar occupational outcomes have the same general content. However, modifications are made to conform each program to the requirements of the particular market as well as to state and accrediting regulations. In addition to courses directly related to a student's program of study, degree programs may also include general education courses such as English, Psychology or Mathematics. The programs in each field are reviewed periodically by the regional managers and the schools' directors in order to respond to changes in the job market and technology. Each school also has established advisory committees, comprised of local business executives and academics, to assist it in assessing and updating curricula and other aspects of the relevant programs.

STUDENT RECRUITMENT

     The Company endeavors to recruit motivated students with the ability to complete the programs offered by the Company's schools and secure entry-level employment in the field for which their program is designed to prepare them. To attract potential students, the Company engages in several activities to inform them, and in some instances their parents, about the Company's programs. In fiscal 1996, the Company incurred approximately $2.2 million in advertising expenses. These expenditures vary from school to school, depending on the desired audience, and include television advertising, direct mailings, newspaper advertising and yellow pages advertising, which accounted for approximately 40%, 18%, 15% and 8%, respectively, of total advertising costs during fiscal 1996. The Company also engages in high school visits to attract potential students.

     The Company's television advertising is coordinated and developed locally, and budgeted on a centralized basis. It is tailored to and directed at the local market in which each school is located and is intended to create recognition for the name under which the applicable school operates. Responses to direct mail campaigns are received and followed up on a local basis; however, all marketing activities are tracked and analyzed on a centralized system and the results forwarded to the individual schools for use in evaluating the effectiveness of their marketing programs.

     Each of the Company's schools, other than the Sacramento school, employs a director of admissions who generally reports to the school director. The director of admissions for each school is responsible for, among other things, coordinating the efforts of the school to recruit qualified students to the school. The director of admissions also determines recruiting policies and procedures and standards for hiring and training admissions representatives; however, such policies, procedures and standards are reviewed at the regional or national level.

     Admissions representatives contact potential students who have indicated an interest in the schools' programs and arrange for interviews which generally take place at the school, although occasionally such interviews take place at the prospective student's home. The interview is designed to establish the student's qualifications, academic background and employment goals. Prospective students are generally given a school catalogue which describes the applicable school's programs, a tour of the campus and an explanation of the programs offered and the types of employment opportunities typically available to graduates of the Company's schools. The Company employs approximately 55 admissions representatives who generally perform their services in recruitment offices located at each school, but who, in some instances, make visits and presentations at high schools or other sources from which students may likely be recruited.

     The Company's central marketing system monitors the effectiveness of each school's marketing efforts to gauge the extent to which such efforts result in student enrollment. The results of such monitoring are communicated to each of the Company's schools allowing each school to more efficiently utilize its marketing resources. Also, when a particular school has developed a successful marketing program, the Company makes such program available to the other schools for incorporation into such other schools' marketing programs as appropriate. In the year ended March 31, 1996, the Company estimates that referrals, television advertising, newspaper advertising and yellow pages advertising accounted for approximately 46%, 15%, 9% and 9%, respectively, of new student starts.

ADMISSION AND RETENTION

     In order to apply for admission to any of the Company's programs, a candidate is required to have a high school diploma, a recognized equivalent, or pass an admissions test specifically approved by the Department of Education as a prerequisite for admission. At March 31, 1996, 88% of the students were high school graduates or held recognized equivalent certification. Approximately 19% of enrolled students were under 20 years of age, 39% were between 20 and 24 years of age, and 41% were 25 years of age or older. At March 31, 1996, 84% of the Company's students were women.

     In an attempt to minimize student withdrawals prior to the completion of their program, each of the Company's schools provides staff and other resources to assist and advise its students regarding academic and financial matters, and employment. Each of the schools also provides tutoring, and encourages help sessions between individual students and instructors when students are experiencing academic difficulties. The average withdrawal rate at all of the Company's schools for the period from September 1994 through May 1995, as calculated under current federal regulations, was approximately 22.4%. For those students who were scheduled to graduate in calendar years 1994 and 1995, 68.4% and 65.1%, respectively, completed their course of study.

GRADUATE PLACEMENT

     Each of the Company's schools employs placement personnel to provide placement assistance services to students and graduates and to solicit appropriate employment opportunities from employers. In addition, the Company's schools utilize their externship programs to develop job opportunities and referrals. During the course of each program, students receive instruction on job-search and interviewing skills and have available reference materials and assistance with the composition of resumes.

     Since their respective acquisition by the Company, the Company's schools have graduated approximately 17,000 students. Based on data obtained by the Company from its students and their employers, the Company believes that students graduating from the Company's programs during the prior two calendar years who did not go on to further education obtained employment in a field related to their program of study as of June 30 or earlier of the calendar year following graduation as follows:

                                                PERCENT OF GRADUATES WHO
                                                   OBTAINED EMPLOYMENT
GRADUATING CLASSES     NUMBER OF GRADUATES     RELATED TO PROGRAM OF STUDY
- ------------------     -------------------     ---------------------------
       1994                   2,816                        71%
       1995                   3,069                        77%

     Employers of the Company's graduates in the year ended March 31, 1996 included the following major organizations:

                            HEALTHCARE                                             FASHION AND DESIGN
- -------------------------------------------------------------------    ------------------------------------------
Aetna Insurance                  Scripps Clinics                       Abercrombie & Fitch     Macy's
American Red Cross               Sharp Hospital Systems                BBDO                    Rich's
Balboa Naval Hospital            UCLA Medical Clinic                   By Design               Saks Fifth Avenue
Cedars-Sinai Medical Center      UCSD Medical Group                    Ethan Allen             The Gap
Kaiser-Permanente                Veterans Administration Hospitals     Lord & Taylor           The Limited
Olsten Kimberly-Quality Care     Visiting Nurse Health System

                             BUSINESS                                                   PHOTOGRAPHY
- -------------------------------------------------------------------    ---------------------------------------------
ALCOA                            PNC Bank                              American Greetings        Hallmark
American Express                 Sprint Communications                 Fingerhut                 NCR
AT&T                             United Airlines                       General Electric          Olan Mills Studios
Avis Rent-A-Car                  United Parcel Service                 General Motors            Proctor & Gamble
Holiday Inn                      U.S. Air                              Gibson Greeting Cards
Mellon Bank                      Westin Hotels

FACULTY

     Faculty members are hired locally in accordance with criteria established by the school, applicable accreditation organizations, and applicable state regulatory authorities. Members of a school's faculty are hired based on academic background, prior educational experience, and prior work experience. A significant portion of the Company's faculty were previously employed in fields related to their area of instruction. The Company believes that such faculty members provide a "real world" perspective to the students. At most of the Company's schools, instructors are supervised by the school director and an academic dean. At the remaining schools, faculty members are supervised by lead instructors with respect to particular areas of instruction, subject to review by the school director. As of June 30, 1996, the Company's schools employed approximately 233 full-time faculty members (defined as those faculty members spending at least 20 hours per week teaching classes at the Company's schools) and 265 part-time faculty members.

ADMINISTRATION AND EMPLOYEES

     Each of the Company's schools is managed by a school director. Additionally, the staff of each school includes a director of placement, a financial aid administrator, and a director or assistant director of admissions (except for the Sacramento school where the school director performs certain of these functions). Seven schools also employ a director of education. In the other schools, lead instructors are appointed to oversee instruction in their areas of expertise, subject to the overall supervision of the school director. As of June 30, 1996 the Company had approximately 882 full and part-time employees, including 35 people employed at its home office in Roswell, Georgia and its regional offices in Tampa, Florida and San Diego, California and the 498 full and part-time faculty members. It also employed 56 students under the federal Work-Study program. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.

     From its home office and its two regional offices, the Company provides each of its schools with financial aid services, oversees regulatory compliance, assists in the development and addition of programs to existing curricula, implements and supports management information systems and provides accounting services and financial resources. The Company's eastern and western region offices, each with a regional manager and staff who manage the individual school directors and provide expertise in the area of operations, curriculum development, and sales and marketing. These centralized services relieve the local school management of tasks which the Company believes can be performed most efficiently and cost effectively by a centralized office. However, because of the Company's belief that each of the markets served by its schools is unique, and that by offering programs specifically targeted at each market it can maximize its long-term ability to enroll and place students in an appropriate outcome, local school management has the responsibility and authority to schedule the school's programs, hire its teachers, and originate new program development or propose the addition of programs from the existing curricula library.

COMPETITION

     The postsecondary education market is highly fragmented and competitive with no private or public institution having a significant market share. The Company's schools compete for students with not-for-profit public and private colleges and proprietary institutions which offer degree and/or non-degree granting programs. Such proprietary institutions include vocational and technical training schools, continuing education programs and commercial training programs. Competition among educational institutions is believed to be based on the quality of the program, perceived reputation of the institution, the cost of the program, and the employability of graduates. Public and private colleges may offer programs similar to those offered by the Company's schools at lower tuition costs due in part to government subsidies, foundation grants, tax deductible contributions, or other financial resources not available to proprietary institutions. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company.

FACILITIES

     All of the Company's facilities are leased by the Company, except for the facility in Dayton, Ohio, which is owned by the Company. The table below sets forth certain information regarding these facilities as of June 30, 1996.

                                                                                   APPROXIMATE
                     OFFICE/SCHOOL                              LOCATION          SQUARE FOOTAGE
- --------------------------------------------------------  --------------------    --------------
Home Office                                               Roswell, GA                  8,850
Western Region Office                                     San Diego, CA                2,001
Eastern Region Office                                     Tampa, FL                      715
WEST REGION SCHOOLS
  Andon College                                           Modesto, CA                  6,136
  Andon College                                           Stockton, CA                 8,532
  California Academy of Merchandising, Art, and Design    Sacramento, CA               5,080
  Long Medical Institute                                  Phoenix, AZ                 11,423
  Maric College of Medical Careers                        San Diego, CA               39,092
  Maric College of Medical Careers                        San Marcos, CA              14,600
  Maric College of Medical Careers                        Vista, CA                   13,500
  Modern Technology School of X-ray                       North Hollywood, CA         13,377
EAST REGION SCHOOLS
  Bauder College                                          Atlanta, GA                 26,722
  Dominion Business School                                Harrisonburg, VA             9,400
  Dominion Business School                                Roanoke, VA                 12,500
  Dominion Business School(1)                             Staunton, VA                 9,000
  ICM School of Business                                  Pittsburgh, PA              47,833
  Ohio Institute of Photography and Technology(2)         Dayton, OH                  24,200

- ---------------

(1) The Company recently determined that there was a substantial overlap in its markets in Harrisonburg and Staunton, Virginia, and decided to relocate its Staunton school. Consequently, it has ceased enrolling new students at the Staunton school and is considering various rental facilities in which to relocate.
(2) The Dayton, Ohio facility was purchased in connection with the acquisition of the school in fiscal 1994. It is owned subject to a mortgage with an aggregate principal amount outstanding of $646,695 at June 30, 1996.

LITIGATION

     In September 1995, the Company filed suit in the California Superior Court in connection with its 1993 purchase of its Hollywood, California school. The suit alleges that the sellers made significant financial and operational misrepresentations to the Company that reduced the real value of the school. The Company is seeking damages from the sellers, and, pending the resolution of the case, is making payments due to the sellers in connection with the acquisition into an escrow account. The Sellers have denied the Company's allegations and filed a Cross-Complaint against the Company alleging among other things, breach of contract and fraud. The matter is in the initial stages of discovery and is expected to be set for trial in the first calendar quarter of 1997. The Company is unable to predict the outcome of this matter at this time.

     On June 24, 1994, eight students enrolled in one of the Company's programs at its schools in the San Diego, California area filed a class action lawsuit against the Company in state court in San Diego, California. In substance, the suit alleged that there were material misrepresentations made with respect to the context of the program and the potential outcomes by the students who graduated from it. The suit was certified as a class action in the fall of 1994. Although the Company believes that it accurately described the course content and the multiple outcomes to which the course could lead, in order to avoid further legal expense and because of the uncertainty and risks inherent in any litigation, the Company determined that it was desirable to settle the lawsuit. A final settlement was approved in March 1996. Pursuant to the terms of the settlement, the

Company will pay the plaintiffs $1,000,000, of which $30,000 was paid upon the preliminary approval, $570,000 of which was paid upon final approval, and $400,000 of which is payable on April 1, 1997. In addition, the Company agreed to make available tuition credits of $1,150,000 to class members, provided that qualified students elected to utilize tuition credits by July 17, 1996. At the expiration of the period, four students elected to utilize such tuition credits. The unused tuition credits will be redeemed by the Company for $0.10 on the dollar. The involved program was discontinued in the summer of 1994 for reasons unrelated to the lawsuit.

     In order to reduce the risk of any similar actions, the Company has reviewed all of its catalogs and admission materials and, where the Company believes appropriate, taken steps to further disclose to students in writing that placement rates are based on multiple outcomes and the course is not represented to lead to any one particular outcome, including the course title.

     The Company is also a party to routine litigation incidental to its business, including ordinary course employment litigation. Management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

                          FINANCIAL AID AND REGULATION

TITLE IV STUDENT FINANCIAL ASSISTANCE PROGRAMS

     A substantial majority of the students attending the Company's schools finance all or a part of their education through grants or loans under Title IV Programs. Revenues from Title IV funding provide most of the Company's tuition revenues (approximately 75.9% of cash receipts in fiscal 1996). The maximum amount of a student's available Title IV program assistance is generally based on the student's financial need. The Company determines a student's financial need based on the national standard need analysis system established by the HEA. If there is a difference between the amount of Title IV program funding a student is entitled to receive (combined with other outside assistance) and the student's tuition, the student is responsible for the difference.

     Students at the Company's schools participate in the following Title IV
Programs:

  Pell and SEOG Grants

     The Federal Pell Grant Program provides for grants to help financially needy undergraduate students meet the costs of their postsecondary education. The amount of an eligible student's Pell grant award currently ranges from $400 to $2,470 annually, depending on the student's financial need, as determined by a formula set by the HEA and the Regulations. The HEA guarantees that all of the eligible students at a school receive Pell grants in the amounts to which they are entitled. In fiscal 1996, the average Pell award per student enrolled in the Company's schools receiving such awards was approximately $1,400. Pell grants to students represented approximately $7 million, or 17.4%, of the Company's revenues, in fiscal 1996.

     The Federal Supplemental Educational Opportunity Grant program ("FSEOG") provides for awards to exceptionally needy undergraduate students. The amount of an FSEOG award currently ranges from $100 to $4,000, depending on the student's financial need and the availability of funds. The availability of federal funding is restricted. In fiscal 1996, the average FSEOG award to students enrolled in the Company's schools receiving such grants was $350. The Company, or another outside source, is required to make a 25% matching contribution for FSEOG program funds it disburses. The Company made matching contributions of approximately $110,000 in fiscal 1996. FSEOG awards made to the Company's students (net of matching contributions) amounted to approximately $544,000 and represented approximately 1.4% of the Company's revenues in fiscal 1996.

  Federal Family Education Loans and Federal Direct Loans

     The Federal Family Education Loan ("FFEL") programs include the Federal Stafford Loan Program ("Stafford Loan"), and the Federal PLUS Program ("PLUS"), pursuant to which private lenders make loans to enable a student or his or her parents to pay the cost of attendance at a postsecondary school.

     The FFEL Program is administered through state and private nonprofit guarantee agencies that insure loans directly, collect defaulted loans and provide various services to lenders. The federal government provides interest subsidies in some cases and reinsurance payments for borrower default, death, disability, and bankruptcy.

     The Federal Direct Student Loan Program ("FDSLP") is substantially the same as the FFEL program in providing Stafford and PLUS loans. Under the FDSLP, funds are provided directly by the federal government to the students, and the loans are administered through the school. For schools electing to participate, the FDSLP replaces the FFEL program, although loans are made on the same general terms and conditions. The Company was one of the initial participants in the FDSLP.

  Stafford Loan Program

     Students may borrow an aggregate of $2,625 for their first academic year and $3,500 for their second academic year under the FFEL Stafford Loan or FDSLP Stafford Loan program. If the student qualifies for a subsidized loan, based on financial need, the federal government pays interest on the loan while the student is attending school and during certain grace and deferment periods. If the student does not qualify for a subsidized Stafford Loan, the interest accruing on the loans must be paid by the student. In addition, independent students may qualify for an additional $4,000 a year in unsubsidized Stafford loans.

     In fiscal 1996, all but one of the Company's schools participated exclusively in the FDSLP program, and the remaining school has been recently approved to participate. FDSLP and FFEL Stafford loans amounted to approximately $17.7 million, or approximately 45.7% of the Company's revenues, in fiscal 1996.

  PLUS Loan Program

     Parents of dependent students may receive loans under the FFEL PLUS Program or the FDSLP PLUS Program on an academic year basis. The maximum amount of any PLUS loan is the total cost of a student's education for each relevant academic year less other financial aid received by the student attributable to such year. PLUS loans carry a maximum interest rate of 9%. These loans are repayable commencing 60 days following the last disbursement made with respect to the relevant academic year, with flexible payment schedules over a 10 year period. The FFEL PLUS loans are made by lending institutions and guaranteed by the federal government. The FDSLP PLUS Program, which has replaced the FFEL PLUS loan program at all of the Company's schools, provides PLUS loans by the federal government on the same general terms as the FFEL PLUS loans. FDSLP PLUS loans and FFEL PLUS loans amounted to approximately $3.2 million, or approximately 8.2% of the Company's revenues, in fiscal 1996.

  Perkins Loans

     Students who demonstrate financial need may borrow up to $3,000 per academic year under the Federal Perkins Loan ("Perkins") program, subject to the availability of Perkins funds at the institution. Repayment of loans under the Perkins program is delayed until nine months after graduation or the termination of studies. Funding for a school's Perkins program is made by the Department of Education into a fund maintained by the participating school for that purpose. The participating school is required to make a matching contribution into the fund of 25% of the total loans made from the fund and to deposit all repayments into the fund.

     Only two of the Company's schools participate in the Perkins program. The Company made no matching contributions in fiscal 1996 because the Company did not receive any Perkins funding from the Department of Education and utilized only funds received from borrower repayments. A school will not receive continued federal funding for Perkins loans if the school's Cohort Default Rate for Perkins loans rate exceeds 30%. One of the Company's schools receiving Perkins loan funding had a cohort default rate in excess of 30% in the last fiscal year and is therefore ineligible to receive additional funds from the government for the subsequent fiscal year. The school will, however, remain able to make Perkins loans to students through funds repaid by previous borrowers. Perkins loans amounted to approximately $144,000, or approximately 0.4% of the Company's revenues, in fiscal 1996.

  Federal Work-Study

     Pursuant to the Federal Work-Study ("FWS") program, federal funds are made available to provide part-time employment to eligible students based on financial need. The Company's schools provide a limited number of on-campus and off-campus jobs to eligible students participating in the FWS program. During the 1995-96 award year, the Company's schools employed 141 students pursuant to this program. The Company, or another outside source, is required to pay 25% of the gross earnings for each participant in the FWS program.

TITLE IV REGULATION

     To obtain and maintain eligibility to participate in the programs described above, the Company's schools must comply with the rules and regulations set forth in the HEA and the Regulations thereunder. An institution must obtain certification by the Department of Education as an "eligible institution" to participate in Title IV Programs. Certification as an "eligible institution" requires, among other things, that the institution be authorized to offer its educational programs by the state in which it operates. It must also be accredited by an accrediting agency recognized by the Department of Education.

     The HEA provides standards for institutional eligibility to participate in the Title IV Programs. The standards are designed to limit dependence on Title IV funds, prevent schools with unacceptable student loan default rates from participating in Title IV Programs and, in general, require institutions to satisfy certain criteria intended to protect the integrity of the federal programs, including criteria regarding administrative capability and financial responsibility.

     Generally, a school (a main campus and any additional locations for purposes of the Regulations) is considered separately for compliance with the Regulations. Thirteen of the Company's schools are main campuses. One school, located in Vista, California, is an additional location of the San Marcos, California main campus.

     A school that has been certified as eligible to participate in the Title IV Programs continues to remain eligible for the period of its certification, which is generally four years. A school must apply for a renewal of its certification prior to its expiration, and must demonstrate compliance with the eligibility requirements in its application.

     Under certain circumstances, the Department of Education may provisionally certify a school to participate in Title IV programs. Provisional certification may be imposed, when a school is reapplying for certification or when a school undergoes a change of ownership resulting in a change in control, if the school
(i) does not satisfy all the financial responsibility standards, (ii) has a Cohort Default Rate of 25% or more in any single fiscal year of the three most recent federal fiscal years for which data is available, and (iii) under other circumstances determined by the Secretary of Education. Provisional certification may last no longer than three years. Provisional certification differs from certification in that a provisionally certified school may be terminated from eligibility to participate in the Title IV Programs without the same opportunity for a hearing before an independent hearing officer and an appeal to the Secretary of Education afforded to a fully certified school. Additionally, the Department of Education may impose additional conditions on a provisionally certified institution's eligibility to continue participating in the Title IV Programs.

  Student Loan Defaults

     Under the HEA, an institution may lose its eligibility to participate in some or all Title IV Programs if student defaults on the repayment of federally guaranteed student loans exceed specified Cohort Default Rates. Similar rules regarding default rates apply to Federal Direct Loans made pursuant to the FDSLP, commencing with those loans entering into repayment for the first time in the 12 month period ending September 30, 1995. Under existing regulations these rates are based on the repayment history of current and former students for loans provided under the Stafford Loan program and the SLS program. A Cohort Default Rate is calculated for each school on a federal fiscal year basis by determining the rate at which the school's students entering repayment in that federal fiscal year default by the end of the following federal fiscal year.

     An institution whose Cohort Default Rate exceeds 40% for any single federal fiscal year may have its eligibility to participate in all Title IV Programs, limited, suspended or terminated. If the Department of Education elects to take such action due to a single-year Cohort Default Rate in excess of the regulatory level, it must afford the institution a hearing before an independent Department of Education hearing officer and an opportunity to appeal any decision to the Secretary of Education before the limitation, suspension, or termination may take effect. Except for its school located in Albany, Georgia, which was closed in fiscal 1995, none of the Company's schools have, or have had, a default rate in excess of 40%.

     An institution whose Cohort Default Rate is 25% or more for the three most recent federal fiscal years for which data is available is subject to immediate loss of eligibility to participate in Title IV Programs, subject to a limited appeal of the determination. The loss of eligibility lasts for the duration of the fiscal year in which the determination of ineligibility is made, plus the two succeeding fiscal years. However, an institution remains eligible for Title IV funding while the appeal is pending.

     The federal fiscal 1991, 1992 and 1993 Cohort Default Rates for all of the students at the Company's schools averaged 19.3%, 21.4% and 20.0%, respectively, and ranged from highs of 31.2%, 30.9% and 24.0% to lows of 7.8%, 7.3% and 2.3% for the respective periods. The federal fiscal 1994 Cohort Default Rates for all of the students at the Company's schools, which have been preliminarily announced, averaged 19.7% and ranged from a high of 27.5% to a low of 3.0%. The average Cohort Default Rate for students at all postsecondary proprietary institutions in the United States for federal fiscal 1992 and 1993 were 30.2% and 23.9%, respectively. The average rate for federal fiscal 1994 is not available.

     None of the Company's schools had Cohort Default Rates of 25% or more for either each of the three consecutive federal fiscal years ending 1993 (the three most recent years for which substantially all final data is available) or those ending with federal fiscal 1994 (based on 1994 preliminary data). Accordingly, the Company believes that none of the schools is currently vulnerable to termination of Title IV eligibility based on three consecutive years of excess default rates. Furthermore, only the Company's school located in Stockton, California had a Cohort Default Rate of 25% or more for federal fiscal 1994 (based on the preliminary data). Although that school had a Cohort Default rate of 27.5% in federal fiscal 1994, it had a Cohort Default Rate of 19.9% for federal fiscal 1993 and therefore is not vulnerable to termination of Title IV eligibility unless its rates for the next two federal fiscal years are 25% or more. The Company's other schools must have Cohort Default Rates of 25% or more for consecutive three year periods beginning with federal fiscal 1995 and thereafter in order to become vulnerable to termination of Title IV eligibility.

     The Regulations require that any school which experiences a Cohort Default Rate in excess of 20% must establish a default management plan in compliance with the federally mandated plan included in the Regulations. The Company has instituted default reduction programs in each of its schools; however, economic and other factors outside of the Company's control could adversely effect default rates.

  The 85/15 Rule

     The "85/15" rule, which applies to for-profit institutions such as the schools owned and operated by the Company, became applicable to the Company's schools beginning with the fiscal year ending March 31, 1996. It requires that no more than 85% of the school's applicable cash receipts may be derived from Title IV Programs. A school whose annual certified financial statement or Title IV compliance audit report to the Department of Education does not reflect compliance with the 85/15 rule is subject to immediate termination of its Title IV eligibility. The Company believes that each of its schools was in compliance with the 85/15 rule with respect to fiscal 1995 and 1996, and has taken steps to help ensure on-going compliance with the 85/15 Rule.

  Change in Control

     Upon a change in ownership resulting in a change in control of the Company, as defined in the HEA and Regulations, each of the Company's schools would lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies to regain eligibility. A change of control also could have significant regulatory consequences for the Company at the state level and could affect the accreditation of the Company's schools. If a corporation, such as the Company prior to the consummation of the Offering, is neither publicly traded nor closely held, the Regulations provide that a change in ownership resulting in a change of control occurs when a person's legal or beneficial ownership either rises above or falls below 25% of the voting stock of the corporation and that person gains or loses control of the corporation. Based on the advice of counsel, the Company does not believe that any person legally or beneficially owns more than 25% of the voting stock of the Company and controls it within the meaning of the applicable Regulations and that as a result, the consummation of this Offering will not constitute a change in ownership resulting in a change in control. The Company is currently seeking confirmation of this understanding from the Department of Education. However, there can be no assurance that the Department of Education will agree with the Company's interpretation of the applicable Regulations. If the Company were to lose its eligibility to participate in Title IV Programs for a significant period of time pending an application to regain eligibility, or if it were determined not to be eligible, its operations would be materially adversely effected. The Department of Education's regulations provide that after a Company becomes publicly-traded, a change in control occurs when a report on Form 8-K is required to be filed with the Securities and Exchange Commission disclosing a change in control. Most states and accrediting agencies have similar requirements, but they do not provide a uniform definition of change in control.

  Administrative Capability

     The Regulations set certain standards of "administrative capability" which a school must satisfy to participate in the Title IV Programs. These criteria require, among other things, that the school comply with all applicable Title IV Regulations, have capable and sufficient personnel to administer the Title IV Programs, have acceptable methods of defining and measuring the satisfactory academic progress of its students, provide financial aid counselling to its students, timely submit all reports and financial statements required by the Regulations, and that the school's Cohort Default Rate not equal or exceed 25% for any single fiscal year.

     Failure to satisfy any of the criteria may lead the Department of Education to determine that the school lacks the requisite administrative capability and may subject the school to provisional certification when it seeks to renew its certification as an eligible institution, or may subject it to a fine or to a proceeding for the limitation, suspension, or termination of its participation in Title IV Programs. Proceedings to fine, limit, suspend, or terminate an institution are conducted before an independent hearing officer of the Department of Education and are subject to appeal to the Secretary of Education, prior to any sanction taking effect. Thereafter, judicial review may be sought in the federal courts pursuant to the federal Administrative Procedures Act.

     Six of the Company's schools are provisionally certified to participate in the Title IV Programs. The conditions imposed on them as a result of such provisional certification include reporting requirements relating to each school. The material violation of such requirements, or any of the requirements of the HEA or the Regulations, would subject the school to a loss of its provisional eligibility.

     A school also may be found to lack administrative capability if its cohort default rate for Perkins loans exceeds 15% for any federal award year (i.e., July 1 through June 30). The Company's schools in Atlanta, Georgia and Pittsburgh, Pennsylvania (the only two schools participating in the program) had published Cohort Default Rates for Perkins loans of 28.6% and 23.3%, respectively, for the 1994-1995 award year and 23.1% and 33.0%, respectively, in the prior year. Perkins loans amounted to approximately $72,000 at each of the schools for the fiscal year ended March 31, 1996, and were funded from repayments of prior Perkins loans. Based on the modest level of the schools' participation in the Perkins program and inability to request funding in excess of repayments, the Company does not believe that the Perkins Cohort Default Rate will have a material effect on the Department of Education's assessment of administrative capacity.

  Financial Responsibility

     The HEA and the Regulations prescribe specific standards of financial responsibility which the Department of Education must consider with respect to qualification for participation in the Title IV Programs ("Financial Responsibility Standards"). These standards are generally applied on an individual school basis. However, there can be no assurance that the Department of Education will not apply such standards on a consolidated basis. If the Department of Education determines that any of the Company's schools fails to satisfy the Financial Responsibility Standards, the Department may require that such school post an irrevocable letter of credit (a "Financial Responsibility Bond") in favor of the Secretary of Education in an amount equal to not less than one-half of Title IV Program funds received by the school during the last complete award year or, in the Department of Education's discretion, require some other less onerous demonstration of financial responsibility (a "Demonstration of Financial Responsibility"). One-half of Title IV funds received by the Company's individual schools in the most recent award year ranged from $0.2 million to $3.9 million, and one-half of the total Title IV funds received by all the Company's schools in the most recent award year was $14.1 million. Pursuant to the Regulations, the Company submits annual audited consolidated financial statements and unaudited consolidating financial statements to the Department of Education.

     Among the principal Financial Responsibility Standards which a school must satisfy are: (i) an "acid test" ratio (defined as the ratio of the total of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1-to-1 at the end of the most recent fiscal year, (ii) a positive tangible net worth, as defined by the applicable Regulations, at the end of the most recent fiscal year (the "Tangible Net Worth Standard") and (iii) net operating results for the two most recent fiscal years, excluding extraordinary losses or losses from discontinued operations, which do not show an aggregate net loss in excess of 10% of tangible net worth at the beginning of the two year period. Primarily because a large portion of the Company's assets consists of goodwill and other intangibles related to school acquisitions, the Company has had a negative tangible net worth on a consolidated basis for each of the Company's three most recent fiscal years, although none of the Company's schools had a negative tangible net worth on an individual school basis during that period. For the Company's fiscal year ended March 31, 1996, the Company's consolidated negative tangible net worth was $581,000. The Company has filed audited consolidated financial statements with the Department of Education for each of the last three fiscal years, along with unaudited consolidating statements. Although the Department of Education has not cited any of the Company's schools for violation of the Tangible Net Worth Standard, there can be no assurance that the Department of Education will not attempt to apply the Tangible Net Worth Standard on a consolidated basis. Upon receipt of the proceeds of this Offering, the Company will have a positive tangible net worth on a consolidated basis of approximately $25.1 million. However, no assurance can be given that the Department of Education may not make a request for the Company to post a Financial Responsibility Bond or otherwise make a request for a Demonstration of Financial Responsibility based on the consolidated negative tangible net worth at March 31, 1996, the end of its most recent fiscal year. If such a request were to be made, there is no assurance that the Company could secure the funds to post the Financial Responsibility Bond which the Department of Education may request, or that the Company would be successful in negotiating a more favorable Demonstration of Financial Responsibility. If the Company were unable to post a Financial Responsibility Bond or make a satisfactory Demonstration of Financial Responsibility, it could become ineligible to receive Title IV funding in some or all of its schools. Ineligibility for Title IV funding would have an immediate material adverse effect on the Company's operations.

     The Company's school located in Roanoke, Virginia (which accounted for 2.7% of the Company's total net revenue in fiscal 1996) experienced losses in each of the last two fiscal years, which may result in the Department of Education requiring the posting of a Financial Responsibility Bond in the approximate amount of $355,000 or otherwise request a Demonstration of Financial Responsibility with respect to such school. In May 1995, the Department of Education notified the Company (the "Fiscal 1994 Notice") that, based upon a review of the audited consolidated and unaudited consolidating fiscal 1994 financial statements of the Company, it determined that (i) the Company's schools located in Staunton and Harrisonburg, Virginia, did not meet, for fiscal year 1994, the acid test ratio and the Tangible Net Worth Standard, and (ii) the Company's school located in Pittsburgh, Pennsylvania did not meet the acid test ratio. The Department of Education requested that the Company provide letters of credit with regard to these three schools in the aggregate amount of $2,065,000. In July 1995, after a meeting with Department of Education officials, the Company submitted its fiscal 1995 audited consolidated financial statements and unaudited consolidating financial statements (the "1995 Financials") for review by the Department of Education. The Department of Education agreed to suspend its request for letters of credit subject to their review of the 1995 Financials. The Company believes that the 1995 Financials demonstrated compliance by the relevant schools with all of the applicable financial criteria for fiscal year ended March 31, 1995. Based on its audited consolidated and unaudited consolidating financial statements for fiscal 1996, which have been submitted to the Department of Education, except with respect to the operating losses incurred by the Company's school in Roanoke, the Company believes each of its schools satisfies the Financial Responsibility Standards.

  Incentive Compensation

     Schools participating in Title IV Programs are prohibited from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to persons engaged in any student recruitment, admission or financial aid awarding activity (the "Incentive Compensation Rule"). The Department of Education has not provided specific regulations with respect to this requirement. If the Department of Education determined that the Company's methods of compensation do not comply with the Incentive Compensation Rule, the Company may be required to modify is compensation system, repay certain previously disbursed Title IV Program funds, pay administrative fines or loose its eligibility to participate in Title IV Programs. The Company believes its compensation policies do not violate the Incentive Compensation Rule.

  Restrictions on Adding Locations and Educational Programs

     For-profit educational institutions must be in full operation for two years before they can be certified by the Department of Education to participate in Title IV Programs. However, an institution that is already qualified to participate in Title IV Programs may establish, with approval of the Department of Education, an additional location that immediately qualifies for participation in such programs without satisfying the two-year requirement if such location satisfies all other applicable requirements for institutional eligibility, including approval of the additional location by the applicable accrediting agency and the relevant state authorizing agency.

     Generally, if a school which is eligible to participate in Title IV Programs adds an educational program, it must apply to the Department of Education to have such program designated as eligible. However, if it adds an additional degree program or a program which prepares students for employment in the same or related occupations as those which have previously been designated as eligible, it is not obligated to obtain the Department of Education's approval of such program. The Company does not believe that the Department of Education requirements will hinder its ability to plan and add new degree and diploma programs to its schools' curricula.

STATE AUTHORIZATION AND ACCREDITATION

     The Company's schools must be authorized by the applicable agency or agencies of the state in which they are located to operate and grant degrees or diplomas. State authorization is also required for eligibility to participate in Title IV Programs. Each of the Company's schools is authorized to operate its educational programs in the state where it is located. Each of the six states in which the Company operates is subject to extensive and varying regulation, which may parallel or exceed federal regulations.

     All of the Company's schools are accredited by at least one accrediting body recognized by the Department of Education. Accreditation signifies that the schools have been reviewed and determined to meet minimum criteria in terms of educational processes and outcomes. Accreditation by an accrediting body recognized by the Department of Education is a requirement for participation in Title IV Programs. Seven of the Company's schools are accredited by the Accrediting Commission of Career Schools and Colleges of Technology ("ACCSCT"), five by the Accrediting Council for Independent Colleges and Schools ("ACICS"), two by the Accrediting Bureau of Health Education Schools ("ABHES") and one by the Southern Association of Colleges and Schools/Commission on Colleges ("SACS/COC"). The Atlanta, Georgia school is accredited by both ACCSCT and SACS/COC.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information regarding the executive officers and directors of the Company. Biographical information for each of the persons set forth in the table is presented below.

               NAME                 AGE                              TITLE
- ----------------------------------  ---   ------------------------------------------------------------
Gary D. Kerber....................   57   Chairman, President, Chief Executive Officer and a Director
Vince Pisano......................   42   Vice President and Chief Financial Officer
Gerry M. Taylor...................   52   Director of Operations -- Western Region
Ellen L. Bernhardt................   45   Director of Operations -- Eastern Region
Elaine Neely-Eacona...............   43   Director of Financial Aid
K. Terry Guthrie..................   53   Director of Accreditation
A. William Benham, Jr.............   34   Controller
Robert T. Cresci..................   52   Director
Carl S. Hutman....................   62   Director
W. Patrick Ortale, III............   42   Director
Richard E. Kroon..................   54   Director

     Gary D. Kerber has been President, Chief Executive Officer and a Director of the Company since March 1988. From 1971 to 1983 he was employed by American Hospital Supply Company in various sales and executive positions. From 1983 to 1986, Mr. Kerber was the chief executive officer for Kimberly Services, Inc.

     Vince Pisano has been Vice President of Finance and Chief Financial Officer of the Company since March 1990. From 1978 to 1990 he was employed by National Education Corporation, a provider of postsecondary education, as corporate controller and subsequently as the vice president of finance of its educational centers division.

     Gerry M. Taylor has been Director of Operations -- Western Region of the Company since July 1991. From 1989 to 1991 she was employed as Executive Director of the Company's three schools in the San Diego, California area.

     Ellen L. Bernhardt has been Director of Operations -- Eastern Region of the Company since August 1993. From 1985 to 1993 she was employed by National Education Corporation, a provider of postsecondary education, most recently as southeast regional director of operations.

     Elaine Neely-Eacona has been Director of Financial Aid of the Company since March 1990. From 1976 to 1990 she was employed in various financial aid positions by Education Management Corporation, a provider of postsecondary education.

     K. Terry Guthrie has been Director of Accreditation of the Company since July 1993. From 1971 to July 1993 he was employed as president of Ohio Institute of Photography and Technology, which he co-founded. The school was acquired by the Company in July 1993.

     A. William Benham, Jr. has been Controller of the Company since May 1995. From 1989 to May 1995, Mr. Benham was Assistant Controller of the Company.

     Carl S. Hutman has been a Director of the Company since 1988. Since 1996, he has also been managing director of Fundamental Management Corporation, an investment management firm. Since 1981, he has been president of Anlyn Advisers, Inc., an investment advisory company. From 1981 to 1991 he was a general partner of Investech, L.P., a venture capital partnership which purchased convertible preferred stock and Common Stock of the Company in 1988 and 1989 and distributed all of its holdings to its general and limited partners in 1991. Mr. Hutman is a member of the Board of Directors of Canadian General Investments, Limited, Canadian World Fund Limited and Third Canadian General Investment Trust Limited, all of which are investment funds.

     W. Patrick Ortale, III has been a Director of the Company since 1988. Since 1985, Mr. Ortale has been a general partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, a private venture capital limited partnership, which is a principal stockholder of the Company. Since 1990 and 1994, respectively, Mr. Ortale has been a general partner of the general partnerships which control Lawrence, Tyrrell, Ortale & Smith II, L.P., and Richland Ventures, L.P., private venture capital limited partnerships.

     Robert T. Cresci has been a Director of the Company since 1991. Since September 1990, Mr. Cresci has been a managing director of Pecks Management Partners Ltd., an investment management firm. Mr. Cresci is a member of the boards of directors of Bridgeport Machines, Inc., Serv-Tech, Inc., EIS International, Inc., Sepracor, Inc., Vestro Natural Foods, Inc., Olympic Financial, Ltd., Geo Waste, Inc., Hitox, Inc., Natures Elements, Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc. and several private companies.

     Richard E. Kroon has been a Director of the Company since 1994. Since 1981, Mr. Kroon has been managing partner of the Sprout Group and President and Chief Executive Officer of DLJ Capital Corp. Mr. Kroon is a director of Loehmann's, Inc., a clothing retailer, and other private companies.

BOARD OF DIRECTORS

     Pursuant to the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Bylaws (the "Bylaws") of the Company, the Company's Board of Directors consists of five directors or such greater or lesser number as may be fixed from time to time by a majority of the total number of directors which the Company would have if there were no vacancies on the Company's Board of Directors.

     The Company's Board of Directors has a Compensation Committee and an Audit Committee. The responsibilities and membership requirements of each of the Committees after the Offering are described below.

     The Compensation Committee consists of three directors. The Compensation Committee is responsible for policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually. The Compensation Committee is also responsible for administering and making awards under the stock based compensation plans, policies, procedures and other matters relating to management development and for reviewing, monitoring and recommending (for approval by the Company's Board of Directors) plans with respect to succession of the chief executive officer.

     The Audit Committee consists of two directors. The Audit Committee will be responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services they may be asked to perform, and will review with the auditors their report on the financial statements following completion of each such audit. In addition, the Audit Committee will be responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interests.

     The members of the Compensation Committee are Messrs. Kroon (Chairman), Cresci and Ortale, and the members of the Audit Committee are Messrs. Cresci (Chairman) and Hutman.

COMPENSATION OF THE BOARD OF DIRECTORS

     Directors who are not employees of the Company will receive an annual directors' fee of $6,000 and directors' fees of $1,000 for each Board meeting attended and $500 for each Committee meeting attended. In addition, such directors will also be granted options to purchase shares of Common Stock of the Company as described below. The Company will also reimburse directors for their expenses incurred in connection with their activities as directors of the Company. Directors who are also employees of the Company receive no compensation for serving on the Board of Directors.

  Non-employee Director Stock Option Plan

     On June 20, 1996, the Company adopted and its stockholders approved a Non-employee Director Stock Option Plan (the "Directors' Plan") to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company. The maximum number of shares of Common Stock with respect to which options may be granted under the Directors' Plan is 200,000 shares.

     Each member of the Board of Directors of the Company who otherwise (i) is not currently an employee of the Company, (ii) is not a former employee still receiving compensation for prior services (other than benefits under a tax-qualified pension plan), (iii) was not an officer of the Company at any time, and (iv) is not currently receiving remuneration from the Company in any capacity other than as a director shall be eligible for the grant of stock options under the Directors' Plan ("Participant"). Currently, all directors other than Mr. Kerber are eligible to participate in the Directors' Plan.

     On the date the Directors' Plan was adopted, existing non-employee directors were each granted contingent upon completion of the Offering options to purchase 25,000 shares of Common Stock of the Company at the per share initial public offering price. These options vest immediately upon consummation of the Offering. Upon the election of any new member to the Board of Directors, such member will be granted an option to purchase 25,000 shares of Common Stock at the fair market value at date of grant, vesting in five equal annual installments beginning on the first anniversary of the date of grant. Beginning with the next annual meeting of the stockholders of the Company and provided that a sufficient number of shares remain available under the Directors' Plan, each year immediately following the date of the annual meeting of the Company there automatically will be granted to each non-employee director who is then serving on the Board an option to purchase 3,000 shares of the Common Stock of the Company, which options will be immediately vested. The options to be granted under the Directors' Plan shall be nonqualified stock options (stock options which do not constitute "incentive stock options" within the meaning of Section 422A of the Code).

EXECUTIVE COMPENSATION

     Set forth below is information for the fiscal year ended March 31, 1996 concerning the services of the Chief Executive Officer and the Company's executive officers who earned compensation greater than $100,000 in such year.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION (1)
                                                   ----------------------------------
                                                                         OTHER ANNUAL    ALL OTHER
         NAME AND PRINCIPAL POSITION(S)             SALARY     BONUS     COMPENSATION   COMPENSATION
- -------------------------------------------------  --------   --------   ------------   ------------
Gary D. Kerber...................................  $187,124   $155,606          --         $4,720(2)
  Chairman, President and Chief Executive Officer
Vince Pisano.....................................  $140,595   $116,915          --             --
  Vice President of Finance and Chief Financial
  Officer
Gerry M. Taylor..................................  $109,283   $101,615          --             --
  Director of Operations -- Western Region
Ellen L. Bernhardt...............................  $107,744   $ 66,006          --             --
  Director of Operations -- Eastern Region

- ---------------

(1) Does not include the dollar value of perquisites and other personal benefits.
(2) Consists solely of premiums paid by the Company for a life insurance policy for Mr. Kerber. Upon Mr. Kerber's death, the Company will receive no proceeds from such policy.

     The following table discloses options granted during fiscal 1996, to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL
                                                  INDIVIDUAL GRANTS                     REALIZABLE VALUE AT
                                 ----------------------------------------------------     ASSUMED ANNUAL
                                 NUMBER OF     % OF TOTAL                                 RATES OF STOCK
                                 SECURITIES     OPTIONS                                 PRICE APPRECIATION
                                 UNDERLYING    GRANTED TO    EXERCISE OR                  FOR OPTION TERM
                                  OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------
NAME/TITLE                        GRANTED     FISCAL YEAR    (PER SHARE)      DATE         5%        10%
- -------------------------------  ----------   ------------   -----------   ----------   --------   --------
Gary D. Kerber.................    16,667          9.5%         $3.60       12/13/05    $252,161   $397,126
  President and Chief Executive
  Officer
Vince Pisano...................    13,333          7.6%         $3.60       12/13/05    $201,715   $317,685
  Vice President of Finance and
  Chief Financial Officer
Gerry M. Taylor................    25,000         14.3%         $3.60       12/13/05    $378,233   $595,678
  Director of Operations --
  Western Region
Ellen L. Bernhardt.............    10,000          5.7%         $3.60       12/13/05    $151,293   $238,271
  Director of
  Operations -- Eastern Region

STOCK OPTION PLAN

     In June 1996, the Board of Directors of the Company (the "Board") authorized, and the stockholders of the Company approved, the 1996 Stock Incentive Plan for executive and other employees of the Company, including a limited number of outside consultants and advisors, effective as of the completion of the Offering (the "Stock Option Plan"). Under the Stock Option Plan, employees, outside consultants and advisors (the "Participants") of the Company (as defined in the Stock Option Plan) may receive awards of stock options (both Nonqualified Options and Incentive Options, as defined in the Stock Option Plan), stock appreciation rights or restricted stock. A maximum of 961,666 shares of Common Stock will be subject to the Stock Option Plan. The Company intends to exchange stock options covering an aggregate of 361,666 shares of Common Stock previously granted to certain executive officers of the Company and others for similar stock options to be granted under the Stock Option Plan. The Company has granted stock options contingent upon completion of the offering covering an aggregate of 275,000 shares of Common Stock to certain executive officers and other employees of the Company at the per share initial public offering price. The purpose of the Stock Option Plan is to provide employees (including officers and directors who are also employees) and non-employee consultants and advisors of the Company ("employees") with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company, to join the interests of employees with the interests of the shareholders of the Company, and to facilitate attracting and retaining employees of exceptional ability.

     Administration. The Stock Option plan is administered by the Compensation Committee of the Board (the "Committee"), or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Stock Option Plan. Subject to the provisions of the Stock Option Plan, the Committee shall determine, from those eligible to be Participants, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock options, stock appreciation rights and restricted stock. Subject to the provisions of the Stock Option Plan, the Committee is authorized to interpret the Stock Option Plan, to make, amend and rescind rules and regulations relating to the Stock Option Plan and to make all the determinations necessary or advisable for the Stock Option Plan's administration.

     Participants. The Participants in the Stock Option Plan are those employees, consultants and advisors of the Company who in the judgment of the Committee are or will become responsible for the direction and financial success of the Company. Employees include officers and directors who are also employees of the Company.

     Shares to Subject to Plan. The maximum number of shares with respect to which stock options or stock appreciation rights may be granted or which may be awarded as restricted stock under the Stock Option Plan is 961,666 shares of Common Stock. Shares covered by expired or terminated stock options or stock appreciation rights or forfeited restricted stock awards will again become available for grant or award under the Stock Option Plan. The number of shares subject to each outstanding stock option, stock appreciation right or restricted stock award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights and the aggregate number of shares remaining available under the Stock Option Plan will be subject to such adjustment as the Committee, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

     Stock Options and Stock Appreciation Rights. Subject to the terms of the Stock Option Plan, the Committee may grant to Participants either Incentive Options meeting the definition of an incentive stock option under Section 422 of the Code or Nonqualified Options not meeting such definition, or any combination thereof. The exercise price for an Incentive Option may not be less than 100% of the fair market value of the stock on the date of grant; however, the exercise price for an Incentive Option granted to an employee who owns more than 10% of the voting stock of the Company or any subsidiary may not be less than 110% of the fair market value of the stock on the date of grant.

     Subject to the terms of the Stock Option Plan, the Committee may grant stock appreciation rights to Participants either in conjunction with, or independently of, any stock options. Stock appreciation rights may be granted in conjunction with stock options as an alternative right or as an additional right. Upon exercise of a stock appreciation right, a Participant will generally be entitled to receive an amount equal to the difference between the fair market value of the shares at the time of grant and the fair market value of the shares at the time of exercise. This amount may be payable in cash, shares of Common Stock or a promissory note from the Participant, or any combination thereof, as determined in the discretion of the Committee.

     The exercise period for stock options and stock appreciation rights will be determined by the Committee, but no stock option or stock appreciation right may be exercisable prior to the expiration of six months from the date of grant or after 10 years from the date of grant, subject to certain conditions and limitations.

     Stock option and stock appreciation rights are not transferable by a Participant other than by will or by the laws of descent and distribution, and stock options and stock appreciation rights are exercisable, during the lifetime of the Participant, only by the Participant.

     If the employment or consultancy of a Participant by the Company terminates, the Committee may, in its discretion, permit the exercise of stock options and stock appreciation rights granted to such Participant (i) for a period not to exceed three months following termination of employment with respect to Incentive Options or related stock appreciation rights if termination of employment is not due to death or permanent disability of the Participant,
(ii) for a period not to exceed one year following termination of employment with respect to Incentive Options or related stock appreciation rights if termination of employment is due to the death or permanent disability of the Participant, and (iii) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related or independently granted stock appreciation rights.

     Restricted Stock Awards. Subject to the terms of the Stock Option Plan, the Committee may award shares of restricted stock to Participants. All shares of restricted stock will be subject to the following terms and conditions, among others: (i) at the time of each award of restricted shares, a restricted period of no less than six months and no greater than five years, will be established for the shares. The restricted period may differ among Participants and may have different expiration dates with respect to portions of shares covered by the same award; (ii) shares of restricted stock awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares. Except for such restrictions on transfer, a Participant will have all of the rights of a shareholder in respect of restricted shares awarded to him or her including the right to receive any dividends on, and the right to vote, the shares; and (iii) if a Participant ceases to be an employee or consultant of the Company for any reason other than death or permanent disability, all shares theretofore awarded to the Participant which are still subject to the restrictions imposed by provision (ii) above will upon such termination of employment or consultancy be forfeited and transferred back to the Company. If such employment or consultancy is terminated by action of the Company without cause or by agreement between the Company and the Participant, the Committee may, in its discretion, release some or all of the shares from the restrictions; (iv) if a Participant ceases to be an employee or consultant of the Company by reason of death or permanent disability, the restrictions will lapse with respect to shares then subject to such restrictions, unless otherwise determined by the Committee.

     Termination, Duration and Amendments of Plan. The Stock Option Plan may be abandoned or terminated at any time of the Board. Unless sooner terminated, the Stock Option Plan will terminate on the date ten years after its adoption by the Board. The termination of the Stock Option Plan will not affect the validity of any stock option, stock appreciation right or restricted stock outstanding on the date of termination.

     For the purpose of conforming to any changes in applicable law or governmental regulation, or for any other lawful purpose, the Board will have the right, with or without approval of the shareholders of the Company, to amend or revise the terms of the Stock Option Plan at any time, however, no such amendment or revision will (i) without approval or ratification of the shareholders (A) increase the maximum number of shares in the aggregate which are subject to the Stock Option Plan (other than anti-dilution adjustments), (C) change the class of persons eligible to be Participants under the Stock Option Plan, or (D) materially increase the benefits accruing to the Participants under the Stock Option Plan, or (ii) without the consent of the holder thereof, change the stock option price (other than anti-dilution adjustments) or alter or impair any stock option, stock appreciation right or restricted stock which has been previously granted or awarded under the Stock Option Plan.

     Federal Income Tax Consequences. The rules governing the tax treatment of stock options, stock appreciation rights, restricted stock and shares acquired upon the exercise of stock options and stock appreciation rights are technical. Therefore, the description of federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

INCENTIVE OPTIONS

     Incentive Options granted pursuant to the Plan are intended to qualify as "Incentive Options" within the meaning of Section 422 of the Code. If the Participant makes no disposition of the shares acquired pursuant to exercise of an Incentive Option within one year after the transfer of shares to such Participant and within two years from grant of the option, such Participant will realize no taxable income as a result of the grant or exercise of such option, and any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such Incentive Options or the transfer of shares upon their exercise. However, the exercise of an Incentive Option is an item of tax preference and a Participant may have alternative minimum tax liability.

     If shares acquired upon exercise of Incentive Options are disposed of prior to the expiation of the above time periods, the Participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the amount constitutes reasonable compensation. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

NONQUALIFIED OPTIONS

     A Participant who acquires shares by exercise of a Nonqualified Option generally realizes as taxable ordinary income, at the time of exercise, the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss.

STOCK APPRECIATION RIGHTS

     A Participant generally will recognize income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any shares received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation.

RESTRICTED STOCK

     A Participant granted shares of restricted stock under the Plan is not required to include the value of such shares in ordinary income until the first time such Participant's rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such Participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount (if any) paid for the stock. The Company will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the Participant, for the Company's taxable year in which the Participant recognizes such income, provided that the amount constitutes reasonable compensation.

WITHHOLDING PAYMENTS

     If, upon exercise of a Nonqualified Option or stock appreciation right, or upon the award of restricted stock or the expiration of restrictions applicable to restricted stock, or upon a disqualifying disposition of shares acquired upon exercise of an Incentive Option, the Company must pay amounts for income tax withholding, then in the committee's sole discretion, either the Company will appropriately reduce the amount of stock or cash to be delivered or paid to the Participant or the Participant must pay such amount to the Company to reimburse the Company for such payment. The Committee may permit a Participant to satisfy such withholding obligations by electing to reduce the number of shares of Common Stock delivered or deliverable to the Participant upon exercise of a stock option or stock appreciation right or award restricted stock or by electing to tender an appropriate number of shares of Common Stock back to the Company subsequent to exercise of a stock option or stock appreciation right or award of restricted stock (with such restrictions as the Committee may adopt).

EMPLOYMENT AGREEMENTS

     On December 31, 1992, the Company entered into an Employment Agreement with Gary D. Kerber as President and Chief Executive Officer. The Employment Agreement provides for a base salary of $160,000 per year as of March 21, 1992, which salary is reviewed on an annual basis by the Board of Directors of the Company prior to the end of each fiscal year. The Employment Agreement also provides that Mr. Kerber will prepare, on an annual basis for each fiscal year, an appropriate incentive compensation plan for himself and other executive officers of the Company, which plan may be implemented only with the consent of the Board of Directors of the Company. The term of the Employment Agreement continues until terminated by either Mr. Kerber or the Company, with or without cause; provided, however, that if the Company terminates the Employment Agreement without cause, the Company will be obligated to pay Mr. Kerber termination pay equal to the greater of $160,000 or an amount based upon a specified fraction of Mr. Kerber's most recent annual fiscal year base compensation (net of incentive or bonus compensation), as determined under the Employment Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In July 1991, the Company entered into a Securities Purchase Agreement, dated July 21, 1991, as amended (the "Securities Purchase Agreement"), among the Company and the Pecks Managed Entities, pursuant to which the Delaware Plan, the ICI Trust and the Zeneca Trust loaned $2,900,000, $603,000 and $497,000, respectively, to the Company on a senior subordinated basis in exchange for 13% Senior Subordinated Notes (the "Notes") originally due July 23, 1996 issued by the Company in the aggregate principal face amount of $4,000,000 and warrants (the "Warrants") to purchase an aggregate of 1,333,333 shares of Common Stock at a purchase price equal to the lesser of (i) $3.00 per share or (ii) 70% of the cash purchase price per share of Common Stock in an initial public offering without regard to deductions for underwriting discounts and commissions. In May 1996, the terms of the Warrants were amended to provide for a cashless exercise based on the initial public offering price in the event of a public offering of the Company's Common Stock. Assuming completion of the Offering, the Pecks Managed Entities beneficially own more than five percent of the issued and outstanding Common Stock of the Company. In addition, Robert T. Cresci, who is a director of the Company, is a managing director of Pecks, which serves as investment advisor for each of the Pecks Managed Entities. In fiscal 1996, Mr. Cresci served as a member of the Compensation Committee of the Board of Directors of the Company. In connection with this Offering, the Pecks Managed Entities will exercise, on a cashless basis, the Warrants to purchase 1,333,333 shares of Common Stock at $3.00 per share, which will result in the issuance of 1,025,641 shares of Common Stock in respect of such Warrants. In fiscal years 1994, 1995 and 1996, the Company incurred interest expense on the Notes to the Delaware Plan in the amounts of $362,901, $253,610 and $364,941, respectively, to the ICI Trust in the amounts of $75,458, $52,733 and $75,883, respectively, and to the Zeneca Trust in the amounts of $62,194, $43,464 and $62,543, respectively. At June 30, 1996, approximately $2.7 million of principal remained outstanding on the Notes. Upon consummation of the Offering, the Company intends to use $2.7 million of the proceeds of this Offering to repay the entire outstanding amount of principal and accrued interest on the Notes. See "Use of Proceeds."

     In connection with the transactions contemplated by the Securities Purchase Agreement, the Company, the Pecks Managed Entities, the Sprout Group, LTOS and Gary D. Kerber entered into a Coinvestors Agreement (the "Coinvestors Agreement"), dated July 23, 1991, pursuant to which the parties thereto agreed to vote their respective shares of Common Stock of the Company for the election to the Board of Directors of the Company of one person designated by the Pecks Managed Entities, so long as the Pecks Managed Entities collectively hold or beneficially own (i) $750,000 aggregate principal amount of Notes or (ii) 250,000 shares of Common Stock issued or issuable upon exercise of the Warrants.

     In addition, pursuant to a Registration Rights Agreement, dated as of July 23, 1991, as amended (the "Registration Rights Agreement"), the Pecks Managed Entities have been granted certain demand registration rights with respect to shares of Common Stock issued or issuable to them upon exercise of the Warrants. Pursuant thereto, upon request of Pecks Managed Entities holding at least 50% (by voting power) of the Warrants (assuming conversion of the Warrants into shares of Common Stock), the Company shall use its best efforts to effect the registration under the Securities Act of Common Stock at such holders' request. The Company is only required to undertake two such registrations. In the event of a registration initiated by the Company or by any other stockholder of the Company holding registration rights, the Company has granted certain "piggy-back" registration rights to the Pecks Managed Entities and must notify the Pecks Managed Entities of such registration and permit the inclusion of any of the Pecks Managed Entities' Common Stock in any such registration if so requested. The number of shares of Common Stock held by the Pecks Managed Entities that must be included in a registration will be determined by the managing underwriter selected by the Company, and Pecks Managed Entities' participation will be subject to a priority cut-back as provided for in the Registration Rights Agreement. The Company has agreed to pay all expenses in connection with such registrations. The Company has been advised that Pecks Managed Entities have waived their registration rights with regard to the Offering.

                              CERTAIN TRANSACTIONS

     For information regarding transactions among the Company, the Pecks Managed Entities and Robert T. Cresci, who is a director of the Company, see "Management
- -- Compensation Committee Interlocks and Insider Participation."

     In March 1995, the Company entered into a Loan Agreement with Sirrom Capital Corporation ("Sirrom"), pursuant to which Sirrom loaned $2,200,000 to the Company, less expenses of the transaction and a processing fee of $44,000. Upon completion of the Offering, Sirrom will own less than one percent of the Company's outstanding Common Stock. The loan is evidenced by a secured promissory note (the "Secured Note") which matures on March 31, 2000, bears interest at a rate of 14.0% per annum on the unpaid principal amount, and is secured by a blanket security interest in the Company's assets. In fiscal 1996, the Company incurred interest expense on the Secured Note of approximately $309,771. The Secured Note is expected to be paid with a portion of the net proceeds of the Offering. See "Use of Proceeds."

     In connection with the issuance of the Secured Note, the Company issued warrants (the "Sirrom Warrants") to Sirrom to acquire up to 141,667 shares of Common Stock, for a purchase price of $.006 per share. If the Secured Note is not repaid before March 30, 1999, or March 31, 2000, the number of shares purchasable under the Sirrom Warrants will be increased to 225,000 and 308,333 shares of Common Stock, respectively. The Sirrom Warrants expire on April 30, 2000. In connection with this Offering, the Sirrom Warrants will be exercised for 141,667 shares of Common Stock. Pursuant to the Loan Agreement, Sirrom was also made a party to the Registration Rights Agreement, and was granted rights pari passu with the Pecks Managed Entities for purposes of determining its registration rights under such Registration Rights Agreement. The Company has been advised that Sirrom has waived its registration rights with regard to the Offering.

     In July 1993, the Company acquired the Ohio Institute of Photography and Technology, which was previously partially-owned by K. Terry Guthrie, who is an executive officer of the Company. The purchase price for the school was $1,236,000, including amounts paid for covenants not to compete and real estate. Mr. Guthrie received cash of $132,127. In addition, Mr. Guthrie and the Company entered into a three year consulting agreement pursuant to which Mr. Guthrie receives a consulting fee of $23,807 per year. Mr. Guthrie also entered into a noncompetition agreement pursuant to which Mr. Guthrie receives $35,000 per year for a five year term. Pursuant to the consulting agreement and the noncompetition agreement, the Company paid Mr. Guthrie $29,403, $58,806 and $58,806 in fiscal years 1994, 1995 and 1996, respectively.

     In September 1991, the Company made a loan to Vince Pisano and Mr. Pisano's wife, Gail Pisano, in the amount of $75,000 pursuant to an Employee Loan Agreement, as amended. The loan does not bear interest and must be repaid upon the earlier to occur of (a) September 12, 1996, (b) the tenth business day following the date Mr. Pisano's employment with the Company is terminated, provided Mr. Pisano terminates such employment, (c) 180 days following the date Mr. Pisano's employment with the Company is terminated, provided the Company terminates such employment or (d) upon the sale of certain property owned by Mr. Pisano, which secures the loan. The loan is secured by certain real property owned by Mr. Pisano and Gail Pisano. If the loan is paid at or prior to its stated maturity, $10,000 of the loan will be cancelled. Mr. Pisano is a Vice President and Chief Financial Officer of the Company. The Company and Mr. Pisano have entered into an agreement that will permit Mr. Pisano to repay the loan on its maturity date with Common Stock of the Company owned by Mr. Pisano which will be valued at its fair market value on the date of repayment.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following tables sets forth, as of August 7, 1996, certain information regarding beneficial ownership of the shares of Common Stock of the Company (assuming consummation of the Offering Transactions) and as adjusted to reflect the sale of the Shares offered hereby, (i) by each person who is known by the Company to own beneficially more than 5% of the shares of Common Stock (including the Selling Stockholders), (ii) by each of the Company's directors,
(iii) by each of the executive officers of the Company named in the table contained in "Executive Compensation" above, (iv) by all executive officers and directors, as a group and (v) by each of the Selling Stockholders:

                                                         SHARES OWNED                          SHARES TO BE OWNED
                                                       PRIOR TO OFFERING       NUMBER OF       AFTER THE OFFERING
                                                      -------------------     SHARES TO BE     -------------------
                      NAME(1)                          NUMBER     PERCENT   SOLD IN OFFERING    NUMBER     PERCENT
- ----------------------------------------------------  ---------   -------   ----------------   ---------   -------
Sprout Capital V(2)(3)(18)..........................    977,215     21.6%        --              977,215     14.5%
Sprout Technology Fund(2)(3)(18)....................     21,126     *            --               21,126     *
DLJ Venture Capital Fund II, L.P.(2)(3)(18).........     17,438     *            --               17,438     *
DLJ Capital Fund II, L.P.(2)(18)....................     40,898     *            --               40,898     *
Lawrence, Tyrrell, Ortale & Smith(3)(4)(17).........  1,057,200     23.4         --            1,057,200     15.7
Delaware State Employees' Retirement
  Fund(3)(5)(6).....................................    743,590     16.5         --              743,590     11.1
Declaration of Trust for Defined Benefit Plans of
  ICI American Holding Inc.(3)(5)(6)................    154,615      3.4         --              154,615      2.3
Declaration of Trust for Defined Benefit Plans of
  Zeneca Holding Inc.(3)(5)(6)......................    127,436      2.8         --              127,436      1.9
Pecks Management Partners Ltd.(5)(6)................  1,025,641     22.7         --            1,025,641     15.3
Sirrom Capital Corporation(7).......................    141,666      3.1          83,674          57,992     *
Gary D. Kerber(3)(8)................................    349,845      7.7         --              349,845      5.2
Vince Pisano(9).....................................    184,001      4.0         --              184,001      2.7
Gerry M. Taylor(10).................................     35,416     *            --               35,416     *
Ellen L. Bernhardt(11)..............................     25,000     *            --               25,000     *
Elaine Neely-Eacona(12).............................     12,500     *            --               12,500     *
K. Terry Guthrie....................................          0     --           --                    0     --
A. William Benham, Jr.(13)..........................      4,166     *            --                4,166     *
Robert T. Cresci(6)(14).............................          0     --           --               25,000(15)   *
Carl S. Hutman......................................        135     *            --               25,135(15)   *
W. Patrick Ortale, III(16)..........................          0     --           --               25,000(15)   *
Richard E. Kroon(17)................................          0     --           --               25,000(15)   *
Investech Distributees(18)..........................    704,873     15.6         416,326         288,547      4.3
All directors and executive officers as a group
  (11 persons)......................................    611,063     13.1                         711,063     10.2

- ---------------

   * Less than one percent.

 (1) Unless otherwise noted, the Company believes that all persons and entities named in the table have sole voting and investment power over the shares of Common Stock listed opposite his, her or its name.
 (2) The address of such entity is 277 Park Avenue, 21st Floor, New York, New York 10172.
 (3) Pursuant to a Coinvestors Agreement, such entity has agreed to vote its shares of Common Stock along with the other parties to such agreement for the election of one director jointly designated by the Pecks Managed Entities.
 (4) The address of such entity is 3100 West End Avenue, Suite 400, Nashville, Tennessee 37203.
 (5) The address of such entity is c/o Pecks Management Partners Ltd., 1 Rockefeller Plaza, New York, New York 10020.
 (6) Pecks Management Partners Ltd. ("Pecks") is an investment advisor to Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holding Inc. and Declaration of Trust for Defined Benefit Plans of Zeneca Holding Inc. As such, Pecks has sole investment and voting power with respect to the shares beneficially owned by such entities. Mr. Cresci, a director of the Company, is a managing partner of Pecks. Pecks disclaims beneficial ownership of such shares.
 (7) The address of such entity is 511 Union Street, Nashville, Tennessee 37219.

 (8) Includes 41,666 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days from the date of this table.
 (9) Includes 25,000 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days from the date of this table.
(10) Includes 33,333 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days from the date of this table.
(11) Includes 25,000 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days from the date of this table.
(12) Includes 12,500 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days from the date of this table.
(13) Includes 4,166 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days from the date of this table.
(14) Excludes 1,025,641 shares of Common Stock held by pension trusts and a pension fund which are managed by Pecks and for which Mr. Cresci disclaims any beneficial ownership.
(15) Includes 25,000 shares of Common Stock which may be purchased upon the exercise of options which have been granted contingent upon completion of this Offering and are exerciseable within 60 days from the date of completion of this Offering.
(16) Mr. Ortale is a general partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith ("LTOS"). Excludes 1,057,000 shares of Common Stock beneficially owned by LTOS and for which Mr. Ortale disclaims any beneficial ownership.
(17) Mr. Kroon is the managing director of Sprout Capital V, Sprout Technology Fund, DLJ Venture Capital Fund II, L.P. and DLJ Capital Fund II, L.P. Excludes 1,056,677 shares of Common Stock owned, in the aggregate, by such entities and for which Mr. Kroon serves as a managing director. Mr. Kroon disclaims any beneficial ownership.
(18) Eighty-four individuals and entities who received shares of Common Stock and convertible preferred stock upon the winding-up of Investech, L.P., one of the original investors in the Company.

     Assuming the Over-allotment Option is exercised in full, the Over-allotment Selling Stockholders, consisting of the Pecks Managed Entities, LTOS, the Sprout Group, Gary D. Kerber and Vince Pisano, will sell an aggregate of 405,000 shares of Common Stock in the Offering. Mr. Robert T. Cresci, a director of the Company, is a principal of Pecks, an investment management firm which exercises voting and investment control over the shares of Common Stock owned by the Pecks Managed Entities. Mr. W. Patrick Ortale and Mr. Richard E. Kroon, both of whom are directors of the Company, are principals of LTOS and the Sprout Group, respectively. Mr. Kerber is a director and an executive officer of the Company and Mr. Pisano is an executive officer of the Company. The beneficial ownership of each of the Over-allotment Selling Stockholders prior to the exercise of the Over-allotment Option is set forth on the Principal and Selling Stockholders Table under the heading "Shares to be Owned After the Offering."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 15 million shares of Common Stock, par value $.01 per share, and five million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus and after giving effect to the Offering Transactions, there are 103 holders of record of the Common Stock, no holders of record of the Preferred Stock and two holders of warrants to purchase Common Stock. Upon consummation of the Offering, there will be 6,720,052 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter).

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

PREFERRED STOCK

     Upon completion of the Offering, no shares of Preferred Stock will be outstanding. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.

     The issuance of any series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any share of Preferred Stock.

WARRANTS TO PURCHASE COMMON STOCK

     In July 1991, the Company issued a warrant (the "Equitable Warrant") to purchase 26,667 shares of Common Stock to Equitable Securities Corporation ("Equitable"). The Equitable Warrant has an exercise price of $3.60 per share and expires on July 31, 1999. The Company issued the warrant to Equitable in connection with assistance provided by Equitable to the Company in issuing certain convertible preferred stock by the Company.

     In November 1988, the Company granted an option to Robert L. Heidrick to purchase 16,667 shares of Common Stock at a purchase price equal to the offering price of the Company's Common Stock in an initial public offering. The option becomes exercisable upon the effective date of an initial public offering of the Company's Common Stock and expires on the tenth anniversary of such date. This option was granted to Mr. Heidrick as partial compensation for certain executive search services provided by Mr. Heidrick to the Company.

REGISTRATION RIGHTS

     Following consummation of the Offering, 4,020,052 shares of Common Stock will be "restricted" securities within the meaning of the Securities Act, and may not be sold in the absence of registration under the Securities Act, or an exemption therefrom, including the exemptions combined in Rule 144 under the Securities Act. Pursuant to the Registration Rights Agreement, the Company has granted the Sprout Group, LTOS, the Pecks Managed Entities and Sirrom demand registration rights covering up to 3,240,286 shares of Common Stock and covering up to a maximum of four demand registrations. In addition, such parties have been granted "piggy-back" registration rights, pursuant to which the Company must notify such parties of any registration of Common Stock under the Securities Act, and must include shares of Common Stock held by such parties in such registration. In addition, upon qualification for registration under the Securities Act on Form S-2 and/or S-3, such parties have demand registration rights; provided, that the amount of Common Stock proposed to be registered pursuant to a demand registration must have an aggregate offering price of at least $500,000. The Company has agreed to pay all expenses in connection with the demand and "piggy-back" registrations described above. See "Certain Transactions," and "Risk Factors-Shares Eligible for Future Sale."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the General Corporation Law of the State of Delaware and of the Company's Certificate of Incorporation and By-laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

DELAWARE ANTI-TAKEOVER LAW

     The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203 thereof. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon becoming an interested stockholder the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66-2/3 of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

SPECIAL MEETINGS OF STOCKHOLDERS; NO ACTION WITHOUT MEETING

     The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of the Board of Directors of the Company. The Company's Certificate of Incorporation and Bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDERS PROPOSALS AND DIRECTOR NOMINATIONS

     The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 6,720,052 shares of Common Stock. The Company has reserved an additional (i) 961,666 shares of Common Stock for issuance pursuant to the Stock Option Plan, which shares will be registered under the Securities Act, (ii) 200,000 shares of Common Stock for issuance pursuant to the Directors' Plan, which shares will be registered under the Securities Act, and (iii) 43,334 shares of Common Stock which may be purchased upon exercise of outstanding warrants to purchase Common Stock. Any shares issued pursuant to the Stock Option Plan or the Director's Plan will be freely transferable upon issuance without registration under the Securities Act, subject to volume limitations contained in Rule 144 under the Securities Act applicable to affiliates, as that term is defined in the Securities Act. Of such outstanding shares, the 2,700,000 shares (3,105,000 shares if the over-allotment option is exercised in full) to be sold in the Offering will be freely transferable without restriction under the Securities Act by person other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 4,049,217 shares of Common Stock (the "Restricted Shares") were acquired in transactions exempt from registration under the Securities Act and, accordingly, are "restricted securities" as that term is defined in Rule 144. Restricted Shares may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from such registration, such as is contained in Rule 144.

     In general, Rule 144 currently provides that a person (or persons whose shares are aggregated) who satisfies a two-year holding period with respect to "restricted securities" will be entitled to sell, in brokers' transactions and within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to manner of sale and notice requirements and the availability of current public information about the Company. After "restricted securities" that are held by persons who are no longer "affiliates" of the Company have satisfied a three-year holding period, such shares may be sold without regard to such volume limitation, current public information, manner of sale or notice requirements. However, under Rule 144, "restricted securities" held by "affiliates" must continue, after the three-year holding period, to be sold in brokers' transactions or to market makers subject to the volume limitations described above. The requirements described above (except the holding period requirements) also apply to non-restricted securities of the Company held by affiliates of the Company. Such shares are required, under Rule 144, to be sold in brokers' transactions subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not "affiliates" are thereafter freely tradeable without restrictions or registration requirements under the Securities Act. The foregoing discussion is only a summary of Rule 144 and is not intended to be a complete description of the rule.

     The Company, its officers and Directors, the Selling Stockholders and certain other stockholders and warrantholders, holding in the aggregate substantially all of the Company's currently outstanding equity securities, have agreed not to sell, assign or transfer any of their shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior consent of Smith Barney Inc. After expiration of this 180 day period, 2,936,419 shares of Common Stock will be immediately eligible for sale under Rule 144, subject to the volume and manner of sale restrictions imposed by that Rule. The Company is unable to predict the effect that sales of Common stock may have on the then prevailing market price of the shares of the Common Stock, but such sales may have a substantial depressing effect on such market price.

     The Company intends to file registration statements under the Securities Act to register for offer and sale Common Stock reserved for issuance pursuant to the award of restricted stock or the exercise of stock options granted under the Company's Stock Option Plan and Directors' Plan. See
"Management -- Compensation of Board of Directors" and "-- Stock Option Plan."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                              NUMBER
                                    UNDERWRITER                              OF SHARES
        -------------------------------------------------------------------  ---------
        Smith Barney Inc...................................................
        Montgomery Securities..............................................

                                                                             ---------
             TOTAL.........................................................  2,700,000
                                                                              ========

     The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters for whom Smith Barney Inc., and Montgomery Securities are acting as Representatives, propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $          per share under the public offering
price. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to other Underwriters or to certain other
dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Over-allotment Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 405,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. Each of the respective Over-allotment Selling Shareholders participating in the Over-allotment Option will participate on a pro rata basis according to the number of shares held by each such Selling Shareholder as compared to the aggregate number of shares of Common Stock held by all such Over-allotment Selling Shareholders prior to the exercise of the Over-allotment Option. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Company, its officers and Directors, the Selling Stockholders and certain other stockholders and warrantholders, holding in the aggregate substantially all of the Company's currently outstanding equity securities, have agreed that for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for Common Stock.

     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the offering and the market prices and earnings of similar securities of comparable companies at the time of the offering.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Honigman Miller Schwartz and Cohn, West Palm Beach, Florida, and for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Educational Medical, Inc. at March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also appearing elsewhere herein and the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document files as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirely by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center (13th Floor), New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     The Company is not currently subject to the information requirements of the Security Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to the requirements of the Exchange Act by filing periodic reports and other information with the Commission.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    EXHIBITS
                                       To

                                    FORM S-1
                                     Under

                           The Securities Act of 1933

                               ------------------

                           EDUCATIONAL MEDICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    VOLUME I

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    EXHIBITS
                                       To

                                    FORM S-1
                                     Under

                           The Securities Act of 1933

                               ------------------

                           EDUCATIONAL MEDICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                   VOLUME II

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                  EDUCATIONAL MEDICAL, INC., AND SUBSIDIARIES

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of March 31, 1995 and 1996 and June 30, 1996
  (unaudited) and June 30, 1996 Pro Forma (unaudited).................................  F-3
Consolidated Statements of Operations for the years ended March 31, 1994, 1995 and
  1996 and the quarters ended June 30, 1995 (unaudited) and June 30, 1996
  (unaudited).........................................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended March 31, 1994,
  1995, 1996 and the quarter ended June 30, 1996 (unaudited)..........................  F-5
Consolidated Statements of Cash Flows for the years ended March 31, 1994, 1995, 1996 and the quarters ended June 30, 1995 (unaudited) and June 30, 1996 (unaudited)......  F-6
Notes to Consolidated Financial Statements............................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Educational Medical, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Educational Medical, Inc. and subsidiaries as of March 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Educational Medical, Inc. and subsidiaries at March 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/  Ernst & Young LLP
                                          --------------------------------------

May 24, 1996, except as to the first
  paragraph in Note 7 as to which
  the date is June 20, 1996.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31,                   JUNE 30,
                                                        -------------------------   -------------------------
                                                           1995          1996          1996        PRO FORMA
                                                        -----------   -----------   -----------      1996
                                                                                    (unaudited)   -----------
                                                                                                  (unaudited)
                                            ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 2,479,676   $ 3,033,383   $ 2,027,990   $ 2,028,840
  Restricted cash.....................................      375,000       610,000       617,428       617,428
  Trade accounts receivable, less allowance for
    doubtful accounts of $820,733, $784,381, $773,750
    and $773,750, respectively........................    3,431,444     3,051,266     2,962,930     2,962,930
  Prepaid expenses....................................      864,727       941,327       997,333       997,333
                                                        -----------   -----------   -----------   -----------
         Total current assets.........................    7,150,847     7,635,976     6,605,681     6,606,531
Property and equipment, net...........................    4,195,592     4,384,081     4,348,380     4,348,380
Deferred debt issuance costs, net of accumulated
  amortization of $254,401, $286,402, $305,592 and
  $305,592, respectively..............................      151,330        96,109        76,918        76,918
Covenants not to compete, net of accumulated
  amortization of $627,829, $958,780, $963,727 and
  $963,727, respectively..............................    1,249,396       918,445       913,497       913,497
Goodwill and other intangible assets, net of
  accumulated amortization of $5,213,539, $6,432,863,
  $6,584,660 and $6,584,660, respectively.............    6,319,092     5,096,410     4,944,613     4,944,613
Other assets..........................................      186,290       229,210       229,213       229,213
                                                        -----------   -----------   -----------   -----------
         Total assets.................................  $19,252,547   $18,360,231   $17,118,302   $17,119,152
                                                        ============  ============  ============  ============
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $ 1,224,068   $   213,018   $   230,571   $   230,571
  Accrued compensation................................      381,963     1,152,547       591,211       591,211
  Accrued income taxes................................       11,445       232,252        85,182        85,182
  Accrued expenses....................................    1,013,634       881,486       655,427       655,427
  Deferred tuition income.............................    2,017,370     2,277,919     2,141,247     2,141,247
  Current portion of long-term debt...................    1,494,653     1,080,085     1,059,277     1,059,277
                                                        -----------   -----------   -----------   -----------
         Total current liabilities....................    6,143,133     5,837,307     4,762,915     4,762,915
Long-term debt, less current portion..................    7,030,413     6,059,858     5,678,640     5,678,640
Other liabilities.....................................      628,864       933,505     1,081,675     1,081,675
                                                        -----------   -----------   -----------   -----------
         Total liabilities............................   13,802,410    12,830,670    11,523,230    11,523,230
Stockholders' equity:
  Preferred stock, $.01 par value -- authorized
    5,000,000 shares pro forma; none issued and
    outstanding.......................................           --            --            --            --
  Convertible preferred stock, $.01 par
    value -- authorized 1,100,000 shares; 1,023,049
    shares issued and outstanding (historical), none
    in pro forma (liquidation preference of $6.66 per
    share)............................................       10,230        10,230        10,230            --
  Additional paid-in capital on convertible preferred
    stock.............................................    6,732,160     6,732,160     6,732,160            --
  Common stock, $.01 par value -- authorized 5,833,333
    shares (historical), 15,000,000 shares (pro
    forma); 1,676,827 shares issued and outstanding
    (historical), 4,549,217 shares (pro forma)........       16,768        16,768        16,768        45,492
  Additional paid-in capital on common stock..........           35            35            35     9,654,285
  Common stock purchase warrants......................    2,431,802     2,838,148     2,939,734            --
  Accumulated deficit.................................   (3,705,858)   (4,032,780)   (4,068,855)   (4,068,855)
  Less treasury stock, at cost (29,165 common
    shares)...........................................      (35,000)      (35,000)      (35,000)      (35,000)
                                                        -----------   -----------   -----------   -----------
         Total stockholders' equity...................    5,450,137     5,529,561     5,595,072     5,595,922
                                                        -----------   -----------   -----------   -----------
         Total liabilities and stockholders' equity...  $19,252,547   $18,360,231   $17,118,302   $17,119,152
                                                        ============  ============  ============  ============

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                 YEAR ENDED MARCH 31,            THREE MONTHS ENDED JUNE 30,
                                                        ---------------------------------------   -------------------------
                                                           1994          1995          1996          1995          1996
                                                        -----------   -----------   -----------   -----------   -----------
                                                                                                  (unaudited)   (unaudited)
Net revenues..........................................  $26,475,125   $32,065,009   $38,651,827   $ 8,761,824   $ 9,203,279
School operating costs:
  Cost of education...................................    8,235,431    10,102,326    12,251,778     2,939,022     3,225,181
  Facilities..........................................    4,073,460     4,978,613     5,387,425     1,297,268     1,418,412
  Selling and promotional.............................    4,058,917     5,399,678     5,568,263     1,352,391     1,418,722
  Provision for losses on accounts receivable.........    1,144,361     1,238,287     1,082,408       285,849       198,360
  General and administrative expenses.................    7,535,799     8,792,245    10,027,952     2,432,248     2,461,501
Amortization of goodwill and intangibles..............    1,235,362     1,255,288       882,953       269,153       175,926
Other expenses:
  Legal defense and settlement costs..................           --       600,000     1,115,000            --            --
  Loss on closure or relocation of school.............    1,125,518            --        50,000            --            --
  Impairment of goodwill and intangibles..............           --       176,042       764,000            --            --
                                                        -----------   -----------   -----------   -----------   -----------
Income (loss) from operations.........................     (933,723)     (477,470)    1,522,048       185,893       305,177
Interest expense (net of interest income of $149,637,
  $36,699, $150,186, $29,998 and $41,285,
  respectively).......................................      797,548       922,924       810,439       236,417       195,992
                                                        -----------   -----------   -----------   -----------   -----------
Income (loss) before income taxes.....................   (1,731,271)   (1,400,394)      711,609       (50,524)      109,185
Provision (benefit) for income taxes..................     (169,966)       27,982       632,185        11,595        43,674
                                                        -----------   -----------   -----------   -----------   -----------
        Net income (loss).............................  $(1,561,305)  $(1,428,376)  $    79,424   $   (62,119)  $    65,511
                                                        ===========   ===========   ===========   ===========   ===========
Pro forma net income (loss) per share of Common Stock
  (unaudited).........................................                $      (.31)  $       .02   $      (.01)  $       .01
                                                                      ===========   ===========   ===========   ===========
Weighted average number of shares used in calculating
  pro forma net income (loss) per share of Common
  Stock (unaudited)...................................                  4,646,524     4,813,904     4,646,524     4,813,904
                                                                      ===========   ===========   ===========   ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           ADDITIONAL             ADDITIONAL
                                            PAID-IN                PAID-IN       COMMON
                             CONVERTIBLE   CAPITAL ON             CAPITAL ON     STOCK
                              PREFERRED    PREFERRED    COMMON      COMMON      PURCHASE    ACCUMULATED   TREASURY
                                STOCK        STOCK       STOCK      STOCK       WARRANTS      DEFICIT      STOCK       TOTAL
                             -----------   ----------   -------   ----------   ----------   -----------   --------   ----------
Balance at March 31, 1993...   $10,230     $6,732,075   $16,768      $ --      $1,441,124   $  (93,649)   $(35,000)  $8,071,548
  Accretion of value of
    common stock purchase
    warrants................        --             --       --         --         283,276     (283,276)         --           --
  Conversion of common stock
    purchase warrants.......        --             85       --         35              --           --          --          120
  Net loss..................        --             --       --         --              --   (1,561,305)         --   (1,561,305)
                               -------     ----------   -------       ---      ----------   ----------    --------   ----------
Balance at March 31, 1994...    10,230      6,732,160    16,768        35       1,724,400   (1,938,230)    (35,000)   6,510,363
  Accretion of value of
    common stock purchase
    warrants................        --             --       --         --         339,252     (339,252)         --           --
  Issuance of common stock
    purchase warrants.......        --             --       --         --         368,150           --          --      368,150
  Net loss..................        --             --       --         --              --   (1,428,376)         --   (1,428,376)
                               -------     ----------   -------       ---      ----------   ----------    --------   ----------
Balance at March 31, 1995...    10,230      6,732,160    16,768        35       2,431,802   (3,705,858)    (35,000)   5,450,137
  Accretion of value of
    common stock purchase
    warrants................        --             --       --         --         406,346     (406,346)         --           --
  Net income................        --             --       --         --              --       79,424          --       79,424
                               -------     ----------   -------       ---      ----------   ----------    --------   ----------
Balance at March 31, 1996...    10,230      6,732,160    16,768        35       2,838,148   (4,032,780)    (35,000)   5,529,561
  Accretion of value of
    common stock purchase
    warrants (unaudited)....        --             --       --         --         101,586     (101,586)         --           --
  Net income (unaudited)....        --             --       --         --              --       65,511          --       65,511
                               -------     ----------   -------       ---      ----------   ----------    --------   ----------
Balance at June 30, 1996
  (unaudited)...............   $10,230     $6,732,160   $16,768      $ 35      $2,939,734  $(4,068,855)   $(35,000)  $5,595,072
                               =======     ==========   =======      ====      ==========  ===========    ========   ==========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                     YEAR ENDED MARCH 31,            THREE MONTHS ENDED JUNE 30,
                                            ---------------------------------------   -------------------------
                                               1994          1995          1996          1995          1996
                                            -----------   -----------   -----------   -----------   -----------
                                                                                      (unaudited)   (unaudited)
OPERATING ACTIVITIES
Net income (loss).........................  $(1,561,305)  $(1,428,376)  $    79,424   $   (62,119)  $    65,511
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation............................      649,171       724,880       943,634       210,590       269,717
  Amortization of other assets............    1,255,106     1,284,043       931,076       244,208       156,745
  Loss on closure or relocation of
    school................................    1,125,518            --        50,000            --       (35,187)
  Impairment of goodwill and
    intangibles...........................           --       176,042       764,000            --            --
  Provision for losses on accounts
    receivable............................    1,144,361     1,238,287     1,082,408       285,849       217,158
  Deferred income taxes...................      177,548            --            --            --            --
  Amortization of discount on long-term
    debt..................................      212,445       212,445       123,567        54,129        30,877
  Changes in operating assets and
    liabilities, net of assets acquired
    and liabilities assumed:
    Restricted cash.......................           --      (375,000)     (235,000)        5,258        (7,428)
    Accounts receivable...................   (2,520,951)   (1,697,456)     (702,230)      568,154      (128,822)
    Prepaid expenses......................     (141,327)     (188,063)      (76,600)      (22,444)      (56,006)
    Other assets..........................      (79,332)      (83,766)      (42,920)           (5)           (3)
    Accounts payable and accrued
      expenses............................      159,038       876,968      (422,614)     (769,745)     (734,655)
    Deferred tuition income...............      202,707      (393,928)      260,549      (231,910)     (136,672)
    Accrued income taxes..................     (972,476)           --       220,807        47,403      (147,070)
    Other liabilities.....................      255,528       165,212       304,641       (41,886)      148,170
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           operating activities...........      (93,969)      511,288     3,280,742       287,482      (357,665)
INVESTING ACTIVITIES
Purchase of businesses, net of cash
  acquired................................   (1,046,779)           --            --            --            --
Purchases of property and equipment,
  net.....................................     (678,125)   (2,089,783)     (785,193)     (109,294)     (234,016)
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.....................   (1,724,904)   (2,089,783)     (785,193)     (109,294)     (234,016)
FINANCING ACTIVITIES
Issuance of common stock..................           35            --            --            --            --
Issuance of convertible preferred stock...           85            --            --            --            --
Issuance of common stock purchase
  warrants................................           --       368,150            --            --            --
Proceeds from notes payable and long-term
  debt....................................      178,979     2,460,199            --            --            --
Principal payments on notes payable.......   (1,684,228)   (1,149,366)   (1,355,620)     (829,338)     (332,903)
Principal payments on senior subordinated
  debt....................................     (401,588)     (300,000)     (500,000)     (200,000)     (100,000)
Decrease (increase) in deferred debt
  issuance costs..........................      (62,128)      (66,100)      (86,222)      (15,265)       19,191
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           financing activities...........   (1,968,845)    1,312,883    (1,941,842)   (1,044,603)     (413,712)
                                            -----------   -----------   -----------   -----------   -----------
Increase (decrease) in cash and cash
  equivalents.............................   (3,787,718)     (265,612)      553,707      (866,415)   (1,005,393)
Cash and cash equivalents at beginning of
  period..................................    6,533,006     2,745,288     2,479,676     2,479,676     3,033,383
                                            -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  period..................................  $ 2,745,288   $ 2,479,676   $ 3,033,383   $ 1,613,261   $ 2,027,990
                                            ============  ============  ============  ============  ============

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

1. ORGANIZATION AND NATURE OF BUSINESS

     Educational Medical, Inc. (the "Company") operates diversified career-oriented postsecondary education schools. The Company offers diploma and, in certain locations, degree programs through its fourteen schools located in six states. The Company's fourteen schools offer programs designed to provide enrolled students with the knowledge and skills necessary for entry level employment in the fields of healthcare (twelve schools), business (five schools), fashion and design (two schools), and photography (one school).

     Approximately 57% of the Company's fiscal 1996 net revenues were derived from its schools in California. Approximately 76% of the Company's cash receipts were derived from Title IV programs as provided for by the Higher Education Act of 1965, as amended. Cash receipts approximated 97% of the Company's net revenues in fiscal 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Cash equivalents includes overnight investments in a bank. These investments are recorded at cost, which approximates market. The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents for purposes of the statements of cash flows.

LONG-LIVED ASSETS

     In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation, including that related to assets under capital leases is computed using the straight-line method over the estimated useful lives of the related assets or the remaining lease term for leasehold improvements, if shorter.

  Covenants Not to Compete

     Non-compete agreements obtained from the sellers of certain acquired schools are being amortized on the straight-line basis over the life of the agreement, generally from two to 15 years.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Goodwill and Other Intangible Assets

     Goodwill is amortized over a fifteen year period. Effective April 1, 1993, the Company changed its estimate of the life of goodwill from 40 years to 15 years. The effect of the change was not material.

     Other intangible assets, which are similar in character to goodwill (acquired student contracts, program curriculum, favorable leases assumed, accreditation and acquired tradenames) are being amortized using the straight-line method over periods ranging generally from two to ten years.

     During the fiscal year ended March 31, 1995, the Company wrote-off approximately $176,000 of unamortized intangible assets, due to changes in federal regulations regarding student referrals. During the fiscal year ended March 31, 1996, the Company wrote-off approximately $764,000 of unamortized goodwill related to one of its schools due to estimated impairment in value (see
Note 11).

LONG-TERM DEBT

     Outstanding principal amounts are carried net of unamortized debt discount, when applicable. The debt discount is being amortized over the period until maturity of the underlying debt, using the straight-line method. Such amortization is included in interest expense.

REVENUE RECOGNITION

     Tuition revenue is recognized monthly on a straight-line basis over the term of the course of study. Certain nonrefundable fees and charges are fully recognized as revenue at the time a student begins classes.

     Deferred tuition income represents the portion of student tuitions received in advance of the course of study's completion.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STATEMENTS OF CASH FLOWS

     As discussed in Note 4, the Company has acquired certain assets and assumed certain liabilities of various schools. In fiscal year 1994, the Company issued $3,873,000 in notes payable and long-term debt in conjunction with these acquisitions. In addition, the Company entered into capital lease agreements aggregating $145,000, $623,000, and $347,000 during the years ended March 31, 1994, 1995 and 1996, respectively. These non-cash transactions are excluded from the consolidated statements of cash flows.

EARNINGS PER SHARE

     Pro forma net income (loss) per share was computed by dividing net income
(loss) by the weighted average number of shares of Common Stock outstanding after giving retroactive effect to the mandatory conversion of all of the Company's Convertible Preferred Stock into 1,705,082 shares and the exercise of warrants to purchase 1,167,242 shares, all of which will occur upon the consummation of the Company's initial public offering, plus cheap stock as defined below. Retroactive restatement has been made to share and per share amounts for the stock split (see Note 7). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented (using the treasury stock method at the assumed initial public offering price) even though the effect is to reduce the loss per share.

     Assuming the repayment of certain long-term debt outstanding at March 31, 1996 ($4,900,000) as if repaid on the date incurred or the beginning of the period, whichever is later, with the proceeds of the sale of Common Stock and supplemental net income and pro forma supplemental net income for 1996 would have been $.12 and $.11 per share of Common Stock, respectively.

     Historical net income (loss) per share presented in accordance with GAAP is as follows:

                                                                                    THREE MONTHS
                                                                                     ENDED JUNE
                                            1994          1995          1996          30, 1996
                                          ---------     ---------     ---------     -------------
                                                                                     (unaudited)
    Net income (loss) per share.........  $    (.94)    $    (.87)    $     .02       $     .01
    Weighted average number of shares
      used in computing net income
      (loss) per share..................  1,660,291     1,647,662     4,426,311       4,801,095

     Historical net income (loss) per share was computed by dividing net income
(loss) by the weighted average number of shares of common stock and common stock equivalents outstanding plus cheap stock using the treasury stock method at the estimated market prices at each applicable date. In 1994 and 1995, common stock equivalents were antidilutive, therefore they were not included in the computation of weighted average shares outstanding for such periods. Cheap stock is included as outstanding for all periods even though the effect is to reduce loss per share in 1994 and 1995.

     The amounts computed for primary and fully diluted historical net income
(loss) per share of common stock are the same.

PRO FORMA BALANCE SHEET (UNAUDITED)

     In conjunction with an initial public offering of the Company's Common Stock, all outstanding shares of Convertible Preferred Stock automatically convert into shares of Common Stock, warrants to purchase 141,667 shares of common stock will be exercised at $.01 per share, and warrants to purchase 1,333,333 shares of common stock will be exercised under the cashless feature at the initial public offering price per share (assumed to be $13 per share) yielding 1,025,641 shares. As such, the effect of the conversion and exercises has been reflected in the unaudited pro forma balance sheet. Each share of the Convertible Preferred Stock is convertible into 1.67 shares of Common Stock.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1995, the Financial Accounting Standards Board issued Statement No. 123 "Accounting and Disclosure of Stock-based Compensation" ("SFAS 123") which the Company will adopt in the quarter ended June 30, 1996. As permitted under SFAS 123, the Company will continue accounting for its stock compensation activity using the intrinsic value method and will provide the pro forma disclosure using the fair value method. Therefore, the Company does not expect the effect of adopting SFAS 123 to have any impact on its statement of operations.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

     Certain reclassifications were made to the 1994 and 1995 consolidated financial statements to conform to the 1996 presentation.

INTERIM STATEMENTS

     The interim financial data for the three months ended June 30, 1996 and 1995 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods, on a consistent basis.

3. REGULATORY MATTERS

     The Company derives a substantial portion of its revenues from financial aid received by its students under Title IV programs ("Title IV Programs") administered by the United States Department of Education pursuant to the federal Higher Education Act of 1965, ("HEA"), as amended. In order to continue to participate in Title IV Programs, the Company and its schools must comply with complex standards set forth in the HEA and the regulations promulgated thereunder (the "Regulations"). Among other things these Regulations require the Company's schools to exercise due diligence in approving and disbursing funds and servicing loans, limit the proportion of cash receipts by the Company's schools derived from Title IV Programs to no more than 85% of the total revenue derived from the school's students in its Title IV eligible educational programs, and to exercise financial responsibility related to maintaining certain financial covenants (including cash reserve for refunds, an "acid test" ratio, a positive tangible net worth test and limitations on the amount of operating losses in comparison to tangible net worth, as defined). All of the Company's schools participate in Title IV Programs.

     The failure of any of the Company's schools to comply with the requirements of the HEA or the Regulations could result in the restriction or loss by the Company or such school of its ability to participate in Title IV Programs. If the Department of Education ("Department") determines that any of the Company's schools is not financially responsible, the Department may require that the Company or such school post an irrevocable letter of credit in an amount equal to not less than one-half of Title IV Program funds received by the relevant school during the last complete award year or, at the Department's discretion, require some other less onerous demonstration of financial responsibility. One-half of Title IV funds received by the Company's individual schools in the most recent award year ranged from $.2 million to $3.9 million and one-half of the aggregate Title IV funds received by all of the Company's schools in the most recent award year equaled $14.1 million.

     Many of the financial responsibility standards are new, difficult to interpret, and subject to the interpretation of the Department for implementation. Further, the process for resolving lack of compliance with such Regulations is also subject to interpretation and, in some cases, negotiation with the Department. The Company believes each of its schools satisfies the financial responsibility standards for fiscal 1996 except with respect to the operating losses incurred by the Company's school located in Roanoke, Virginia.

4. ACQUISITIONS

     During the fiscal year ended March 31, 1994, the Company acquired certain assets and assumed certain liabilities of four businesses operating a total of six schools. Each of the acquisitions was accounted for as a

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

4. ACQUISITIONS (CONTINUED)
purchase and included in the accompanying results of operations beginning with the month of acquisition. The following summarizes key information relevant to these transactions:

                                                                       OHIO
                                                                   INSTITUTE OF      CALIFORNIA
                                       DOMINION         ICM         PHOTOGRAPHY      ACADEMY OF
                                       BUSINESS      SCHOOL OF          AND        MERCHANDISING,
                                       SCHOOLS        BUSINESS      TECHNOLOGY     ART AND DESIGN
                                     ------------   ------------   -------------   --------------
    Acquisition Date...............  May 29, 1993   July 3, 1993   July 14, 1993     Aug. 5, 1993
    Number of schools..............             3              1               1                1
    Purchase price allocation:
      Tangible assets..............  $     13,000   $     49,000   $   1,286,000    $          --
      Covenants not to compete.....       400,000        100,000          62,000           25,000
      Goodwill.....................     2,712,000        932,000              --           71,000
      Liabilities assumed..........      (725,000)      (481,000)       (112,000)         (46,000)
                                     ------------   ------------   -------------   --------------
                                     $  2,400,000   $    600,000   $   1,236,000    $      50,000
                                     ============    ===========    ============      ===========

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                          MARCH 31,
                                                                  -------------------------
                                                                     1995          1996
                                                                  -----------   -----------
    Land........................................................  $   208,100   $   208,100
    Buildings...................................................    1,074,199     1,159,171
    Equipment, furniture and fixtures...........................    3,591,997     4,387,529
    Leasehold improvements......................................    1,233,751     1,272,871
                                                                  -----------   -----------
                                                                    6,108,047     7,027,671
    Less accumulated depreciation and amortization..............   (1,912,455)   (2,643,590)
                                                                  -----------   -----------
                                                                  $ 4,195,592   $ 4,384,081
                                                                   ==========    ==========

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                          MARCH 31,
                                                                  -------------------------
                                                                     1995          1996
                                                                  -----------   -----------
    14% senior subordinated debt ("14% Notes"), $2,200,000
      principal, quarterly interest-only payments through March
      31, 2000, principal due March 31, 2000. Outstanding
      principal amounts are net of unamortized discount of
      $368,150 and $294,520, respectively(a)....................  $ 1,831,850   $ 1,905,480
    13% senior subordinated debt, ("13% Notes") $4,000,000
      principal, quarterly interest-only payments through March
      31, 1993, quarterly principal payments of $100,000 plus
      interest beginning June 30, 1993 through the repayment of
      the 14% notes. One month after repayment in full of the
      14% Notes, 15% of unpaid principal is due. The remaining
      balance is then payable in three monthly installments of
      20%, 25% and remaining principal balance, respectively.
      Outstanding principal amounts are net of unamortized debt
      discount of $265,992 and $216,056, respectively(b)........    3,034,008     2,583,944

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                                                                          MARCH 31,
                                                                  -------------------------
                                                                     1995          1996
                                                                  -----------   -----------

6. LONG-TERM DEBT (CONTINUED)

    8.75% mortgage payable, adjustable in 1998 up to prime plus
      1.25%, to a bank due in monthly installments of principal
      and interest, secured by land and building of one
      school....................................................      681,360       653,527
    8% to 11% unsecured promissory notes payable to sellers of various schools acquired, principal and interest payable
      periodically through July 1999............................    1,355,000       810,000
    Various unsecured, non-interest bearing notes payable for
      non-competition agreements, payable periodically through
      July 1999.................................................      960,000       702,500
    8% to 12% capital leases, payable periodically through
      October 1999; secured by equipment........................      662,848       484,492
                                                                  -----------   -----------
                                                                    8,525,066     7,139,943
    Less current portion........................................   (1,494,653)   (1,080,085)
                                                                  -----------   -----------
                                                                  $ 7,030,413   $ 6,059,858
                                                                  ===========   ===========

- ---------------

(a) On March 31, 1995, the Company issued $2,200,000 of 14% Senior Subordinated Debt and warrants to purchase a total of up to 308,333 shares of Common Stock. Pursuant to this transaction, $368,150 was recorded as debt discount and attributed to the warrants (see Note 7). Amortization of this discount totaled $-0- and $73,630 in the year ended March 31, 1995 and 1996. The 14% Notes are secured by substantially all the assets of the Company.
(b) In 1991, the Company issued $4,000,000 of 13% Senior Subordinated Debt Notes and warrants to purchase a total of 1,333,333 shares of common stock. Pursuant to this transaction, $1,050,000 was recorded as debt discount and attributed to the warrants (see Note 7). Amortization of the discount totaled $212,000 for each of the two years in the period ended March 31, 1994 and 1995, and $50,000 in the year ended March 31, 1996. In 1995, the 13% Notes were amended to extend the maturity date from 1996 to dates correlated to the repayment of the 14% Notes. The 13% Notes are secured by substantially all the assets of the Company. Such security is subordinate to all senior debt, as defined, including the 14% Notes.

     Under the terms of the Agreement, the Company must meet certain restrictive covenants including specified levels of net worth, total debt to shareholders' equity and a fixed charge coverage ratio. The Company is also restricted as to the incurrence of certain other debt and restricted payments, as defined. In addition, without the approval of a majority of the 13% Note holders the Company is restricted as to: the consolidation, merger or sale of the Company; the issuance of indebtedness subordinate to the 14% Notes and senior to the 13% Notes as amended; the amendment of its articles of incorporation or bylaws; the increase in the number of authorized directors; the redemption or repurchase of outstanding stock (except as in employment contracts); and the payment of any dividends on Common Stock.

     The Company, the Preferred Shareholders, and the holders of the 13% Notes have entered into an Agreement which, among other things, entitles the holders of the 13% Notes to select one representative on the Company's Board of Directors as long as a certain minimum investment amount is maintained by the holders of 13% Notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT (CONTINUED)
     Aggregate maturities of long-term debt at March 31, 1996 are as follows:

                           FISCAL YEAR ENDING MARCH 31,
  -------------------------------------------------------------------------------
         1997....................................................................  $1,080,085
         1998....................................................................   1,098,118
         1999....................................................................   1,043,696
         2000....................................................................   2,708,806
         2001....................................................................   1,248,698
         Thereafter..............................................................     471,116
                                                                                   ----------
                                                                                    7,650,519
         Less unamortized discount on senior subordinated debt...................    (510,576)
                                                                                   ----------
                                                                                   $7,139,943
                                                                                   ==========

     Interest paid during the years ended March 31, 1994, 1995, and 1996 was approximately $733,000, $980,000 and $1,299,000, respectively.

     The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's estimate of current borrowing rates for credit facilities with maturities which approximate the weighted average maturities for its existing long-term debt. At March 31, 1996 the estimated fair value of the Company's long-term debt approximated $8,000,000. At March 31, 1995 the estimated fair value of the Company's long-term debt approximated its carrying amounts.

     The Company is committed to pay a third party a maximum of $200,000 in connection with sourcing additional debt financing, if consummated.

7. STOCKHOLDERS' EQUITY

     On June 20, 1996, the Company amended its certificate of incorporation to increase the authorized Common Stock to 15,000,000 shares, retain the par value of .01 per share, and to provide a five-for-three Common Stock split. Such amendment will be effective upon consummation of the Offering. All common share and per common share amounts have been adjusted for all periods to reflect the stock split. In addition, the Company authorized 5,000,000 shares of Preferred Stock; terms will be set upon issuance.

CONVERTIBLE PREFERRED STOCK

     The Company has issued and outstanding 1,023,049 shares of Convertible Preferred Stock, $.01 par value. At the option of the holder, shares of Convertible Preferred Stock may be converted into 1.67 shares of Common Stock and previously, was mandatorily redeemable at $6.66 per share, subject to certain antidilution adjustments (1,705,082 shares at March 31, 1996).

     Through July 22, 1991, the shares of Convertible Preferred Stock accrued dividends at an annual rate of 8%. In 1991, pursuant to the issuance of the 13% Notes (see Note 6), the terms of the Convertible Preferred Stock were amended to eliminate the cumulative dividends feature and the mandatory redemption requirement except in the event of an initial public offering of common stock and certain other circumstances. The Company issued 410,833 shares of Common Stock in 1991 in full payment of accrued dividends through July 22, 1991 totaling $1,232,498. In March 1996, the terms were further amended to eliminate the mandatory redemption in all circumstances, but still permitting conversion at the option of the holder. In May 1996, terms were again amended to require automatic conversion of all outstanding shares of Convertible Preferred Stock in the event of an initial public offering of common stock.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY (CONTINUED)
     Except for the election of directors, the holders of Convertible Preferred Stock and Common Stock shall vote as one class, with each share of Convertible Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion. The Convertible Preferred Stockholders voting separately as a class, may elect three of the five members of the Board of Directors.

COMMON STOCK

     As of March 31, 1996, the Company has reserved the following shares of Common Stock for future issuance by the following:

        Convertible Preferred Stock.......................................  1,705,082
        Common Stock purchase warrants....................................  1,518,334
        Stock options.....................................................    361,666
                                                                            ---------
                                                                            3,585,082
                                                                            =========

COMMON STOCK PURCHASE WARRANTS

     As described in Note 6, the holders of the 14% Notes were granted stock purchase warrants allowing for the purchase of at least 141,667 and up to 308,333 shares, depending on the date of repayment of the 14% Notes, of Common Stock at $.006 per share. The warrants were assigned a value of $368,150 and expire on April 30, 2000. These warrants do not include put or call features.

     As also described in Note 3, the holders of the 13% Notes were granted stock purchase warrants allowing the purchase of up to 1,333,333 shares of Common Stock at $3 per share (the "$3 Warrants"), for a total amount of $4,000,000. The $3 exercise price of the warrants is subject to adjustment for any future issuances of equity or equity related securities at a per share price less than the exercise price.

     At any time after March 31, 1998, but on or before March 31, 1999, the holders of the $3 warrants had the right to "put" to the Company warrants representing 50% of total warrants then outstanding. At any time after March 31, 1999, the holders had the right to "put" to the Company all then outstanding $3 warrants. The Company may "call" the warrants at the later of two years from closing (July 23, 1991) or after the Company's stock has been publicly traded for six months. The put/call price is $3 per share. The warrants expire June 30, 2001. In May 1996, the terms of the warrants were amended to provide for a cashless exercise based on the initial public offering price per share, in the event of an initial public offering of the Company's common stock and to eliminate the "put" feature.

     The $3 warrants were assigned a value of $1,050,000. The difference between the $1,050,000 and the exercise price of $4,000,000 is being accreted, using a method which approximates the effective interest rate method, through the date of earliest exercise (50% through March 31, 1998 and 50% through March 31,
1999). Accretion of $283,276, $339,252 and $406,346 was charged to accumulated deficit during the years ended March 31, 1994, 1995 and 1996, respectively.

     In connection with the issuance of the Convertible Preferred Stock in 1991, a third party was granted warrants to purchase 26,667 shares of Common Stock exercisable at $3.60 per share. These warrants expire July 31, 1999.

     The Company has also agreed in the event of an Initial Public Offering to issue to a third party, warrants to purchase 16,667 shares of Common Stock at the offering price of such shares in an initial public offering. These warrants will expire 5 years from the date of such initial public offering.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY (CONTINUED)
STOCK OPTIONS

     The Company has granted options to purchase its Common Stock. The options vest incrementally over periods ranging from four to five years and expire five years after vesting.

     A summary of option transactions follows:

                                                                        NUMBER OF OPTIONS
                                                                   ---------------------------
                                                      EXERCISE        YEAR ENDED MARCH 31,
                                                     PRICES PER    ---------------------------
                                                       SHARES       1994      1995      1996
                                                    -------------  -------   -------   -------
    Outstanding at beginning of year:.............  $2.40 - 4.00   170,000   199,166   190,833
      Granted.....................................  $2.40 - 4.00    33,333        --   175,000
      Cancelled/forfeited.........................      $2.40       (4,167)   (8,333)   (4,167)
                                                    ------------   -------   -------   -------
    Outstanding at March 31.......................  $2.40 - 4.00   199,166   190,833   361,666
                                                    ============   =======   =======   =======
    Exercisable at March 31.......................  $2.40 - 4.00    80,000   130,833   156,667
                                                    ============   =======   =======   =======

INITIAL PUBLIC OFFERING

     In April 1996, the Company commenced plans to offer up to 2,200,000 of newly issued shares of Common Stock in an initial public offering.

8. INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                                  YEAR ENDED MARCH 31
                                                             ------------------------------
                                                               1994       1995       1996
                                                             ---------   -------   --------
    Current:
      Federal..............................................  $(584,479)  $    --   $484,376
      State................................................   (166,618)   27,982    147,809
    Deferred:
      Federal..............................................    580,868        --         --
      State................................................        263        --         --
                                                             ---------   -------   --------
                                                             $(169,966)  $27,982   $632,185
                                                             =========   =======   ========

     A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to the Company's effective income tax rate follows:

                                                                 YEAR ENDED MARCH 31
                                                           --------------------------------
                                                             1994        1995        1996
                                                           ---------   ---------   --------
    Federal..............................................  $(597,442)  $(486,334)  $241,947
    State, net of federal tax benefit....................    109,967          --     97,554
    Permanent differences................................     15,985      49,988     55,436
    Increase in deferred tax asset valuation allowance...    304,748     465,497    308,584
    Utilization of AMT credit............................         --          --    (56,000)
    Other, net...........................................     (3,224)     (1,169)   (15,336)
                                                           ---------   ---------   --------
                                                           $(169,966)  $  27,982   $632,185
                                                           =========   =========   ========

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

8. INCOME TAXES (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                          MARCH 31,
                                                                  -------------------------
                                                                     1995          1996
                                                                  -----------   -----------
    Deferred income tax liabilities:
      Prepaid expenses..........................................  $  (145,116)  $  (192,974)
                                                                  -----------   -----------
              Total deferred income tax liabilities.............     (145,116)     (192,974)
    Deferred income tax assets:
      Federal and state net operating loss carryforwards........       61,634            --
      Tradenames and other intangibles..........................      447,778       868,393
      Property and equipment....................................      120,707         8,419
      Allowance for doubtful accounts...........................      314,750       339,637
      Accrued expenses and other liabilities....................      174,905       264,166
      Other, net................................................       36,745        32,346
                                                                  -----------   -----------
              Total deferred income tax assets..................    1,156,519     1,512,961
    Valuation allowance.........................................   (1,011,403)   (1,319,987)
                                                                  -----------   -----------
              Net deferred income taxes.........................  $        --   $        --
                                                                  ===========   ===========

     The Company paid approximately $383,500, $17,000 and $360,000 of income taxes in the years ended March 31, 1994, 1995 and 1996, respectively. The Company received approximately $733,000 of income tax refunds during the year ended March 31, 1995.

9. LEASES

     The Company leases office, classroom and dormitory space under operating lease agreements expiring through 2004. Rent expense totaled approximately $2,330,000, $3,104,000 and $2,873,000 for the years ended March 31, 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases in effect at March 31, 1996 are as follows:

                          FISCAL YEAR ENDING MARCH 31:
        ----------------------------------------------------------------
             1997.......................................................  $ 2,513,093
             1998.......................................................    2,141,752
             1999.......................................................    1,549,867
             2000.......................................................    1,056,021
             2001.......................................................      942,107
             Thereafter.................................................    2,101,133
                                                                          -----------
                                                                          $10,303,973
                                                                          ===========

10. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company matches a portion of such contributions up to a

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLAN (CONTINUED)

maximum percentage of the employees' compensation. The Company's contributions to the plan were approximately $45,600, $57,500 and $55,600 for the years ended March 31, 1994, 1995 and 1996, respectively.

11. OTHER EXPENSES

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company's Roanoke, Virginia school has incurred significant operating losses since its acquisition. Accordingly, the Company evaluated the recoverability of the school's long-lived assets including its identifiable intangible assets and goodwill. Based on the Company's expectation of future cash flows, the Company determined that assets with a carrying amount of $764,000 were impaired and recorded an impairment loss to record such assets at management's estimate of the net present value of such future cash flows. This estimate was based on estimated undiscounted future cash flows to be generated by such assets and is a subjectively determined amount subject to change based upon actual results. This impairment loss is reflected in the 1996 consolidated statement of operations.

CONTINGENCIES

     In September 1995, the Company filed suit in the California Superior Court in connection with its 1993 purchase of its Hollywood, California school. The suit alleges that the sellers made significant financial and operational misrepresentations to the Company. The Company is seeking damages from the sellers, and, pending the resolution of the case, is making payments due to the sellers in connection with the acquisition into an escrow account. The Sellers have denied the Company's allegations and filed a Cross-Complaint against the Company alleging among other things, breach of contract and fraud. The matter is in the initial stages of discovery and is expected to be set for trial in the first calendar quarter of 1997. No amounts have been accrued.

     On June 24, 1994, eight students enrolled in one of the Company's programs at its schools in the San Diego, California area filed a lawsuit against the Company in the state court in California. In substance, the suit alleged that there were material misrepresentations made with respect to the content of the program and the potential outcomes achieved by the students who graduated from it. The suit was certified as a class action in the fall of 1994. Although the Company believes that it accurately described the course content and the multiple outcomes to which the course could lead, in order to avoid further legal expense and because of the uncertainty and risks inherent in any litigation, the Company determined that it was desirable to settle the lawsuit. A final settlement was approved in March 1996. Pursuant to the terms of the settlement, the Company paid the plaintiffs $600,000 in the fiscal year ended March 31, 1996 and have agreed to pay an additional $400,000 on April 1, 1997. In addition, the Company agreed to make available tuition credits of $1,150,000 to class members, provided that students elect to utilize such tuition credits by July 17, 1996. Any unused tuition credits will be redeemed in cash by the Company for 10% of the credit and $115,000 has been accrued for these credits, as of March 31, 1996. This settlement expense is reflected in the 1996 consolidated statement of operations.

     The Company is also a party to routine litigation incidental to its business, including ordinary course employment litigation. Management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

LOSS ON CLOSURE OF SCHOOL

     In September 1993, the Company decided to close its school in Albany, Georgia due to continued operating losses and the anticipation that such losses would continue. A loss of $1,125,518 is included in the

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

11. OTHER EXPENSES (CONTINUED)
accompanying 1994 consolidated statement of operations and relates primarily to the write-off of the related goodwill and other costs from September 1993 to September 1994 when the school closed.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................      3
Risk Factors............................      8
Use of Proceeds.........................     14
Dividend Policy.........................     14
Dilution................................     15
Capitalization..........................     16
Selected Consolidated Financial and
  Other Operating Data..................     17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     19
Business................................     26
Financial Aid and Regulation............     37
Management..............................     44
Certain Transactions....................     52
Principal and Selling Stockholders......     53
Description of Capital Stock............     55
Shares Eligible for Future Sale.........     57
Underwriting............................     59
Legal Matters...........................     60
Experts.................................     60
Additional Information..................     60
Index to Consolidated Financial
  Statements............................    F-1

                               ------------------

  Until    , 1996 (25 calendar days after the date of this Prospectus) all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                2,700,000 SHARES

                                  EDUCATIONAL
                                 MEDICAL, INC.

                                  COMMON STOCK
                       [EDUCATIONAL MEDICAL, INC. LOGO]
                                  ------------

                                   PROSPECTUS

                                           , 1996

                                  ------------

                               SMITH BARNEY INC.

                             MONTGOMERY SECURITIES
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All expenses other than the SEC registration fee and the NASD filing fee are estimated.

SEC registration fee..............................................................  $ 13,919
NASD filing fee...................................................................     *
Nasdaq National Market filing fee.................................................     *
Transfer agent's fee and expenses.................................................     *
Accounting fees and expenses......................................................     *
Legal fees and expenses...........................................................     *
"Blue Sky" fees and expenses (including legal fees)...............................     *
Costs of printing and engraving...................................................     *
Miscellaneous.....................................................................     *
                                                                                    --------
          Total...................................................................  $600,000
                                                                                    ========

- ---------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Registrant's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provisions shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company intends to obtain, prior to the effective date of the Registration Statement, insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

     Section      of the Underwriting Agreement (filed as Exhibit 1.1 to this
Registration Statement) provides that the Underwriters severally and not jointly will indemnify and hold harmless the Registrant and each director, officer and controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement, in the Prospectus, in any Preliminary Prospectus or in any amendment of supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished to the Registrant by the Underwriters expressly for use therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     There have been no sales of unregistered securities by the Registrant within the past three years, except as follows:

     In March 1995, the Company issued warrants (the "Sirrom Warrants") to Sirrom to acquire up to 141,667 shares of Common Stock for a purchase price of $.006 per share. The Sirrom Warrants expire on April 30, 2000. In connection with this Offering, the Sirrom Warrants will be exercised in full.

     In connection with this Offering, the Company is issuing 1,025,641 shares of Common Stock to the Pecks Managed Entities upon the cashless exercise of warrants to purchase 1,333,333 shares of Common Stock based on the initial public offering price.

     In each such transaction, the securities were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4(2) of the Act. The factors that assured the availability of that exemption for each such transaction included the sophistication of the offerees and of the purchasers, their access to material information, the disclosures actually made to them by the Registrant and the absence of any general solicitation or advertising.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
 *1.1     Form of Underwriting Agreement.
 *3.1     Restated Certificate of Incorporation of the Company.
 *3.2     Restated By-Laws of the Company.
 *4.1     Form of Common Stock Certificate.
 *5.1     Opinion of Honigman, Miller, Schwartz and Cohn.
 10.1     Securities Purchase Agreement, dated as of July 23, 1991, by and among the Company and the Pecks Managed Entities.
*10.2     Promissory Note R-002, dated as of July 16, 1991, in the principal amount of
          $2,900,000 issued by the Company in favor of NAP & Company.
 10.3     Promissory Note R-003, dated as of July 23, 1991, in the principal amount of
          $603,000 issued by the Company in favor of Fuelship & Company.
 10.4     Promissory Note R-004, dated as of July 23, 1991, in the principal amount of
          $497,000 issued by the Company in favor of Fuelship & Company.
 10.5     Allonge to Promissory Note R-002, dated as of March 31, 1995.
 10.6     Allonge to Promissory Note R-003, dated as of March 31, 1995.
 10.7     Allonge to Promissory Note R-004, dated as of March 31, 1995.
 10.8     Warrant No. R-001 to purchase Common Stock issued to Fuelship & Company.
 10.9     Warrant No. R-002 to purchase Common Stock issued to NAP & Company.
*10.10    Warrant No. E-007 to purchase Common Stock issued to Equitable Securities
          Corporation.

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
 10.11    First Amendment to Securities Purchase Agreement, dated as of March 31, 1995, by and among the Company and the Pecks Managed Entities.
*10.12    Loan Agreement, dated as of March 31, 1995, by and between the Company, each of its subsidiaries, and Sirrom.
 10.13    Letter Addendum to Loan Agreement, dated as of March 31, 1995, between the Company, each of its subsidiaries, and Sirrom.
*10.14    Secured Promissory Note, dated as of March 31, 1995, in the principal amount of
          $2,200,000, issued by the Company and each of its subsidiaries in favor of Sirrom.
*10.15    Security Agreement, dated as of March 31, 1995, among the Company, each of its subsidiaries, and Sirrom.
 10.16    Stock Purchase Warrant to purchase Common Stock of the Company issued to Sirrom, dated as of March 31, 1995.
 10.17    Pledge Agreement, dated as of March 31, 1995, between the Company and Sirrom.
 10.18    Agreement in Respect of Warrant, dated as of March 31, 1995, among NAP & Company, the Company and Sirrom.
 10.19    Agreement in Respect of Warrant, dated as of March 31, 1995, among Fuelship &
          Company, the Company and Sirrom.
 10.20    Registration Rights Agreement, dated as of July 23, 1991, by and among the Company, the Sprout Group, LTOS, and the Pecks Managed Entities.
 10.21    First Amendment to Registration Rights Agreement, dated as of March 31, 1995, by and among the Company, the Sprout Group, LTOS, the Pecks Managed Entities and Sirrom.
 10.22    Coinvestors Agreement, dated as of July 23, 1991, by and among the Company, the
          Sprout Group, LTOS, the Pecks Managed Entities and Investech, L.P.
 10.23    Letter Agreement, dated as of July 23, 1991, by and among the Company, the Sprout
          Group, LTOS and Investech, L.P.
 10.24    Business Loan Agreement, dated as of July 14, 1993, between Bank One, Dayton, N.A.
          and OIOPT Acquisition Corp.
 10.25    Business Purpose Promissory Note, dated as of July 14, 1993, in the principal amount of $720,000 issued by OIOPT Acquisition Corp. in favor of Bank One, Dayton, N.A., and guaranteed by the Company.
 10.26    Mortgage, dated as of July 14, 1993, by OIOPT Acquisition Corp., (Mortgagor), to
          Bank One, Dayton, N.A., (Mortgagee), guaranteed by the Company.
 10.27    Pledge Agreement, dated as of July 14, 1993, among the Company, Ohio Institute of
          Photography and Technology, Inc. and OIOPT Acquisition Corp.
 10.28    Asset Purchase Agreement, dated as of June 23, 1993, among the Company, OIOPT
          Acquisition Corp., Ohio Institute of Photography and Technology, Inc., K. Terry
          Guthrie, Richard L. Cretcher, Stephen T. McLain, Gerald D. Guthrie and James R.
          Madden.
 10.29    Amendment to Business Loan Agreement, dated as of August 28, 1995, by and between
          OIOPT Acquisition Corp. and Bank One, Dayton, N.A., with the Company as guarantor.
 10.30    Promissory Note Modification Agreement, dated as of August 28, 1995, by and between
          OIOPT Acquisition Corp. and Bank One, Dayton, N.A., with the Company as guarantor.
 10.31    Asset Purchase Agreement, dated as of April 30, 1993, among the Company, DBS
          Acquisition Corp., Beta Services, Inc. d/b/a Dominion Business Schools, Kenneth C.
          Horne, Ann S. Horne, Craig H. Miller and Diane S. Clower.
 10.32    Purchase Money Promissory Note, dated as of May 28, 1993, in the principal amount of
          $900,000 issued by the Company and DBS Acquisition Corp. in favor of Beta Services,
          Inc.
 10.33    Pledge Agreement, dated as of May 28, 1993, among the Company, DBS Acquisition Corp.
          and Beta Services, Inc.
 10.34    Amendment One to Pledge Agreement, dated as of July 23, 1993, among the Company, DBS
          Acquisition Corp. and Beta Services, Inc.

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
 10.35    Asset Purchase Agreement, dated as of March 12, 1993, among the Company, MTSX
          Acquisition Corp., M.T. School of X-Ray, Inc., Jerome Caplan, Donna Caplan and
          Harvey Caplan.
 10.36    Purchase Money Promissory Note in the principal amount of $450,000 issued by the
          Company and MTSX Acquisition Corp. in favor of M.T. X-Ray, Inc.
 10.37    Second Payment Promissory Note in the principal amount of $500,000 issued by the
          Company and MTSX Acquisition Corp. in favor of M.T. X-Ray, Inc.
*10.38    Pledge Agreement, dated as of July 22, 1993, among the Company, MTSX Acquisition
          Corp. and M.T. X-Ray, Inc.
*10.39    Consent to Business Loan Agreement, dated as of August 28, 1995, by and between
          OIOPT Acquisition Corp. and Bank One, Dayton, N.A., and the Company as guarantor.
*10.40    Guaranty Agreement, dated as of June 22, 1993, between the Company and Vandab
          Associates.
 10.41    Assumption Agreement, dated as of June 22, 1993, between Institute of Computer
          Management of Baltimore, Inc. and ICM Acquisition Corp., with the Company as guarantor.
 10.42    Employment Agreement, dated as of December 31, 1992, between the Company and Gary D.
          Kerber.
 10.43    Consulting Agreement, dated as of July 14, 1993, by and between the Company and K.
          Terry Guthrie.
 10.44    Consulting Agreement, dated as of July 14, 1993, by and between the Company and
          Richard L. Cretcher.
 10.45    Consulting Agreement, dated as of July 14, 1993, by and between the Company and
          Stephen T. McLain.
 10.46    Consulting Agreement, dated as of July 14, 1993, by and between the Company and
          Gerald D. Guthrie.
 10.47    Consulting Agreement, dated as of July 14, 1993, by and between the Company and
          James R. Madden.
*10.48    Employee Loan Agreement, dated as of September 20, 1991, by and between the Company,
          Vince Pisano and Gail Pisano.
 10.49    First Amendment to Employee Loan Agreement, dated as of September 12, 1994, by and between the Company, Vince Pisano and Gail Pisano.
*10.50    Mortgage Loan Promissory Note, dated as of September 20, 1991, by and between the
          Company, Vince Pisano and Gail Pisano.
 10.51    Amendment to Mortgage Loan Promissory Note, dated as of September 12, 1994, by and between the Company and Vince and Gail Pisano.
 10.52    Letter Agreement, dated November 21, 1988 between the Company and Robert L. Heidrich concerning the granting of options.
*10.53    1996 Stock Incentive Plan of the Company.
*10.54    Non-employee Director Stock Option Plan of the Company.
 10.55    Letter Agreement, dated April 6, 1995 between the Company and Equitable Securities
          Corporation amending the maturity date of Warrant No. E-007.
 11.1     Statement regarding computation of pro forma net income (loss) per share.
 11.2     Statement regarding computation of pro forma supplemental net income per share.
 11.3     Statement regarding computation of historical net income (loss) per share.
 11.4     Statement regarding computation of supplemental net income per share.
 21.1     List of Registrant's Subsidiaries.
 23.1     Consent of Ernst & Young LLP.
 23.2     Consent of Honigman Miller Schwartz and Cohn (included in the opinion filed as
          Exhibit 5.1 to this Registration Statement).
 24.1     Power of Attorney (contained on signature page of the Registration Statement).
 27.1     Financial Data Schedule (for SEC use only).

- ---------------
* To be filed by Amendment.

(B) INDEX TO FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedule is included in this Registration
Statement:

        Report of Independent Auditors

        Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing or closings specified in the Underwriting Agreement, certificates in such denominations and registered in such names as may be required by the Underwriters in order to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities assigned under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on August 8, 1996.

                                          EDUCATIONAL MEDICAL, INC.

                                          By:      /s/  GARY D. KERBER
                                            ------------------------------------
                                                       Gary D. Kerber
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary D. Kerber and Vince Pisano, or any one of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------   -------------------------------   ---------------
                 /s/  GARY D. KERBER            Chairman of the Board,             August 8, 1996
- ---------------------------------------------     President and Chief Executive
               Gary D. Kerber                     Officer (Principal executive
                                                  officer)

                   /s/  VINCE PISANO            Vice President and Chief           August 8, 1996
- ---------------------------------------------     Financial Officer (Principal
                Vince Pisano                      financial and accounting
                                                  officer)

                /s/  ROBERT T. CRESCI           Director                           August 8, 1996
- ---------------------------------------------
              Robert T. Cresci

                 /s/  CARL S. HUTMAN            Director                           August 8, 1996
- ---------------------------------------------
               Carl S. Hutman

           /s/  W. PATRICK ORTALE, III          Director                           August 8, 1996
- ---------------------------------------------
           W. Patrick Ortale, III

               /s/  RICHARD E. KROON            Director                           August 8, 1996
- ---------------------------------------------
              Richard E. Kroon

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Educational Medical, Inc.

     We have audited the consolidated financial statements of Educational Medical, Inc. as of March 31, 1996 and 1995, and for each of the three years in the period ended March 31, 1996, and have issued our report thereon dated May 24, 1996 except as to the first paragraph in Note 7 as to which the date is June 20, 1996 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(a) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 24, 1996

                                                                     SCHEDULE II

                           EDUCATIONAL MEDICAL, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                               ADDITIONS
                                                  BALANCE AT   CHARGED TO                 BALANCE
                                                  BEGINNING    COSTS AND       NET         AT END
                                                   OF YEAR      EXPENSES    DEDUCTIONS    OF YEAR
                                                  ----------   ----------   ----------   ----------
Allowance for doubtful accounts:
  For the year ended March 31, 1994.............  $  874,961   $1,144,361   $1,239,134   $  780,188
                                                   =========    =========    =========    =========
  For the year ended March 31, 1995.............  $  780,188   $1,238,287   $1,197,742   $  820,733
                                                   =========    =========    =========    =========
  For the year ended March 31, 1996.............  $  820,733   $1,082,408   $1,118,760   $  784,381
                                                   =========    =========    =========    =========
Deferred tax asset valuation allowance:
  For the year ended March 31, 1994.............  $  241,158   $  304,748   $       --   $  545,906
                                                   =========    =========    =========    =========
  For the year ended March 31, 1995.............  $  545,906   $  465,497   $       --   $1,011,403
                                                   =========    =========    =========    =========
  For the year ended March 31, 1996.............  $1,011,403   $  308,584   $       --   $1,319,987
                                                   =========    =========    =========    =========

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
 *1.1     Form of Underwriting Agreement.
 *3.1     Restated Certificate of Incorporation of the Company.
 *3.2     Restated By-Laws of the Company.
 *4.1     Form of Common Stock Certificate.
 *5.1     Opinion of Honigman, Miller, Schwartz and Cohn.
 10.1     Securities Purchase Agreement, dated as of July 23, 1991, by and among the Company and the Pecks Managed Entities.
*10.2     Promissory Note R-002, dated as of July 16, 1991, in the principal amount of
          $2,900,000 issued by the Company in favor of NAP & Company.
 10.3     Promissory Note R-003, dated as of July 23, 1991, in the principal amount of
          $603,000 issued by the Company in favor of Fuelship & Company.
 10.4     Promissory Note R-004, dated as of July 23, 1991, in the principal amount of
          $497,000 issued by the Company in favor of Fuelship & Company.
 10.5     Allonge to Promissory Note R-002, dated as of March 31, 1995.
 10.6     Allonge to Promissory Note R-003, dated as of March 31, 1995.
 10.7     Allonge to Promissory Note R-004, dated as of March 31, 1995.
 10.8     Warrant No. R-001 to purchase Common Stock issued to Fuelship & Company.
 10.9     Warrant No. R-002 to purchase Common Stock issued to NAP & Company.
*10.10    Warrant No. E-007 to purchase Common Stock issued to Equitable Securities
          Corporation.
 10.11    First Amendment to Securities Purchase Agreement, dated as of March 31, 1995, by and among the Company and the Pecks Managed Entities.
*10.12    Loan Agreement, dated as of March 31, 1995, by and between the Company, each of its subsidiaries, and Sirrom.
 10.13    Letter Addendum to Loan Agreement, dated as of March 31, 1995, between the Company, each of its subsidiaries, and Sirrom.
*10.14    Secured Promissory Note, dated as of March 31, 1995, in the principal amount of
          $2,200,000, issued by the Company and each of its subsidiaries in favor of Sirrom.
*10.15    Security Agreement, dated as of March 31, 1995, among the Company, each of its subsidiaries, and Sirrom.
 10.16    Stock Purchase Warrant to purchase Common Stock of the Company issued to Sirrom, dated as of March 31, 1995.
 10.17    Pledge Agreement, dated as of March 31, 1995, between the Company and Sirrom.
 10.18    Agreement in Respect of Warrant, dated as of March 31, 1995, among NAP & Company, the Company and Sirrom.
 10.19    Agreement in Respect of Warrant, dated as of March 31, 1995, among Fuelship &
          Company, the Company and Sirrom.
 10.20    Registration Rights Agreement, dated as of July 23, 1991, by and among the Company, the Sprout Group, LTOS, and the Pecks Managed Entities.
 10.21    First Amendment to Registration Rights Agreement, dated as of March 31, 1995, by and among the Company, the Sprout Group, LTOS, the Pecks Managed Entities and Sirrom.
 10.22    Coinvestors Agreement, dated as of July 23, 1991, by and among the Company, the
          Sprout Group, LTOS, the Pecks Managed Entities and Investech, L.P.

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
 10.23    Letter Agreement, dated as of July 23, 1991, by and among the Company, the Sprout
          Group, LTOS and Investech, L.P.
 10.24    Business Loan Agreement, dated as of July 14, 1993, between Bank One, Dayton, N.A.
          and OIOPT Acquisition Corp.
 10.25    Business Purpose Promissory Note, dated as of July 14, 1993, in the principal amount of $720,000 issued by OIOPT Acquisition Corp. in favor of Bank One, Dayton, N.A., and guaranteed by the Company.
 10.26    Mortgage, dated as of July 14, 1993, by OIOPT Acquisition Corp., (Mortgagor), to
          Bank One, Dayton, N.A., (Mortgagee), guaranteed by the Company.
 10.27    Pledge Agreement, dated as of July 14, 1993, among the Company, Ohio Institute of
          Photography and Technology, Inc. and OIOPT Acquisition Corp.
 10.28    Asset Purchase Agreement, dated as of June 23, 1993, among the Company, OIOPT
          Acquisition Corp., Ohio Institute of Photography and Technology, Inc., K. Terry
          Guthrie, Richard L. Cretcher, Stephen T. McLain, Gerald D. Guthrie and James R.
          Madden.
 10.29    Amendment to Business Loan Agreement, dated as of August 28, 1995, by and between
          OIOPT Acquisition Corp. and Bank One, Dayton, N.A., with the Company as guarantor.
 10.30    Promissory Note Modification Agreement, dated as of August 28, 1995, by and between
          OIOPT Acquisition Corp. and Bank One, Dayton, N.A., with the Company as guarantor.
 10.31    Asset Purchase Agreement, dated as of April 30, 1993, among the Company, DBS
          Acquisition Corp., Beta Services, Inc. d/b/a Dominion Business Schools, Kenneth C.
          Horne, Ann S. Horne, Craig H. Miller and Diane S. Clower.
 10.32    Purchase Money Promissory Note, dated as of May 28, 1993, in the principal amount of
          $900,000 issued by the Company and DBS Acquisition Corp. in favor of Beta Services,
          Inc.
 10.33    Pledge Agreement, dated as of May 28, 1993, among the Company, DBS Acquisition Corp.
          and Beta Services, Inc.
 10.34    Amendment One to Pledge Agreement, dated as of July 23, 1993, among the Company, DBS
          Acquisition Corp. and Beta Services, Inc.
 10.35    Asset Purchase Agreement, dated as of March 12, 1993, among the Company, MTSX
          Acquisition Corp., M.T. School of X-Ray, Inc., Jerome Caplan, Donna Caplan and
          Harvey Caplan.
 10.36    Purchase Money Promissory Note in the principal amount of $450,000 issued by the
          Company and MTSX Acquisition Corp. in favor of M.T. X-Ray, Inc.
 10.37    Second Payment Promissory Note in the principal amount of $500,000 issued by the
          Company and MTSX Acquisition Corp. in favor of M.T. X-Ray, Inc.
*10.38    Pledge Agreement, dated as of July 22, 1993, among the Company, MTSX Acquisition
          Corp. and M.T. X-Ray, Inc.
*10.39    Consent to Business Loan Agreement, dated as of August 28, 1995, by and between
          OIOPT Acquisition Corp. and Bank One, Dayton, N.A., and the Company as guarantor.
*10.40    Guaranty Agreement, dated as of June 22, 1993, between the Company and Vandab
          Associates.
 10.41    Assumption Agreement, dated as of June 22, 1993, between Institute of Computer
          Management of Baltimore, Inc. and ICM Acquisition Corp., with the Company as guarantor.
 10.42    Employment Agreement, dated as of December 31, 1992, between the Company and Gary D.
          Kerber.
 10.43    Consulting Agreement, dated as of July 14, 1993, by and between the Company and K.
          Terry Guthrie.

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
 10.44    Consulting Agreement, dated as of July 14, 1993, by and between the Company and
          Richard L. Cretcher.
 10.45    Consulting Agreement, dated as of July 14, 1993, by and between the Company and
          Stephen T. McLain.
 10.46    Consulting Agreement, dated as of July 14, 1993, by and between the Company and
          Gerald D. Guthrie.
 10.47    Consulting Agreement, dated as of July 14, 1993, by and between the Company and
          James R. Madden.
*10.48    Employee Loan Agreement, dated as of September 20, 1991, by and between the Company,
          Vince Pisano and Gail Pisano.
 10.49    First Amendment to Employee Loan Agreement, dated as of September 12, 1994, by and between the Company, Vince Pisano and Gail Pisano.
*10.50    Mortgage Loan Promissory Note, dated as of September 20, 1991, by and between the
          Company, Vince Pisano and Gail Pisano.
 10.51    Amendment to Mortgage Loan Promissory Note, dated as of September 12, 1994, by and between the Company and Vince and Gail Pisano.
 10.52    Letter Agreement, dated November 21, 1988 between the Company and Robert L. Heidrich concerning the granting of options.
*10.53    1996 Stock Incentive Plan of the Company.
*10.54    Non-employee Director Stock Option Plan of the Company.
 10.55    Letter Agreement, dated April 6, 1995 between the Company and Equitable Securities
          Corporation amending the maturity date of Warrant No. E-007.
 11.1     Statement regarding computation of pro forma net income (loss) per share.
 11.2     Statement regarding computation of pro forma supplemental net income per share.
 11.3     Statement regarding computation of historical net income (loss) per share.
 11.4     Statement regarding computation of supplemental net income per share.
 21.1     List of Registrant's Subsidiaries.
 23.1     Consent of Ernst & Young LLP.
 23.2     Consent of Honigman Miller Schwartz and Cohn (included in the opinion filed as
          Exhibit 5.1 to this Registration Statement).
 24.1     Power of Attorney (contained on signature page of the Registration Statement).
 27.1     Financial Data Schedule (for SEC use only).

- ---------------

* To be filed by Amendment.